UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Marathon Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

2015

Wednesday, April 29, 2015

10 a.m. Eastern Daylight Time (EDT)

Auditorium

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840

Please vote promptly by:

➢ using the Internet;

➢ marking, signing and returning your proxy card or voting instruction form; or

➢ calling a toll-free telephone number.

March 16, 2015	Marathon Petroleum Corporation
539 South Main Street
Findlay, Ohio 45840

Dear Fellow Marathon Petroleum Corporation Shareholder:

On behalf of the Board of Directors and management team, I am pleased to invite you to attend Marathon Petroleum Corporation’s Annual Meeting of Shareholders to be held in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840 on Wednesday, April 29, 2015, at 10 a.m. Eastern Daylight Time.

Shareholders have the option to receive Marathon Petroleum Corporation proxy materials (which include the 2015 Proxy Statement, the 2014 Annual Report and the form of proxy card or voting instruction form) via the Internet. We believe this option provides our shareholders the information they need in an efficient, lower-cost and environmentally-conscious manner. Shareholders may still request paper copies of the proxy materials if desired.

We plan to commence mailing a Notice Regarding the Availability of Proxy Materials to our shareholders on or about March 16, 2015. The Notice contains instructions on accessing the proxy materials online, voting online and obtaining a paper copy of our proxy materials. Shareholders who have previously requested the continued receipt of printed proxy materials will receive proxy materials by mail.

For the first time this year, we have included a Proxy Summary at the beginning of our Proxy Statement. The Proxy Summary is intended to provide highlights of the Proxy Statement, including facts regarding our corporate governance and our 2014 company performance and return to shareholders. We hope you find the Proxy Summary beneficial.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will authorize your proxy as soon as possible. You may vote by proxy using the Internet. Alternatively, if you receive the proxy materials by mail, you may vote by proxy using the Internet, by calling a toll-free telephone number or by completing and returning a proxy card or voting instruction form in the mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for your support of Marathon Petroleum Corporation.

Sincerely,

Gary R. Heminger

President and Chief Executive Officer

Proposal No. 1	Election of Class I Directors	24
	Nominees for Class I Directors	25
Proposal No. 2	Ratification of Independent Auditor for 2015	32
Proposal No. 3	Shareholder Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	33

Proposal of Shareholder	34

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

MARATHON PETROLEUM CORPORATION

Date:

Wednesday, April 29, 2015

Time:

10 a.m. EDT

Place:

The Auditorium of Marathon Petroleum Corporation

539 South Main Street, Findlay, Ohio 45840

Purpose:

•	Elect Ms. Donna A. James and Messrs. David A. Daberko and James E. Rohr to serve as Class I Directors, each for a three-year term expiring on the date of the 2018 Annual Meeting;

•	Ratify the selection of PricewaterhouseCoopers LLP as independent auditor for 2015;

•	Approve, on an advisory basis, named executive officer compensation;

•	Vote on one proposal submitted by a shareholder, if presented; and

•	Transact any other business that properly comes before the meeting.

Other Important Information:

You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on March 2, 2015. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

You can find directions to the location of the Annual Meeting on the back cover of this Proxy Statement.

In reliance on the rules of the Securities and Exchange Commission, most Marathon Petroleum Corporation shareholders are being furnished proxy materials via the Internet. If you received printed proxy materials, a copy of the Marathon Petroleum Corporation 2014 Annual Report is enclosed.

By order of the Board of Directors,

J. Michael Wilder

Secretary

March 16, 2015

i

PROXY SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

2015 ANNUAL MEETING OF SHAREHOLDERS

Date:	April 29, 2015

Time:	10 a.m. EDT

Place:	The Auditorium of Marathon Petroleum Corporation 539 South Main Street, Findlay, Ohio 45840

Record Date:	March 2, 2015

Voting:	You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on March 2, 2015. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Regardless of whether you plan to attend the Annual Meeting, we hope you will authorize your proxy as soon as possible. You may vote by proxy using the Internet. Alternatively, if you receive the proxy materials by mail, you may vote by proxy using the Internet, by calling a toll-free telephone number or by completing and returning a proxy card or voting instruction form in the mail. Your vote will ensure your representation at the Annual Meeting.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

Item	Description	Board Recommendation	Page
1	Election of Class I Directors	FOR each nominee	24
2	Ratification of Independent Auditor for 2015	FOR	32
3	Advisory Approval of Named Executive Officer Compensation	FOR	33
4	Shareholder Proposal: Greenhouse Gas Emission Reduction Goals and Report	AGAINST	34

GOVERNANCE HIGHLIGHTS

➢	The Marathon Petroleum Corporation Board of Directors has three fully independent committees:
o	Audit;
o	Compensation; and
o	Corporate Governance and Nominating.

➢	Eleven members of the 12-member Board are independent.

➢	Ten members of the 12-member Board are current or former chief executive officers.

➢	Independent directors meet regularly in executive session without the chief executive officer present.

➢	Director attendance averaged 98% of all Board and committee meetings in 2014.

➢	Members of the Board and committees perform self-evaluations each year and meet to review and discuss results.

➢	Marathon Petroleum Corporation maintains stock ownership guidelines for directors, as well as executive officers.

➢	Corporate political spending oversight resides with the Corporate Governance and Nominating Committee.

➢	Voluntary disclosures of political contributions and environmental data are available on the Company website. In recognition that our promotion of a strong U.S. energy industry in public policy matters and our significant achievements in energy efficiency and environmental performance may be of interest to our shareholders and other stakeholders, we have elected to expand our voluntary disclosures in these areas. We invite our shareholders and others to visit our website at http://www.marathonpetroleum.com and select “Corporate Citizenship” to access our “Political Engagement and Disclosure” and “Health, Environment, Safety & Security” web pages. Representative samples of our new voluntary disclosures are included in this Proxy Statement on Page 18 as to political contributions and lobbying expenditures, and on Page 37 as to energy efficiency and emissions data.

BOARD OF DIRECTORS

The Marathon Petroleum Corporation Board of Directors is divided into three classes. Directors are elected for three-year terms. The following table provides summary information about each director nominee standing for election to the Board as a Class I director for a three-year term expiring in 2018, each of the directors continuing to serve as a Class II or Class III director and the two directors retiring at the conclusion of the 2015 Annual Meeting.

Name	Age	Director Since	Occupation	Independent	Committees	Other Public Company Boards
Nominees for Class I Directors
David A. Daberko	69	2011	Retired Chairman and CEO, National City Corporation	✓	Audit (Chair) Comp[1]	3
Donna A. James	57	2011	Managing Director, Lardon & Associates, LLC	✓	Audit Comp	2
James E. Rohr	66	2013	Retired Chairman and CEO, The PNC Financial Services Group, Inc.	✓	Audit Comp (Chair-Elect)	3
Continuing Class II and Class III Directors
Evan Bayh	59	2011	Senior Advisor, Apollo Global Management; Partner, McGuireWoods LLP	✓	Audit CG&N2	3
William L. Davis	71	2011	Retired Chairman, President and CEO, R.R. Donnelly & Sons Company	✓	Audit CG&N (Chair)	1
Thomas J. Usher	72	2011	Non-Executive Chairman of the Board, Marathon Petroleum Corporation	✓		2
Steven A. Davis	56	2013	Former Chairman and CEO, Bob Evans Farms, Inc.	✓	Audit CG&N	1
Gary R. Heminger	61	2011	President and CEO, Marathon Petroleum Corporation			2
John W. Snow	75	2011	Non-Executive Chairman of the Board, Cerberus Capital Management, L.P.	✓	Comp CG&N	2
John P. Surma	60	2011	Retired Chairman and CEO, United States Steel Corporation	✓	Comp CG&N	3
Retiring Class I Directors[3]
Charles R. Lee	75	2011	Retired Chairman of the Board, Verizon Communications, Inc.	✓	Audit CG&N	2
Seth E. Schofield	75	2011	Retired Chairman and CEO, USAir Group	✓	Comp (Chair) CG&N	1

1Compensation Committee.

2Corporate Governance and Nominating Committee.

3Retirement effective upon conclusion of the 2015 Annual Meeting of Shareholders.

PERFORMANCE AND COMPENSATION HIGHLIGHTS

Pursuant to Section 14A of the Exchange Act, Marathon Petroleum Corporation is seeking your advisory vote on the compensation of named executive officers as disclosed in this Proxy Statement. Executive compensation decisions are made to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.

2014 “Say on Pay” Vote Results

At the Annual Meeting held in April 2014, over 94% of votes cast were in support of the compensation of our named executive officers as described in our 2014 Proxy Statement. The Compensation Committee interpreted this strong level of support as affirmation of the design and objectives of our executive compensation programs. Based on this 2014 “Say on Pay” vote, the Compensation Committee determined that no material changes to our core compensation programs were warranted and, accordingly, decided to maintain our commitment to compensation decisions that recognize long-term financial performance to drive shareholder value.

2014 Company Performance

➢	Reported net income attributable to MPC of $2.52 billion, or $8.78 per diluted share, up from $2.11 billion, or $6.64 per diluted share, in 2013.

➢	Returned $2.7 billion of capital to shareholders and increased the quarterly dividend by 19%, to $0.50 from $0.42.

➢	Acquired from Hess Corporation all of its retail locations, transport operations and shipper history on various pipelines.

➢	Completed two drop-down transactions with MPLX LP and executed first step in accelerated MPLX growth plan.

➢	Made strategic investments in renewable fuels production and several pipeline projects.

➢	Successfully concluded a significant year of turnaround activity, with four refineries performing seven major turnarounds.

Cumulative Total Shareholder Return

The performance graph above compares the cumulative total return, assuming the reinvestment of dividends, of a $100 investment in our common stock from June 30, 2011, (the effective date of our spinoff from Marathon Oil Corporation) to December 31, 2014, compared to the cumulative total value return of a $100 investment in the S&P 500 index and an index of peer companies (selected by us) for the same period. Our peer group consists of the following companies that engage in domestic refining operations: BP PLC, Royal Dutch Shell PLC, Chevron Corporation, HollyFrontier Corporation, Phillips 66 (ConocoPhillips prior to May 1, 2012), Tesoro Corporation, ExxonMobil Corporation, and Valero Energy Corporation.

GENERAL INFORMATION

MPLX LP (or MPLX) is a fee-based, growth-oriented master limited partnership formed by Marathon Petroleum Corporation to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. We own an approximate 71.5% interest in MPLX, including the general partner interest, and we consolidate this entity for financial reporting purposes. References to MPLX are included in these materials as appropriate to add clarity to certain disclosures.

The separation of Marathon Petroleum Corporation from Marathon Oil Corporation (which we refer to as Marathon Oil) was completed on June 30, 2011. References to the separation of Marathon Petroleum Corporation from Marathon Oil (which we refer to as the Spinoff) are included in these materials as appropriate to provide an explanation of certain disclosures relating to prior periods or compensation programs.

PROXY STATEMENT

On behalf of the Board of Directors (which we refer to as the Board of Directors or the Board) of Marathon Petroleum Corporation, a Delaware corporation (which we refer to as Marathon Petroleum, MPC, the Company, we or us), we have provided this Proxy Statement to you in connection with the solicitation by the Board of Directors of your proxy to be voted on your behalf at our 2015 Annual Meeting of Shareholders (which we refer to as the Annual Meeting). The members of the MPC Proxy Committee are Thomas J. Usher, Gary R. Heminger and Donald C. Templin.

We will hold the Annual Meeting at 10 a.m. EDT on April 29, 2015, in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840. This Proxy Statement contains information about the matters to be voted on and other information that may be of help to you.

We plan to commence mailing a Notice Regarding the Availability of Proxy Materials (or the Notice) on or about March 16, 2015. We have included with these materials our Annual Report for the year ended December 31, 2014. The Notice and Annual Report on Form 10-K for the year ended December 31, 2014, are available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

■	What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals set forth in this Proxy Statement, which are:

•	the election of three nominees to serve as Class I Directors;

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2015;

•	the approval, on an advisory basis, of our named executive officer compensation; and

•	one proposal submitted by a shareholder, if presented.

■	Am I entitled to vote?

You may vote if you were a holder of MPC common stock at the close of business on March 2, 2015, which is the record date for our Annual Meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.

■	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed materials?

Pursuant to rules adopted by the Securities and Exchange Commission (or SEC) that provide for the delivery of a notice to shareholders of their means of Internet access to proxy materials, we have again this year elected to reduce the number of sets of printed materials. Unless a shareholder has requested receipt of printed proxy materials, we have sent the Notice to our shareholders of record. All shareholders will have the ability to access proxy materials. The Notice provides instructions to access the materials on the Internet or request a traditional set of printed materials be mailed at no cost to the shareholder.

■	How does the Board recommend I vote?

The Board recommends you vote:

•	FOR each of the nominees for Class I Director;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2015;

•	FOR the resolution approving, on an advisory basis, our named executive officer compensation; and

•	AGAINST the proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.

■	How do I know if I am a shareholder of record or a beneficial owner of shares held in street name?

If your shares are registered in your name with our transfer agent, Computershare Investor Services, LLC, you are a shareholder of record with respect to those shares and you received the Notice or printed proxy materials directly from us. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are the “beneficial owner” of such shares and the Notice or printed proxy materials were forwarded to you by that organization. In that circumstance, the organization is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct the organization how to vote the shares held in your account.

■	If I am a shareholder of record of MPC shares, how do I cast my vote?

If you are a shareholder of record of MPC common stock, you may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice;

•	By Telephone. You may vote by proxy by calling the toll-free telephone number located on the proxy card or available via the Internet;

•	By Mail. If you requested a printed copy of the proxy materials, you may vote by proxy by completing the proxy card and returning it in the provided envelope; or

•	In Person. You may vote in person at the Annual Meeting. You will be required to present a valid form of identification to be admitted to the meeting and a ballot will be provided to you upon arrival.

■	If I am a beneficial owner of MPC shares, how do I cast my vote?

If you are a beneficial owner of shares of MPC common stock held in street name, you may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice forwarded to you by your broker or other intermediary;

•	By Telephone. You may vote by proxy by calling the toll-free telephone number located on the voting instruction form or available via the Internet;

•	By Mail. If you requested a printed copy of the proxy materials, you may vote by proxy by completing the voting instruction form and returning it in the provided envelope; or

•	In Person. You may vote in person at the Annual Meeting but you must first obtain a legal proxy form from the broker or other organization that holds your shares. Please contact such broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the meeting, you will be required to present a valid form of identification.

We provide Internet proxy voting to allow you to vote your shares online; however, please be aware you must bear any costs associated with your Internet access, such as usage charges from Internet access providers or telecommunication companies.

■	May I change my vote?

If you are a shareholder of record of MPC common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again using the Internet or by telephone;

•	sending us a proxy card dated later than your last vote;

•	notifying the corporate Secretary of MPC in writing; or

•	voting at the meeting.

If you are a beneficial owner of shares of MPC common stock, you must contact your broker or other intermediary with whom you have an account to obtain information regarding changing your voting instructions.

■	What is the number of outstanding shares?

At the close of business on March 2, 2015, which is the record date for the Annual Meeting, there were 272,985,622 shares of MPC common stock outstanding and entitled to vote.

■	What is the voting requirement to approve each of the proposals?

•	Proposal No. 1 - Directors are elected by a plurality voting standard. The nominees for available directorships who receive the highest number of affirmative votes of the shares present, in person or by proxy, and entitled to vote, are elected; provided, however, that any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results pursuant to the Company’s Plurality Plus Voting Standard Policy, more fully described in Proposal No. 1 and available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Plurality Plus Voting Standard Policy.” Under the plurality voting standard, abstentions and broker non-votes will not have an impact on the election of directors.

•	Proposal No. 2 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions will not be considered votes “cast” and shall have no effect on the proposal.

•	Proposal No. 3 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the proposal.

•	Proposal No. 4 will be approved if it receives the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will have the same effect as votes against this proposal.

•	Although the advisory vote on Proposal No. 3 is nonbinding, as provided by law, our Board will review the results of the vote and will take them into account in making determinations concerning executive compensation.

•	Both abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

■	What are “broker non-votes?”

The New York Stock Exchange (or NYSE) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from such customers. The ratification of an independent auditor is an example of a routine matter on which brokers may vote in this manner. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors or proposals related to executive compensation unless they have received voting instructions from their customers. Shares held by brokers on behalf of customers who do not provide voting instructions on non-routine matters are “broker non-votes.”

■	What constitutes a quorum?

Under our Amended and Restated Bylaws (which we refer to as our Bylaws), a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote.

■	How will voting be conducted if any matters not contained in this Proxy Statement are raised at the Annual Meeting?

If any matters are presented at the Annual Meeting other than the proposals on the proxy card, the Proxy Committee will vote on them using their best judgment. Your signed proxy card, or Internet or telephone vote provides this authority. Under our Bylaws, notice of any matter to be presented by a shareholder for a vote at the Annual Meeting must have been received by November 18, 2014, and must have been accompanied by certain information about the shareholder presenting it.

■	When must shareholder proposals be submitted for the 2016 Annual Meeting?

Shareholder proposals submitted for inclusion in our 2016 Proxy Statement must be received in writing by our corporate Secretary no later than the close of business on November 17, 2015. Shareholder proposals (including director nominations) submitted outside the process for inclusion in our 2016 Proxy Statement must be received from shareholders of record on or after November 17, 2015, and no later than December 17, 2015, and must be accompanied by certain information about the shareholder making the proposal, in accordance with our Bylaws.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Under our Bylaws and the laws of the state of Delaware, MPC’s state of incorporation, the business and affairs of MPC are managed under the direction of our Board of Directors. Our Board is divided into three classes, which must be as nearly equal in size as practicable. Currently, each class consists of four directors. Directors are elected by shareholders for terms of three years and hold office until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the Annual Meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2015, 2016 and 2017, respectively.

On July 30, 2013, as part of the Board’s ongoing succession planning process, the size of the Board was increased from ten members to twelve, and Steven A. Davis and James E. Rohr were elected to serve as Class III and Class II directors, respectively. As a Class III director, Mr. Davis’ initial term expired in 2014, and he was elected by our shareholders at the 2014 Annual Meeting. Mr. Rohr, originally elected by the Board as a Class II director, has been nominated for election at the Annual Meeting as a Class I director. Reclassifying Mr. Rohr as a Class I director nominee will result in his standing for election one year earlier than would be the case if he remained a Class II director. This reclassification is necessary as two of our current Class I directors, Messrs. Lee and Schofield, are retiring upon the expiration of their respective terms at the conclusion of the Annual Meeting in accordance with the retirement provisions of our Bylaws. To maintain the three classes of our Board as nearly equal in size as practicable, Mr. Rohr has been nominated for election as a Class I director.

On February 25, 2015, our Board determined that upon the retirements of Messrs. Lee and Schofield at the conclusion of the Annual Meeting, the size of the MPC Board of Directors will be fixed at ten directors, consistent with MPC’s Corporate Governance Principles. Assuming the election of the three Class I director nominees, at the conclusion of the Annual Meeting our Board will consist of three classes, with three directors in Class I, three directors in Class II and four directors in Class III.

Our Board met eight times in 2014. The attendance of the members of our Board averaged approximately 98% for the aggregate of the total number of Board and committee meetings held in 2014. Each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served. Pursuant to our Corporate Governance Principles, members of our Board are expected to attend the Annual Meeting. All of the members of our Board attended the annual meeting of shareholders on April 30, 2014.

Our Chairman of the Board presides at all meetings of shareholders and of the Board. If the non-employee directors meet without the Chairman or in circumstances in which the Chairman is unavailable, our Board will designate another director to serve as a lead or presiding director at such meeting. The Chairman also attends Board committee meetings.

Pursuant to our Corporate Governance Principles, non-employee directors of the Board hold executive sessions. An offer of an executive session is extended to non-employee directors at each Board meeting. The Chairman of the Board presides at these executive sessions. In 2014, non-employee directors of the Board held an executive session at each Board meeting, for a total of eight.

Our Board has three principal committees, all of the members of which are independent, non-employee directors. The table below shows the current committee memberships of each director and the number of meetings each committee held in 2014.

Board Committee Memberships

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Evan Bayh	✓		✓
David A. Daberko	Chair	✓
Steven A. Davis	✓		✓
William L. Davis	✓		Chair
Donna A. James	✓	✓
Charles R. Lee (retiring)	✓		✓
James E. Rohr	✓	Chair-Elect*
Seth E. Schofield (retiring)		Chair	✓
John W. Snow		✓	✓
John P. Surma		✓	✓
Number of meetings in 2014	5	5	4

*	The Board has appointed James E. Rohr as Chair of the Compensation Committee effective April 29, 2015, provided he is elected as Class I director at the Annual Meeting.

Board and Committee Independence

As referenced, the principal committee structure of our Board of Directors includes the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. These committees are comprised entirely of independent directors. Additionally, an Executive Committee of the Board, comprised of Thomas J. Usher and Gary R. Heminger, has been established to address matters that may arise between meetings of the Board. This Executive Committee may exercise the powers and authority of the Board subject to specific limitations consistent with our Bylaws and applicable law.

To determine director independence, our Board uses the categorical standards set forth below and, additionally, considers the materiality of any relationships between a director and the Company. The Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether such transactions are at arm’s length in the ordinary course of business and whether any such transactions are consummated on terms and conditions similar to those with unrelated parties.

To be determined categorically independent, a director must not:

•	be a current employee of the Company or former employee of the Company within the past three years;

•	have an immediate family member serving as a current executive officer of the Company or former executive officer of the Company within the past three years;

•	have personally received, or have an immediate family member who has received, any direct compensation from the Company in excess of $120,000 during any 12-month period within the past three years, other than compensation for Board or committee service, pension or other forms of deferred compensation for prior service or compensation paid to an immediate family member who is a non-executive employee of the Company;

•	have any of the following affiliations with respect to the Company’s external auditor:

•	current employee of such firm,

•	engaged, or have an immediate family member engaged, as a current partner of such firm,

•	have an immediate family member who is a current employee of such firm and who personally works on the Company’s audit, or

•	has been, or has an immediate family member who has been, engaged or employed by such firm as a partner or employee within the past three years and who personally worked on the Company’s audit within that time;

•	be employed, or have an immediate family member employed, within the past three years as an executive officer of another company where now, or at any time during the past three years, any of the Company’s current executive officers serve or served on the other company’s compensation committee;

•	be an employee, or have an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which in any of the three preceding fiscal years exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•	be an executive officer of a tax-exempt organization to which the Company has within the three preceding fiscal years made any contributions in any single fiscal year that exceeded the greater of $1 million or 2% of the tax-exempt organization’s consolidated gross revenues;

•	be a partner of or of counsel to a law firm that provides substantial legal services to the Company on a regular basis; or

•	be a partner, officer or employee of an investment bank or consulting firm that provides substantial services to the Company on a regular basis.

Under our Corporate Governance Principles, the following relationships are not considered to be material relationships that would impair a director’s independence:

•	if the director is, or has an immediate family member who is, a partner (general or limited) in, or a controlling shareholder, equity holder, executive officer or a director of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2% of the recipient’s consolidated gross revenues for that year;

•	if the director is, or has an immediate family member who is, a director or trustee of any organization to which the Company has made, or from which the Company has received, payments for property or services, and the director (or his or her immediate family member) was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

•	if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate, are less than the greater of $1 million or 2% of that organization’s latest publicly available annual consolidated gross revenues.

These categorical independence standards and material relationship considerations are found within our Corporate Governance Principles, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.”

Our Board performed its independence review for 2015 earlier this year. In applying the categorical standards and assessing the materiality of any relationships, the Board affirmatively determined that each of Ms. James and Messrs. Bayh, Daberko, S. A. Davis, W. L. Davis, Lee, Rohr, Schofield, Snow, Surma and Usher meets the categorical independence standards, has no material relationship with the Company other than that arising solely from the capacity as a director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such director serves.

Audit Committee

Our Audit Committee has a written charter adopted by the Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Audit Committee Charter.” The Audit Committee Charter requires our Audit Committee to assess and report to the Board on the adequacy of the Charter on an annual basis. Each of the members of our Audit Committee is independent as independence is defined in Securities Exchange Act Rule 10A-3 of the Securities Exchange Act of 1934 (or the Exchange Act), as well as in the general independence requirements of NYSE Rule 303A.02.

Our Audit Committee is, among other things, responsible for:

•	appointing, compensating, retaining and overseeing the independent auditor;

•	reviewing fees proposed by the independent auditor and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditor, our internal auditors and our management with respect to the status and results of their activities;

•	reviewing the structure of the internal audit function to ensure its organizational independence and its access to the Board, the Audit Committee and management;

•	approving the appointment of the general manager of internal audit, and reviewing the performance and compensation of the general manager of internal audit on an annual basis;

•	reviewing and approving the internal audit expense budget on an annual basis;

•	reviewing with our Chief Executive Officer (who we may refer to as our CEO), our Chief Financial Officer (who we may refer to as our CFO) and our General Counsel, disclosure controls and procedures and management’s conclusions about such disclosure controls and procedures;

•	reviewing and discussing with our management and the independent auditor, annual and quarterly financial statements, including those reported on Forms 10-K and 10-Q, prior to their filing, and reports of internal controls over financial reporting;

•	reviewing our quarterly earnings press releases prior to their publication and discussing any financial information and any earnings guidance to be provided;

•	discussing with our management guidelines and policies to govern the process by which risk assessment is undertaken by the Company;

•	reviewing legal and regulatory compliance regarding the Company’s financial statements, auditing matters and compliance with the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Whistleblowing Procedures Policy; and

•	evaluating the Audit Committee’s performance on an annual basis.

Our Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain independent legal, accounting or other advisors or consultants.

Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Our Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services.” Among other things, this policy sets forth the procedure for the Audit Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under a de minimis exception.

Under the policy, the Audit Committee may pre-approve any services to be performed by our independent auditor up to 12 months in advance and may approve in advance services by specific categories pursuant to a forecasted budget. Once each year, our CFO presents a forecast of audit, audit-related, tax and permissible non-audit services to the Audit Committee for approval in advance. Our CFO, in coordination with the independent auditor, provides an updated budget to the Audit Committee, as needed, throughout the ensuing fiscal year.

Pursuant to the policy, the Audit Committee has delegated pre-approval authority of up to $500,000 to the Chair of the Audit Committee for unbudgeted items, and the Chair reports the items pre-approved pursuant to this delegation to the full Audit Committee at its next scheduled meeting.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in the rules of the SEC, our Board has determined David A. Daberko and Charles R. Lee each qualifies as an “audit committee financial expert.”

Mr. Daberko was chairman of the board and chief executive officer of National City Corporation for 12 years. In addition to certifying the effectiveness of internal controls and procedures required by his former position as chairman and chief executive officer, Mr. Daberko’s various other roles with National City through his many years of service involved oversight of accounting and both internal and external audit functions. Mr. Daberko is also a member of the audit committee of Williams Partners GP LLC. Mr. Daberko holds a master’s degree in business administration from Case Western Reserve University.

Mr. Lee previously held the position of senior vice president of Finance for Columbia Pictures Industries, Inc., Penn Central Corporation and GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000). Mr. Lee also served as chairman of the board and co-chief executive officer of Verizon Communications. He received a master’s degree in business administration with distinction from the Harvard Graduate School of Business Administration.

Guidelines for Hiring Employees or Former Employees of the Independent Auditor

Our guidelines for the hiring of employees or former employees of the independent auditor satisfy the criteria under applicable law and NYSE listing standards, and are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Guidelines for Hiring of Employees or Former Employees of the Independent Auditor.”

Whistleblowing Procedures Policy

Our Whistleblowing Procedures Policy establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing Procedures is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Policy for Whistleblowing Procedures.”

Compensation Committee

Our Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law, NYSE listing standards and our Corporate Governance Principles. The Compensation Committee has a written charter adopted by the Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Compensation Committee,” “Compensation Committee Charter.” The Compensation Committee Charter requires our Compensation Committee to assess and report to the Board on the adequacy of the Charter on an annual basis.

Our Compensation Committee is, among other things, responsible for:

•	determining all matters of policy and procedures relating to officer compensation;

•	reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and evaluating our CEO’s performance in light of those goals and objectives and, with guidance from our Board, determining and approving our CEO’s compensation based on the Compensation Committee’s performance evaluation;

•	determining and approving the compensation of our other officers and reviewing the succession plan for senior management;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•	certifying the achievement of performance levels under our incentive compensation plans;

•	reviewing, recommending and discussing with the Company’s management, the Compensation Discussion and Analysis section included in our annual proxy statements or other securities filings; and

•	evaluating the Compensation Committee’s performance on an annual basis.

Our Compensation Committee engaged Pay Governance LLC (which we refer to as Pay Governance) to serve as its independent compensation consultant for 2014. Pay Governance reported directly to our Compensation Committee and provided the Compensation Committee with comparative data on executive compensation and expert advice on the design and implementation of our compensation policies and programs.

Our Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. In addition, the Compensation Committee may delegate to one or more officers of the Company (or to a Salary and Benefits Committee or a similar committee comprised of officers of the Company) any of its responsibilities with respect to non-equity based plans, such as plans created pursuant to health and other employee benefit plans. In 2014, our Compensation Committee delegated certain responsibilities with respect to non-officer compensation to a Salary and Benefits Committee comprised of officers of the Company.

Our Compensation Committee seeks input from our CEO on compensation decisions and performance appraisals for all other officers. However, all officer compensation matters are approved by the Compensation Committee.

Our Compensation Committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from its compensation consultant, our CEO and our Senior Vice President of Human Resources and Administrative Services, the Chair of our Compensation Committee approves the agendas for Compensation Committee meetings.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Seth E. Schofield (Chair), David A. Daberko, Donna A. James, James E. Rohr (Chair-Elect), John W. Snow and John P. Surma. Each member of the Compensation Committee qualifies as an independent director. During 2014, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any unaffiliated entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors. Gary R. Heminger serves as an officer and director of MPC and of the general partner of MPLX, MPLX GP LLC.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee has a written charter adopted by our Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Corporate Governance and Nominating Committee,” “Corporate Governance and Nominating Committee Charter.” Each member of our Corporate Governance and Nominating Committee is independent and qualified under standards established by applicable law, NYSE listing standards and our Corporate Governance Principles. The Corporate Governance and Nominating Committee Charter requires our Corporate Governance and Nominating Committee to assess and report to the Board on the adequacy of the Charter on an annual basis.

Our Corporate Governance and Nominating Committee is, among other things, responsible for:

•	reviewing and making recommendations to our Board concerning the appropriate size and composition of the Board, including:

•	candidates for election or re-election as directors;

•	the criteria to be used for the selection of candidates for election or re-election as directors;

•	the appropriate skills and characteristics required of Board members in the context of the current composition of the Board;

•	the composition and functions of Board committees; and

•	all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on our Board;

•	considering nominees recommended by shareholders for election as directors;

•	reviewing and making recommendations to our Board, based on the qualifications set forth in our Corporate Governance Principles, concerning each Board committee’s membership and committee chairs including, without limitation, a determination of whether one or more Audit Committee member qualifies as an “audit committee financial expert” as defined by the rules of the SEC;

•	assessing and recommending overall corporate governance practices;

•	reviewing political contributions, lobbying expenditures and payments to certain trade associations;

•	establishing the process for, and overseeing the evaluation of, our Board;

•	reviewing and approving codes of conduct applicable to directors, officers and employees;

•	reviewing the Company’s position statement on stockholders’ rights plans and reporting any recommendations to our Board related thereto; and

•	evaluating the Corporate Governance and Nominating Committee’s performance on an annual basis.

Oversight of Political Engagement, Contributions and Disclosure

The Corporate Governance and Nominating Committee Charter was revised in October 2014 to memorialize among the Committee’s responsibilities semi-annual review of contributions made by the Company to political candidates, committees or parties and the annual review of lobbying expenditures, payments of $50,000 or more to trade associations that engage in lobbying activities and the content of the “Political Engagement and Disclosure” page on our website. Our Corporate Governance and Nominating Committee already exercised oversight of political contributions and lobbying expenditures prior to its adoption of the revised charter, but resolved to formalize its oversight role to convey the strength of its commitment to ensure our exercise of political speech and involvement in the public policy process remains aligned with the interests of our shareholders.

At the direction of our Corporate Governance and Nominating Committee, we have also recently added more detail on our website describing the role of our Government Affairs Organization and our means of promoting and ensuring compliance with our political activity policy through the support of our Office of Business Integrity and Compliance and our Internal Audit Organization. Political activities by and on behalf of the Company are managed by our Government Affairs Organization. To ensure compliance with laws regulating political contributions and lobbying activities, and to ensure that such activities are aligned with the interests of the Company and its shareholders, lobbying contacts made on behalf of the Company with federal, state and local government officials, and all political contributions made by the Company, are centrally coordinated through the management and other professional staff members of our Government Affairs Organization. Additionally, members of our executive management, in consultation with the leadership of our Government Affairs Organization, are involved in approving lobbying expenditures through our annual budgeting process and throughout the year as appropriate.

On an annual basis our Office of Business Integrity and Compliance circulates a Code of Business Conduct questionnaire and each member of our Board of Directors, and all executive officers and employees are required to complete the questionnaire and sign a certification that includes a specific statement of compliance with our political activity policy. Our Internal Audit Organization routinely conducts reviews of the practices of, and reporting documentation prepared by, the Government Affairs Organization, as well as the eligibility of employees contributing to the Marathon Petroleum Corporation Employees Political Action Committee (or MPAC), and reports its findings to executive management.

Like most large companies, we are active in trade associations and similar groups at the national, state and local levels. We believe participation in these associations is important in the Company’s role as an industry leader and as an active member of the business communities in which we operate. While not our primary motivation for joining or maintaining our memberships, many trade associations actively engage in lobbying on issues that impact their respective members. We believe it is important to be engaged with these organizations so our positions on issues of importance to the Company can be expressed. We take seriously our leadership in the industry by maintaining an active role in our trade associations and have executives, technical experts and other personnel serving in various leadership and support roles within such groups. Each year our executive management undertakes a review of trade association memberships and assesses the effectiveness of the respective groups and the utility of our new or continued participation and our Corporate Governance and Nominating Committee has oversight of annual payments to such groups of $50,000 or more.

Specifically, visitors to our redesigned “Political Engagement and Disclosure” page on the Company website are now able to directly access:

•	federal lobbying reports that MPC files quarterly with the Office of the Clerk of the U.S. House of Representatives and links to state lobbying report databases;

•	itemized lists of corporate political contributions in an interactive map format;

•	itemized lists of MPAC contributions in an interactive map format;

•	a list of trade associations to which MPC paid annual dues of greater than $50,000 in 2014;

•	statements on key positions MPC has taken on important regulatory and legislative issues; and

•	an enhanced statement of philosophy and purpose that includes several embedded links, including to public sources of information.

We have included a representative sample of our new voluntary disclosures below.

The federal lobbying reports and itemized corporate and MPAC contributions now available on our website are included for the period commencing with our inception as a standalone public company in mid-2011 through 2014, and we plan to archive disclosures on this website for a period of five years.

Evaluating Board and Committee Effectiveness

Our Corporate Governance and Nominating Committee oversees an annual Board and committee self-evaluation process that involves each member of the Board completing detailed surveys designed to assess the effectiveness of the Board as a whole and, separately, the effectiveness of each of its committees. The surveys seek feedback on Board and committee composition and organization, the frequency and content of Board and committee meetings, the quality of management presentations to the Board and its committees, the Board’s relationship to senior management, and the performance of the Board and its committees in light of the responsibilities of each body as established in our Corporate Governance Principles and the respective committee charters. Along with these surveys, each director reviews the Corporate Governance Principles and the charter of each committee on which he or she serves, and offers comments and revision suggestions as deemed appropriate. Summary reports of survey results are compiled and provided to the directors. Our Chairman of the Board leads a discussion of survey results with all of the directors as a group, and each committee chair leads a discussion of committee results within a committee meeting setting. Our Corporate Governance and Nominating Committee views this process, which combines the opportunity for each director to individually reflect on Board and committee effectiveness with a collaborative discussion on performance, as providing a meaningful assessment tool and a forum for discussing areas of improvement.

Director Identification and Selection

The processes for director selection and the establishment of director qualifications are set forth in Article III of our Corporate Governance Principles, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.” In summary, our Board has delegated the director recruiting process to the Corporate Governance and Nominating Committee with input from our Chairman of the Board and our CEO. Our Corporate Governance and Nominating Committee may work with a third-party professional search firm to review director candidates and their credentials. At least one member of the Corporate Governance and Nominating Committee, our Chairman of the Board and our CEO are expected to meet with each potential director candidate as part of the recruiting process. The foregoing recruiting process applies to nominees recommended by our Corporate Governance and Nominating Committee, as well as nominees recommended by shareholders in accordance with our Bylaws and applicable law.

The criteria for selecting new directors include the following:

•	their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in our Corporate Governance Principles;

•	their business or professional experience;

•	their integrity and judgment;

•	their record of public service;

•	their ability to devote sufficient time to the affairs of the Company;

•	the diversity of backgrounds and experiences they bring to the Board; and

•	the needs of the Company from time to time.

Directors should also be individuals of substantial accomplishment and experience with demonstrated leadership capabilities, and the ability to represent all shareholders as opposed to a specific constituency. The Corporate Governance and Nominating Committee Charter also gives the Committee the authority to retain and terminate any search firm used to identify director candidates, including the authority to approve the search firm’s fees and other retention terms.

The Board’s Role in Risk Oversight

Responsibility for risk oversight rests with our Board of Directors and the committees of the Board. Our Audit Committee assists our Board in fulfilling its oversight responsibilities by regularly reviewing risks associated with financial and accounting matters, as well as those related to financial reporting. In this regard, our Audit Committee monitors compliance with regulatory requirements and internal control systems. Our Audit Committee reviews risks associated with financial strategies and the capital structure of the Company. Our Audit Committee also reviews the process by which enterprise risk management is undertaken by the Company.

Our Compensation Committee assists the Board with risk oversight through its review of compensation programs to help ensure such programs do not encourage excessive risk-taking. The Compensation Committee reviews compensation, incentive compensation and succession plans to confirm the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company’s business goals and objectives.

The Board receives regular updates from these committees regarding their activities and also reviews risks of a more strategic nature. Key risks associated with the strategic plan of the Company are reviewed annually at a designated strategy meeting of the Board and on an ongoing basis periodically throughout the year.

While our Board and its committees oversee risk management, the senior management team of the Company is charged with managing risk. The Company has a strong enterprise risk management process for identifying, assessing and managing risk, as well as monitoring the performance of risk mitigation strategies. The governance of this process is effected through the executive sponsorship of our CEO and CFO, and is led by an enterprise risk manager and officers and senior managers responsible for working across the business to manage enterprise level risks and identify emerging risks. These leaders meet periodically and provide regular updates to our Board and its committees throughout the year.

Corporate Governance Principles

Our Corporate Governance Principles are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.” In summary, our Corporate Governance Principles provide the functional framework of our Board of Directors, including its roles and responsibilities. These principles also address director independence, committee composition, the presiding and lead director positions, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Leadership Structure of the Board

As provided in our Corporate Governance Principles, our Board of Directors does not have a policy requiring the roles of chairman of the board and chief executive officer to be filled by separate persons or a policy requiring the chairman of the board to be a non-employee director. Our Board will make determinations about leadership structure based on what it believes is best for the Company given specific circumstances. The Board views its active engagement in the process of assessing specific risks through the involvement of our Audit and Compensation Committees, assessing more strategic risks at its annual strategy review meeting and assessing operational and other risks periodically with members of our senior management as providing the desired level of oversight and accountability for our current leadership structure. At present, the positions of chairman of the board and chief executive officer of the Company are separate. Thomas J. Usher serves as our Chairman of the Board and Gary R. Heminger serves as our President and CEO. The Board has determined Mr. Usher’s knowledge and past experience serve our Company well, and that our current Board leadership structure is appropriate at this time.

Communications with the Board of Directors

All interested parties, including shareholders, may communicate directly with our non-employee directors by submitting a communication in an envelope addressed to the “Board of Directors (non-employee members)” in care of the Company’s corporate Secretary, 539 South Main Street, Findlay, OH 45840. Additionally, employees of the Company may communicate with the non-employee directors by following the procedures set forth in our Code of Business Conduct. Communications with our Audit, Compensation, and Corporate Governance and Nominating Committee chairpersons may be made by sending an email to:

•	auditchair@marathonpetroleum.com;

•	compchair@marathonpetroleum.com; or

•	corpgovchair@marathonpetroleum.com.

Interested parties, including shareholders, may communicate with the non-employee directors, individually or as a group, by sending an email to non-managedirectors@marathonpetroleum.com.

Our corporate Secretary will forward to the directors all communications that, in the Secretary’s judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct

Our Code of Business Conduct is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Business Conduct.” The Code of Business Conduct applies to our directors, officers and employees.

Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Ethics for Senior Financial Officers.” This Code of Ethics applies to our CEO, CFO, Vice President and Controller, Treasurer and other persons performing similar functions, as well as to those designated as Senior Financial Officers by our CEO or our Audit Committee.

Under this Code of Ethics, these Senior Financial Officers shall, among other things:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company;

•	comply with applicable laws, governmental rules and regulations, including insider trading laws; and

•	promote the prompt internal reporting of potential violations or other concerns related to this Code of Ethics to the Chair of the Audit Committee and to the appropriate person or persons identified in our Code of Business Conduct, and encourage employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.

Our Code of Ethics for Senior Financial Officers further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

COMPENSATION OF DIRECTORS

Our Board of Directors determines annual retainers and other compensation for non-employee directors. Directors who are employees of MPC receive no compensation for their service on the Board. For 2014, the annual retainers and other compensation were established at the levels set forth below.

Form of Compensation	Chairman of the Board ($)	Audit Committee Chair ($)	Compensation Committee Chair ($)	Corporate Governance and Nominating Committee Chair ($)	All Other Directors ($)
Cash Retainer	350,000	150,000	150,000	150,000	150,000
Committee Chair Fees	—	15,000	15,000	10,000	—
Deferred Equity Awards	150,000	150,000	150,000	150,000	150,000

Total	500,000	315,000	315,000	310,000	300,000

Directors do not receive meeting fees for attendance at Board or committee meetings.

In 2014, non-employee directors, other than the Chairman of the Board, received an annual cash retainer of $150,000. The Chairman of the Board received an annual cash retainer of $350,000. Each of the chairs of the principal committees of the Board also received a committee chair fee for their respective leadership roles. All non-employee directors, including the Chairman of the Board, received annual deferred equity awards valued at $150,000. The annual deferred equity awards granted in 2014 to the non-employee directors, including the Chairman of the Board, were granted in the form of MPC restricted stock units valued at $135,000 and MPLX phantom units valued at $15,000.

In 2014, the annual deferred equity awards in the form of MPC restricted stock units and MPLX phantom units were credited to unfunded accounts based on the closing stock price of MPC common stock and the closing unit price of MPLX common units on the grant dates. When dividends were paid on MPC common stock and distributions paid on MPLX common units, non-employee directors received, respectively, dividend equivalents in the form of additional MPC restricted stock units and distribution equivalents in the form of additional MPLX phantom units. The deferred MPC restricted stock units and deferred MPLX phantom units are payable in shares of MPC common stock and MPLX common units, respectively, only upon a director’s departure from the Board.

Each year, non-employee directors have the opportunity to defer up to 100% of their annual cash compensation into an unfunded account. This deferred cash account may be invested in certain notional investment options offered under the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors, which generally mirror the investment options offered to employees under our thrift plan except for the option of investing in MPC common stock. When a director who has deferred cash compensation departs from the Board, he or she receives cash from the deferred account in a lump sum.

Under our matching gifts program, non-employee directors are eligible to have up to $10,000 of their contributions to certain tax-exempt educational institutions matched by the Company each year. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. Each of the non-employee directors, including the Chairman of the Board, is expected to hold three times the value of such director’s annual cash retainer in MPC common stock. Directors have five years from the commencement of their service on the Board to satisfy these guidelines, and restricted stock unit awards are credited toward these guidelines.

2014 Director Compensation Table

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee directors in the 12 months ended December 31, 2014.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Evan Bayh	150,000	150,000	-	-	-		300,000
David A. Daberko	165,000	150,000	-	-	-	10,000	325,000
Steven A. Davis	150,000	150,000	-	-	-		300,000
William L. Davis	160,000	150,000	-	-	-		310,000
Donna A. James	150,000	150,000	-	-	-	5,000	305,000
Charles R. Lee	150,000	150,000	-	-	-	10,000	310,000
James E. Rohr	150,000	150,000	-	-	-	10,000	310,000
Seth E. Schofield	165,000	150,000	-	-	-	10,000	325,000
John W. Snow	150,000	150,000	-	-	-	10,000	310,000
John P. Surma	150,000	150,000	-	-	-	10,000	310,000
Thomas J. Usher(4)	350,000	150,000	-	-	-	10,000	510,000

(1)	The amounts shown in this column reflect the non-employee director and Chairman of the Board cash retainers and committee chair fees earned or paid for Board service from January 1, 2014, through December 31, 2014. Directors are eligible to defer up to 100% of their annual cash compensation.
(2)	The amounts shown in this column reflect the aggregate grant date fair value, as calculated in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), for MPC restricted stock unit awards and MPLX phantom unit awards granted to the non-employee directors in 2014. All MPC restricted stock unit awards and MPLX phantom unit awards are deferred until departure from the Board, and dividend and distribution equivalents, as applicable, in the form of additional MPC restricted stock unit awards and additional MPLX phantom unit awards are credited to non-employee director deferred accounts as and when dividends and distributions are paid on MPC common stock and MPLX common units, respectively. The aggregate number of MPC restricted stock unit awards credited for MPC Board service as of December 31, 2014, for each non-employee director is as follows: Mr. Bayh, 9,710; Mr. Daberko, 63,433; Mr. S. A. Davis, 2,462; Mr. W. L. Davis, 60,692; Ms. James, 9,710; Mr. Lee, 104,637; Mr. Rohr, 2,462; Mr. Schofield, 86,884; Mr. Snow, 33,156; Mr. Surma, 9,710; and Mr. Usher, 26,950. For Messrs. Daberko, W. L. Davis, Lee, Schofield, Snow and Usher, the aggregate number of MPC restricted stock unit awards credited as of December 31, 2014, includes replacement awards received for prior service on the Board of Directors of Marathon Oil. The aggregate number of MPLX phantom unit awards credited for MPC Board service as of December 31, 2014, for the non-employee directors is as follows: Ms. James and Messrs. Bayh, Daberko, W. L. Davis, Lee, Schofield, Snow, Surma, and Usher, 727 each; and Messrs. S. A. Davis and Rohr, 470 each.
(3)	The amounts shown in this column reflect contributions made on behalf of Ms. James and Messrs. Daberko, Lee, Rohr, Schofield, Snow, Surma and Usher to educational institutions under our matching gifts program.
(4)	The amounts shown for Mr. Usher reflect a 2014 annual cash retainer of $350,000 and annual equity awards valued at $150,000 for his role as Chairman of the Board.

PROPOSALS OF THE BOARD

Our Board will present the following proposals at the Annual Meeting:

Proposal No. 1 - Election of Class I Directors

Our Restated Certificate of Incorporation provides that the Board shall fix the number of directors at no fewer than three and no more than 12. Our Board of Directors currently consists of twelve directors and is divided into three classes of equal size. Directors are elected by shareholders for terms of three years and hold office until their successors are duly elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the Annual Meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2015, 2016 and 2017, respectively.

Ms. James and Messrs. Daberko, Lee and Schofield are currently Class I directors whose terms are expiring at the Annual Meeting. Ms. James and Mr. Daberko have been nominated by the Board for re-election to serve as Class I directors through the 2018 Annual Meeting. Messrs. Lee and Schofield will not stand for re-election as they are both retiring. On February 25, 2015, our Board fixed the number of directors at 10, effective at the conclusion of the Annual Meeting. To maintain three classes as nearly equal in size as practicable, Mr. Rohr – who currently serves as a Class II director – has been nominated for election as a Class I director. If all three Class I director nominees are elected, the Board of Directors will consist of 10 directors, with three directors in Class I, three directors in Class II, and four directors in Class III. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board.

Our Bylaws describe the procedures that must be followed by a shareholder of record seeking to nominate someone for election as a director. Such procedures generally require notice be received by our corporate Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which proxy materials were mailed for the preceding year’s annual meeting of shareholders. As set forth in our Bylaws, a notice must contain certain information about the nominee, including his or her age, address, citizenship, occupation and share ownership, as well as the name, address and share ownership of the shareholder giving the notice.

As explained earlier in the “Questions and Answers” section of this Proxy Statement, directors are elected by a plurality voting standard; provided, however, that any director nominee who receives a greater number of withhold votes than affirmative votes (or a Majority Withhold Vote) in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results. Pursuant to this policy, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision. Accordingly, the nominees who receive the highest number of votes of the shares present, in person or by proxy, and entitled to vote shall be elected to the available Class I Director positions, and in the event any nominee receives a Majority Withhold Vote, the resignation policy will apply as summarized here and as available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Plurality Plus Voting Standard Policy.”

Your Board of Directors recommends you vote FOR the Nominees for Class I Director in Proposal No. 1.

Nominees for Class I Directors – Current Terms Expiring in 2015:

David A. Daberko – Age 69

Retired Chairman of the Board

National City Corporation

Mr. Daberko serves on the boards of directors of MPLX GP LLC, RPM International Inc. and Williams Partners GP LLC, the general partner of Williams Partners LP. He is also a trustee of Case Western Reserve University, University Hospitals of Cleveland and Hawken School. Mr. Daberko joined National City Bank in 1968, and went on to hold a number of management positions with National City Bank. In 1987, Mr. Daberko was elected deputy chairman of National City Corporation, a financial services corporation, which is now a part of PNC Financial Services Group, Inc., and president of National City Bank in Cleveland. He served as president and chief operating officer of National City Corporation from 1993 until 1995, when he was named chairman of the board and chief executive officer. He retired as chief executive officer in June 2007 and as chairman of the board in December 2007. Mr. Daberko holds a bachelor’s degree from Denison University and a master’s degree in business administration from Case Western Reserve University.

With nearly 40 years of experience in the banking industry, including 12 years as the chairman and chief executive officer of a large financial services corporation, Mr. Daberko has extensive knowledge of the financial services and investment banking sectors. He draws upon the depth of his expertise in accounting and financial management processes in his role as Chair of our Audit Committee and in serving as one of our named “audit committee financial experts.” He also has considerable experience from his service as a member of other public company boards of directors, including within the energy industry. Mr. Daberko brings to our Board his knowledge of public company financial reporting requirements and an understanding of the energy business, both of which make him a valued contributor.

MPC Director since: 2011

Other Current Public Directorships:

MPLX GP LLC

RPM International Inc.

Williams Partners GP LLC

Recent Past Directorships:

Marathon Oil Corporation

Donna A. James – Age 57

Managing Director

Lardon & Associates, LLC

Ms. James is managing director of Lardon & Associates, LLC, a business and executive advisory services firm. She is a member of the boards of directors of Time Warner Cable Inc., L Brands, Inc. and FIS Group, Inc. Additionally, Ms. James is the founder and chair of The Center for Healthy Families in Columbus, Ohio, and is a former chair of the National Women’s Business Council. Before establishing Lardon & Associates in 2006, Ms. James served as president of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, a financial services and insurance company. Before her position as president, Ms. James held various executive positions with Nationwide Mutual Insurance Company and Nationwide Financial Services, including executive vice president and chief administrative officer with global responsibility for human capital management, corporate real estate, procurement, security, technology, public relations, advertising, brand management and aviation. In her leadership positions, Ms. James was also responsible for leading several U.S. and internationally based subsidiary companies, a venture capital fund and new business development teams with responsibility for emerging opportunities in financial services. Ms. James graduated from North Carolina Agricultural and Technical State University with a bachelor of science degree in accounting.

As a former senior executive in the insurance industry, Ms. James has expertise in finance, accounting, public company financial reporting requirements and business development. She also draws upon her broad executive experience in providing insight on matters of corporate management and talent acquisition. As a current and former member of other public company boards of directors, Ms. James has observed a range of management styles, business development strategies and governance approaches in several business sectors. Ms. James brings to her service on our Board a valuable perspective on many of the topics impacting our business, including financial reporting, risk management, business strategy and human resources.

MPC Director since: 2011

Other Current Public Directorships:

L Brands, Inc.

Time Warner Cable Inc.

Recent Past Directorships:

CNO Financial Group, Inc.

Coca-Cola Enterprises, Inc.

Nominee for Class I Director – Reclassification from Class II:

James E. Rohr – Age 66

Retired Executive Chairman and CEO

The PNC Financial Services Group, Inc.

Mr. Rohr serves on the boards of directors of Allegheny Technologies Incorporated, EQT Corporation, General Electric Company and ECHO Realty, LP. Additionally, he is on the board of directors of The Heinz Endowments, is a member of the boards of trustees of Carnegie Mellon University and the University of Notre Dame, and is a past chair of the Pittsburgh Cultural Trust. He is also a board member emeritus of the Salvation Army and a member of the Allegheny Foundation. Mr. Rohr joined The PNC Financial Services Group, Inc., a financial services company, in 1972. After serving in various capacities of increasing responsibility and in several leadership roles, he was named chief executive officer in 2000. Mr. Rohr oversaw PNC’s expansion into new markets and led PNC to record growth. After more than 40 years of service with the company, he retired as chief executive officer in April 2013 and as executive chairman of the board in April 2014. Mr. Rohr earned a bachelor of arts degree from the University of Notre Dame in 1970 and a master’s degree in business administration from The Ohio State University in 1972.

As the former chairman and chief executive officer of a large diversified financial services company, Mr. Rohr has proven leadership abilities in managing a complex business. His understanding of financial markets and his strategic vision are of particular value to the Company. Mr. Rohr serves on other public company boards of directors across a diverse range of business and industry sectors. He is uniquely positioned to offer guidance on the risk management oversight function of the Board, as well as in areas such as capital allocation, the evaluation of the Company’s capital structure and shareholder relations. Mr. Rohr brings considerable financial acumen and leadership ability to his service on our Board.

MPC Director since: 2013

Other Current Public Directorships:

Allegheny Technologies Incorporated

EQT Corporation

General Electric Company

Recent Past Directorships:

BlackRock, Inc.

The PNC Financial Services Group, Inc.

Continuing Class II Directors – Current Terms Expiring in 2016:

Evan Bayh – Age 59

Senior Advisor, Apollo Global

Management;

Partner, McGuireWoods LLP

Senator Bayh is a senior advisor with Apollo Global Management, a leading global alternative asset management firm, and a partner with McGuireWoods LLP, a global diversified law firm. He is also a member of the boards of directors of Berry Plastics Group, Inc., Fifth Third Bancorp and RLJ Lodging Trust. As a former U.S. senator and the governor of Indiana, Senator Bayh has held numerous leadership positions. He was elected as Indiana’s secretary of state in 1986 and as its governor in 1988. After two terms as governor, Mr. Bayh was elected to the U.S. Senate where he served for 12 years. Senator Bayh’s committee assignments included Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; the Select Committee on Intelligence; Small Business and Entrepreneurship; and the Special Committee on Aging. During his time in office, he focused on job creation, national security, small business growth and many other critical domestic issues. Senator Bayh graduated with a bachelor’s degree in business economics from Indiana University in 1978 and a juris doctor degree from the University of Virginia in 1981.

Senator Bayh served as an elected official at the statewide or federal level for more than two decades, first as the governor of the state of Indiana and later as a U.S. Senator. As Indiana’s governor, Senator Bayh led large organizations with thousands of employees and oversaw budgets in the billions of dollars. During his time in the U.S. Senate, he served on the Banking Committee and as chairman of the International Trade and Finance Subcommittee. He now leverages his professional expertise as an advisor in private equity markets. His service on other public company boards of directors also exposes him to various industries and management approaches. Senator Bayh brings to our Board a depth of public and private sector experience and offers a unique perspective on matters of government regulation, risk management, finance, corporate governance and leadership.

MPC Director since: 2011

Other Current Public Directorships:

Berry Plastics Group, Inc.

Fifth Third Bancorp

RLJ Lodging Trust

Recent Past Directorships:

None

William L. Davis – Age 71

Retired Chairman, President and CEO

R.R. Donnelley & Sons Company

Mr. Davis serves on the board of directors of Air Products and Chemicals, Inc., the world’s largest supplier of hydrogen and helium. Mr. Davis joined R.R. Donnelley & Sons Company, a financial communications and printing firm, in 1997 as chairman and chief executive officer. In 2001, he was named president of the company. Mr. Davis retired as chairman, president and chief executive officer of R.R. Donnelley in 2004. Prior to joining R.R. Donnelley, during a 20-year career at Emerson Electric Company, he held a variety of positions, including as president of two of its subsidiaries, Appleton Electric Company and Skil Corporation. He also served as senior executive vice president for the Emerson Tool Group, the Industrial Motors and Drives Group and the Process Control Group. Early in his career he held several positions with Sears, Roebuck & Co. Mr. Davis graduated from Princeton University in 1965 with a bachelor’s degree in politics.

As a former chairman and chief executive officer of a large public company, Mr. Davis has experience with many of the major issues that face our daily business and operations, such as strategic planning, capital allocation, management development and government and shareholder relations. Through his current and former service on the boards of directors of other public companies, he has developed an expertise in corporate governance matters as well, which informs his service as Chair of our Corporate Governance and Nominating Committee. Mr. Davis brings his executive leadership experience in marketing, operations and logistics to his service on our Board.

MPC Director since: 2011

Other Current Public Directorships:

Air Products and Chemicals, Inc.

Recent Past Directorships:

Marathon Oil Corporation

Thomas J. Usher – Age 72

Non-Executive Chairman of the Board

Marathon Petroleum Corporation

Mr. Usher is the non-executive chairman of the board of Marathon Petroleum Corporation. He also serves on the boards of directors of The PNC Financial Services Group, Inc. and PPG Industries, Inc. and is a member of the board of trustees of the University of Pittsburgh. Mr. Usher joined United States Steel Corporation, an integrated steel producer, in 1965 and held various positions in industrial engineering. From 1975 through 1979, he served in a number of management capacities at the company’s South and Gary Works. Mr. Usher was elected executive vice president of Heavy Products in 1986, president of U.S. Steel Group and a director of USX Corporation in 1991, president and chief operating officer of USX Corporation in 1994 and chairman of the board and chief executive officer effective July 1995. He retired from United States Steel Corporation as chief executive officer in September 2004 and as non-executive chairman of the board in February 2006. Mr. Usher graduated from the University of Pittsburgh with a bachelor of science degree in industrial engineering, a master’s degree in operations research and a doctorate in systems engineering.

Mr. Usher is a recognized leader in the oil and gas and steel industries. As a former chairman and chief executive officer of a large, multinational company, his areas of expertise include an in-depth knowledge of the petroleum industry, organizational and operational management, capital allocation and manufacturing. His current and former service on other boards of directors of public companies has also provided him exposure to varying approaches to governance and leadership across several industry sectors. We believe Mr. Usher is well positioned as our chairman to guide our Board in its strategic focus and risk oversight functions.

MPC Director since: 2011

Other Current Public Directorships:

PPG Industries, Inc.

The PNC Financial Services Group, Inc.

Recent Past Directorships:

H.J. Heinz Co.

Marathon Oil Corporation

Continuing Class III Directors – Current Terms Expiring in 2017:

Steven A. Davis – Age 56

Former Chairman and Chief Executive Officer

Bob Evans Farms, Inc.

Mr. Davis served as the chairman and chief executive officer of Bob Evans Farms, Inc., a foodservice and consumer products company, from May 2006 to December 2014. Mr. Davis also serves as a director of Walgreens Boots Alliance, Inc. In 2011, Mr. Davis was appointed to the board of JobsOhio, a non-profit corporation that leads the state’s job creation and economic development activities. Mr. Davis is also a member of the Columbus Partnership, which supports regional economic development in central Ohio, and serves on the executive committee of the Ohio Business Roundtable. Prior to joining Bob Evans Farms in 2006, Mr. Davis served in a variety of restaurant and consumer packaged goods leadership positions, including president of Long John Silver’s and A&W All-American Food Restaurants. In addition, he held executive and operational positions at Yum! Brands’ Pizza Hut division and at Kraft General Foods. Mr. Davis holds a bachelor of science degree in business administration from the University of Wisconsin at Milwaukee and a master’s degree in business administration from the University of Chicago.

As the former chairman and chief executive officer of a large foodservice and consumer products company, Mr. Davis has a wealth of experience in marketing products, managing a network of branded retail locations and dealing with the operational challenges presented by a customer service-oriented line of business. He also has expertise in mergers and acquisitions, management development and sales and marketing. His current and former service on other boards of directors of public companies also informs his perspective. As a former chairman and corporate chief executive, Mr. Davis brings to our Board a relevant skill set developed through his direct responsibilities in overseeing the operations and financial performance of a large public company.

MPC Director since: 2013

Other Current Public Directorships:

Walgreen Boots Alliance, Inc.

Recent Past Directorships:

Bob Evans Farms, Inc.

CenturyLink, Inc. (fka EMBARQ)

Gary R. Heminger – Age 61

President and Chief Executive Officer

Marathon Petroleum Corporation

Mr. Heminger is president and chief executive officer of Marathon Petroleum Corporation. He is also chairman of the board and chief executive officer of MPLX GP LLC, and a member of the board of directors of Fifth Third Bancorp. Mr. Heminger is chairman emeritus of the board of trustees of Tiffin University, is a member of the Oxford Institute for Energy Studies and serves on the U.S.-Saudi Arabian Business Council and the boards of directors and executive committees of the American Petroleum Institute and the American Fuel & Petrochemical Manufacturers. In 2011, he was appointed to the board of JobsOhio. Mr. Heminger began his career with Marathon in 1975 and has served in varying capacities. In addition to holding finance and administration roles, he spent three years in London as part of the Brae Project and served in several marketing and commercial positions with Emro Marketing Company, the predecessor of Speedway LLC. He also served as president of Marathon Pipe Line Company. He was named vice president of Business Development for Marathon Ashland Petroleum LLC upon its formation in 1998, senior vice president in 1999 and executive vice president of Supply, Transportation and Marketing in 2001. Mr. Heminger was appointed president of Marathon Petroleum Company LLC and executive vice president Marathon Oil Corporation–Downstream in September 2001. He assumed his current position in July 2011. Mr. Heminger earned a bachelor’s degree in accounting from Tiffin University in 1976 and a master’s degree in business administration from the University of Dayton in 1982. He is a graduate of the Wharton School Advanced Management Program at the University of Pennsylvania.

Mr. Heminger has extensive knowledge of all aspects of our business. As our chief executive officer, he leverages that expertise in advising on the strategic direction of the Company and apprising our Board on issues of significance to both our Company and our industry. Through his many years of service with the Company in numerous leadership roles, he is also specifically qualified to speak to the Company’s history and culture, which is useful to the Board’s understanding for long-term planning and opportunities for growth. Mr. Heminger also serves on one outside public company board of directors, which affords him a fresh perspective on management and governance. Mr. Heminger brings to our Board energy industry expertise, a great breadth of transactional experience and an intimate knowledge of our Company.

MPC Director since: 2011

Other Current Public Directorships:

Fifth Third Bancorp

MPLX GP LLC

Recent Past Directorships:

None

John W. Snow – Age 75

Non-Executive Chairman of the Board

Cerberus Capital Management, L.P.

Mr. Snow is the non-executive chairman of the board of Cerberus Capital Management, L.P., a private investment firm. He is a member of the boards of directors of Armada Hoffler Properties, Inc. and Dominion Midstream GP, LLC. Mr. Snow was sworn into office as U.S. Secretary of the Treasury in February 2003, where he served until leaving office in June 2006. Prior to becoming Secretary of the Treasury, Mr. Snow served as chairman and chief executive officer of CSX Corporation, a rail-based transportation services company. He also held several high-ranking positions in the Department of Transportation during the Ford Administration. Mr. Snow is a former co-chairman of the Conference Board’s Blue-Ribbon Commission on Public Trust and Private Enterprise. He also served as co-chairman of the National Commission on Financial Institution Reform, Recovery and Enforcement. Mr. Snow graduated with a bachelor’s degree from the University of Toledo in 1962. He also holds a master’s degree from Johns Hopkins University, a doctorate in economics from the University of Virginia and a juris doctor degree from George Washington University.

Through his role as chairman of a leading private investment firm, and his experience as the U.S. Secretary of the Treasury and as the chairman and chief executive officer of a large public company, Mr. Snow is uniquely qualified to contribute to our Board on a broad array of issues, including global economic conditions, corporate strategic direction, finance, government regulation and leadership. Through his current and former service on the boards of directors of other public companies, he has been exposed to various views on corporate management and governance. Mr. Snow brings to our Board his considerable skill in various disciplines developed through his distinguished careers in both the private and public sectors.

MPC Director since: 2011

Other Current Public Directorships:

Armada Hoffler Properties, Inc.

Dominion Midstream GP, LLC

Recent Past Directorships:

Amerigroup Corporation

International Consolidated Airlines Group

Lender Processing Services, Inc.

Marathon Oil Corporation

Verizon Communications, Inc.

John P. Surma – Age 60

Retired Chairman and Chief Executive Officer

United States Steel Corporation

Mr. Surma is a member of the boards of directors of MPLX GP LLC, Ingersoll-Rand plc, Concho Resources Inc. and the Federal Reserve Bank of Cleveland. He is also on the boards of directors of the National Safety Council and the University of Pittsburgh Medical Center. At the appointment of President Barack Obama, Mr. Surma served on the President’s Advisory Committee for Trade Policy and Negotiations from September 2010 to September 2014, and was its vice chairman. Mr. Surma retired as the chief executive officer of United States Steel Corporation, an integrated steel producer, effective September 1, 2013, and as executive chairman effective December 31, 2013. Prior to joining United States Steel, Mr. Surma served in several executive positions with Marathon Oil Corporation. He was named senior vice president, Finance & Accounting of Marathon Oil Company in 1997, president, Speedway SuperAmerica LLC in 1998, senior vice president, Supply & Transportation of Marathon Ashland Petroleum LLC in 2000 and president of Marathon Ashland Petroleum LLC in 2001. Prior to joining Marathon, Mr. Surma worked for Price Waterhouse LLP where he was admitted to the partnership in 1987. In 1983, Mr. Surma participated in the President’s Executive Exchange Program in Washington, D.C., where he served as executive staff assistant to the vice chairman of the Federal Reserve Board. Mr. Surma earned a bachelor of science degree in accounting from Pennsylvania State University in 1976.

As the retired chairman and chief executive officer of a large industrial firm, Mr. Surma has direct insight into many of the same opportunities, risks and challenges faced by our Company. His public accounting background also equips him with an understanding of public company financial reporting requirements that is useful in carrying out his oversight function as a member of our Board. In addition, his broad range of experiences provides him a unique viewpoint on both strategic and operational aspects of our business. His current and former service on other public company boards of directors, including in the energy sector, affords him a perspective that is particularly valuable. Mr. Surma brings to our Board his significant experience in public accounting and in executive leadership in the energy and steel industries.

MPC Director since: 2011

Other Current Public Directorships:

Concho Resources Inc.

Ingersoll-Rand plc

MPLX GP LLC

Recent Past Directorships:

Bank of New York Mellon

United States Steel Corporation

Retiring Directors:

Charles R. Lee and Seth E. Schofield will retire from the Board effective April 29, 2015. Both Messrs. Lee and Schofield have served as directors of our Board since MPC’s inception as an independent company in 2011. Additionally, they both served as directors of Marathon Oil prior to the Spinoff. The wisdom and sound guidance gleaned from their respective decades of business experience and impressive personal careers have helped MPC successfully begin a fresh chapter in our history. Their leadership and vision have been instrumental in placing MPC on its strategic path for future success and have left an indelible stamp on the company we are today. We thank them for their distinguished service.

Charles R. Lee – Age 75

Retired Chairman of the Board

Verizon Communications, Inc.

Mr. Lee is a member of MPC’s Audit Committee and the Corporate Governance and Nominating Committee. He also currently serves on the boards of directors of United States Steel Corporation and DIRECTV. Mr. Lee began his career with United States Steel Corporation in 1964 and then joined Penn Central Corporation in 1971, where he served as senior vice president of finance. From 1980 to 1983, he served as senior vice president of finance for Columbia Pictures before joining GTE Corporation in 1983, where he was named chairman and CEO in 1992 and helped lead the merger with Bell Atlantic Corporation to form Verizon Communications, Inc. in 2000. He retired in 2002. Mr. Lee received his bachelor’s degree in metallurgical engineering from Cornell University and a master’s degree in business administration with distinction from the Harvard Graduate School of Business Administration.

Seth E. Schofield – Age 75

Retired Chairman and Chief Executive Officer

USAir Group

Mr. Schofield chairs the Compensation Committee and is a member of the Corporate Governance and Nominating Committee. Mr. Schofield is also a director of United States Steel Corporation and retired chairman of the board of Calgon Carbon Corporation. Mr. Schofield joined USAir, Inc. in 1957 and worked his way up through the company to become executive vice president of Operations in 1981. Then serving as president and chief operating officer from 1990 until 1991, he was elected president and chief executive officer in 1991 and chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in 1996. Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975.

PROPOSALS OF THE BOARD (continued)

Proposal No. 2 - Ratification of Independent Auditor for 2015

Our Audit Committee has selected PricewaterhouseCoopers LLP (which we refer to as PricewaterhouseCoopers), an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2015. PricewaterhouseCoopers served as our independent auditor in 2014. While our Audit Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, our shareholders ratify the appointment of PricewaterhouseCoopers as our independent auditor for 2015. If our shareholders fail to ratify this appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines such change would be in the Company’s best interest and in the best interests of our shareholders.

We expect representatives of PricewaterhouseCoopers to be present at our Annual Meeting, with an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from our shareholders.

Your Board of Directors recommends you vote FOR Proposal No. 2.

PROPOSALS OF THE BOARD (continued)

Proposal No. 3 - Shareholder Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we seek your advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

Although this vote is non-binding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation. The next advisory vote, following the vote at the Annual Meeting, on the compensation of our named executive officers will take place at our 2016 Annual Meeting.

Additionally, we think constructive dialogue with our shareholders provides meaningful feedback about specific named executive officer compensation practices and programs and encourage shareholders to communicate directly with both management of the Company and the Compensation Committee about named executive officer compensation. Shareholders may contact the Compensation Committee Chair to provide input on named executive officer compensation matters at any time by email at: compchair@marathonpetroleum.com.

Shareholders may also contact management to provide input on named executive officer compensation matters at any time by contacting Geri Ewing, Director, Investor Relations by email at: gcewing@marathonpetroleum.com.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has effectively established executive compensation programs that reflect both Company and individual performance. Executive compensation decisions are made in order to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.

Our Compensation Committee consistently exercises care and discipline in determining executive compensation. Our Board of Directors urges you to review carefully the Compensation Discussion and Analysis that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your Board of Directors recommends you vote FOR Proposal No. 3.

PROPOSAL OF SHAREHOLDER

Proposal No. 4 – Shareholder Proposal Seeking the Adoption of Quantitative Greenhouse Gas Emission Reduction Goals and Associated Reports

Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri, 63131, owner of 1,726 shares of MPC common stock, has given notice that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Climate Change Management Plan

Resolved:  Shareholders request that Marathon Petroleum Corporation adopt quantitative goals, based on current technologies, for reducing total greenhouse gas (GHG) emissions from products and operations; and report to shareholders by fall 2015, on its plans to achieve these goals (omitting proprietary information and prepared at reasonable cost.)

Supporting Statement: The Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, released in November 2014 its latest “synthesis report” concluding that human-caused “warming of the climate system is unequivocal,” with many of the impacts of warming already “unprecedented over decades to millennia.” In order to mitigate the worst impacts of climate change, the IPCC estimates that a 50 percent reduction in GHG emissions globally is needed by 2050 (relative to 1990 levels).

Increased regulation of GHG emissions is already underway. In May 2013, President Obama outlined an action plan to address climate change. New Corporate Average Fuel Economy (CAFE) Standards which set new targets for automotive fuel efficiency and the development of state low carbon fuel standards seek to prompt the development of a new generation of fuels that will be economically and environmentally more sustainable.

Additionally, the U.S. Environmental Protection Agency (EPA) has proposed to strengthen emissions standards for petroleum refineries, which aim to promote air quality and protect the health of local communities where our Company operates.

Investors with $92 trillion in assets support CDP’s request to over 6,000 companies for disclosure of carbon emissions, reduction goals, and climate change strategies to address these risks. CDP received over an 80% response rate in 2013.

A recent CDP study of 386 U.S. companies in the S&P 500 found that 79% of companies “earn a higher return on their carbon reduction investments than on their overall corporate capital investments,” energy efficiency improvements earned an average return on investment of 196%, with an average payback period between two and three years, and “high emitting companies that set absolute emissions reduction targets achieved reductions double the rate of those without targets, with 10% higher firm-wide profitability.”

While over half of S&P 500 companies have set GHG emission reduction targets, which can protect and enhance shareholder value long-term, Marathon Petroleum lags behind. Peers such as Exxon and Hess report in their CDP responses that they have set energy efficiency and emission intensity reduction targets, respectively.

Creating clear-cut goals will help our Company to significantly reduce its carbon footprint by implementing a disciplined business strategy to cut emissions. Approaches include renewable energy production or procurement, energy efficiency targets, and flaring reduction goals.

Last year this proposal received a vote in support of 36% (excluding abstentions), a substantial level of support that management should not ignore.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST

THE SHAREHOLDER PROPOSAL SEEKING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSION REDUCTION GOALS AND ASSOCIATED REPORTS.

This proposal is substantively identical to a proposal that was rejected by our shareholders in 2014.

Your Board of Directors continues to believe that the adoption of arbitrary and unilateral goals for the reduction of GHG emissions from our products or operations is not in the best interest of our shareholders and other stakeholders, including our customers, and that this proposal should be rejected. We believe our shareholders are best served by continuing the approach we have pursued for more than 10 years with great success – the systematic improvement in the energy efficiency of our operations, particularly our refineries, which in 2013 were responsible for approximately 96 percent of all direct and indirect GHG emissions generated by MPC facilities and operations. Our systematic approach has enabled us to increase gross throughput at six of our seven refineries (excluding the Galveston Bay Refinery, purchased in 2013) by 45 percent from 1998 to 2013, while limiting GHG emissions increases to only 12 percent during that period. That demonstrates a truly significant commitment to improving energy efficiency and GHG emissions intensity (i.e., lower GHG emissions per unit of throughput).

Ours is a highly regulated industry. To ensure that we operate responsibly in such an industry, your Board of Directors and executive management maintain oversight of our environmental performance. We have embraced a world-class management system that offers an integrated, structured approach to improving our performance in key areas including community awareness and pollution prevention. We have adopted policies and standards addressing environmental issues, and implemented a tiered audit program to verify our compliance with them.

At MPC, we refine crude oil and other feedstocks into the transportation fuels that are a vital part of our country’s economic engine. Our primary products are diesel fuel, gasoline, jet fuel and asphalt. The formulations of these products are dictated by various laws, regulations and industry standards. A meaningful quantitative goal for the reduction of GHG emissions from these products could be achieved only if we voluntarily reduced the quantity of products we produce. Clearly, such a reduction would not be in the best interests of our shareholders or customers.

We long ago recognized the opportunity for, and benefit of, improved energy efficiency in our operations. However, rather than touting GHG emissions reduction targets as an isolated objective, we strive for the full range of benefits realized from ensuring our operations are energy efficient and environmentally sound. After crude oil, the single largest expense for our refineries is energy, providing ample economic incentive for energy efficiency, which translates into improved emissions intensity of GHGs and other emissions. Our efforts to improve energy efficiency, along with other operational improvements, have yielded substantial, quantifiable results at the six refineries we have owned for a significant period of time. Listed below are just a few of our energy efficiency efforts and recognitions:

1.	MPC is the clear industry leader for recognition by the EPA ENERGY STAR program. The ENERGY STAR program recognizes not just energy efficiency, but also environmental performance; to be eligible, facilities must have no unresolved environmental regulatory issues. MPC became an EPA ENERGY STAR partner company in 2009, representing a corporate commitment to consider energy efficiency and GHG emissions in all investment and operating decisions. Despite owning and operating less than 10 percent of U.S. refining capacity, MPC has received 77 percent (30 of 39) of the recognitions awarded to refineries since the ENERGY STAR program began. As a result, MPC has avoided emitting millions of tons of GHGs. In 2013 alone, MPC’s ENERGY STAR refineries avoided an estimated 830,000 metric tons of GHG emissions as compared to petroleum refineries operating at average U.S. efficiency levels.

2.	MPC established the Focus on Energy Initiative in 2010 to bolster our commitment to improving efficiency of operations. As part of this initiative, a team of specialists works to make energy-efficiency incentives more visible to operations and technical personnel at our refineries. The initiative has also identified medium- and long-term improvements for implementation, having completed dozens of detailed unit reviews and identified hundreds of projects and studies.

3.	In response to an EPA enforcement initiative, MPC led the industry by working with the EPA to significantly reduce emissions from flaring operations. In partnership with the EPA, we defined a series of operating parameters to ensure flares operate above 98 percent combustion efficiency on a continuous basis. We have invested more than $50 million to implement technologies in this area. As of 2013, MPC’s efforts resulted in an 83 percent reduction in emissions of volatile organic compounds, a 72 percent reduction in emissions of hazardous air pollutants and a 56 percent reduction in GHG emissions from our flares. Additional flare efficiency projects to be implemented over the next few years – including the installation of nine new flare gas recovery systems – are expected to yield a 90 percent reduction in emissions of hazardous air pollutants, an 85 percent reduction in emissions of volatile organic compounds and a 60 percent reduction in emissions of GHGs from 2007 levels.

4.	MPC is working diligently to improve the environmental performance of the Galveston Bay Refinery, acquired in 2013. We plan to invest a total of more than $400 million in environmental projects at this refinery over the next five years and anticipate these improvements will significantly reduce emissions of GHGs, criteria pollutants and hazardous air pollutants from that plant.

To ensure our shareholders and other stakeholders have ready access to information regarding our impressive energy efficiency accomplishments and environmental record, as well as year-over-year GHG and other emissions data, we have expanded our voluntary disclosures on a redesigned and informative website. We invite our shareholders and others to visit our website at http://www.marathonpetroleum.com by selecting “Corporate Citizenship” and clicking on “Health, Environment, Safety & Security,” “Environment.”

Specifically, visitors to this new page on our website are able to review:

•	information regarding our Responsible Care® Management System;
•	our Health, Environment, Safety & Security Policy;
•	year-over-year GHG emissions data from our refining operations and total operations;
•	year-over-year criteria pollutant emissions data from our refining operations and total operations;
•	refinery flare emissions data; and
•	descriptions of various environmental initiatives and achievements.

We have included a representative sample of our new voluntary disclosures below.

Petroleum refining, transportation and marketing provide great benefit to society in the form of affordable and reliable energy used by tens of millions of consumers in the U.S. and other nations. We are committed to performing our role in a safe and environmentally responsible manner. To the extent public policy results in regulations limiting GHG emissions, similarly situated industry participants will compete under common requirements. We view the request for MPC to self-impose arbitrary and unilateral GHG emission reductions as not in the best interests of our shareholders and other stakeholders, including our customers.

We encourage our shareholders to look at our performance, review the expanded voluntary disclosures on our website and consider whether the adoption of an arbitrary GHG emission reduction goal would advance the interests of our shareholders or the general public. Your Board of Directors believes that it would not.

For the reasons stated above, your Board of Directors recommends you vote AGAINST Proposal No. 4.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed Marathon Petroleum’s audited financial statements and its report on internal controls over financial reporting for 2014 with Marathon Petroleum’s management. The Audit Committee discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board’s standard, Auditing Standard No. 16. The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the report on internal controls over financial reporting for Marathon Petroleum be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee

David A. Daberko, Chair

Evan Bayh

Steven A. Davis

William L. Davis

Donna A. James

Charles R. Lee

James E. Rohr

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM’S FEES, SERVICES AND INDEPENDENCE

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2014, and December 31, 2013, were:

Fees(1)	2014	2013
	(in 000s)	(in 000s)
Audit(2)	$7,688	$6,762
Audit-Related	—	—
Tax	$106	$52
All Other	$4	$4

Total	$7,798	$6,818

(1)	The Company’s Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy is summarized in this Proxy Statement. See “The Board of Directors and Corporate Governance – Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services.” In 2014 and 2013, our Audit Committee pre-approved all of these services in accordance with its pre-approval policy. Our Audit Committee did not utilize the Policy’s de minimis exception in 2014 or 2013.

(2)	MPLX, a consolidated subsidiary of MPC, separately pays its own Audit fees, which totaled $1.2 million for the year ended December 31, 2014, and $1.0 million for the year ended December 31, 2013.

The Audit fees for the years ended December 31, 2014, and December 31, 2013, were for professional services rendered for the audit of consolidated financial statements and internal controls over financial reporting, the performance of subsidiary, statutory and regulatory audits, the issuance of comfort letters, the provision of consents and the review of documents filed with the SEC.

No Audit-Related fees were incurred for the years ended December 31, 2014, and December 31, 2013.

The Tax fees for the year ended December 31, 2014, were for consultation services related to the application of Section 199 of the Internal Revenue Code. The Tax fees for the year ended December 31, 2013, were for the review of state and city income tax and franchise tax returns.

The All Other fees for the years ended December 31, 2014, and December 31, 2013, were for an accounting research software license.

Our Audit Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and has determined that it is.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known to MPC to beneficially own 5% or more of MPC common stock as of December 31, 2014. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
BlackRock, Inc.(1)	29,612,619(1)	10.6%(1)
55 East 52nd Street
New York, NY 10022

The Vanguard Group(2)	15,162,608(2)	5.4%(2)
100 Vanguard Blvd.
Malvern, PA 19355

State Street Corporation(3)	14,293,317(3)	5.1%(3)
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Based on the Schedule 13G/A dated January 9, 2015, which indicates that it was filed by BlackRock, Inc. According to such Schedule 13G/A, Blackrock, Inc., as the parent holding company of several subsidiaries, reported aggregate beneficial ownership of 29,612,619 shares of MPC’s common stock. Blackrock, Inc. reported that it possessed sole voting power over 25,245,434 of these shares, shared voting power over no shares, and sole dispositive power over all of these shares.

(2)	Based on the Schedule 13G dated February 11, 2015, which indicates that it was filed by The Vanguard Group. According to such Schedule 13G, these shares are owned by The Vanguard Group and two wholly-owned subsidiaries, Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), as investment managers of collective trust accounts and investment offerings. The Schedule 13G reports that VFTC is the beneficial owner of 377,387 shares and VIA is the beneficial owner of 192,497 shares. The Vanguard Group is a registered investment advisor and has sole voting power with respect to 485,220 shares, shared voting power with respect to no shares, sole dispositive power with respect to 14,700,557 shares, and shared dispositive power with respect to 462,051 shares.

(3)	Based on the Schedule 13G dated February 12, 2015, which indicates that it was filed by State Street Corporation. According to such Schedule 13G, State Street Corporation, as the parent holding company of several subsidiaries in their capacities as investment advisors or banks, reported aggregate beneficial ownership of 14,293,317 shares of MPC’s common stock. State Street Corporation reported that it possessed shared voting power and shared dispositive power over all of these shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of MPC common stock beneficially owned as of January 31, 2015, except as otherwise noted, by each director, by each named executive officer and by all directors and executive officers as a group. The address for each person named below is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, OH 45840.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Total Outstanding
Non-Employee Directors
Evan Bayh	15,628	(2)(3)	*
David A. Daberko	65,801	(2)(3)	*
Steven A. Davis	2,830	(3)	*
William L. Davis	63,060	(3)(7)	*
Donna A. James	10,353	(2)(3)	*
Charles R. Lee	107,005	(2)(3)	*
James E. Rohr	9,130	(3)(7)	*
Seth E. Schofield	88,572	(2)(3)(6)	*
John W. Snow	35,525	(2)(3)	*
John P. Surma	15,078	(3)(7)	*
Thomas J. Usher	39,008	(2)(3)	*

Named Executive Officers
Gary R. Heminger	1,052,627	(2)(4)(5)(7)(8)	*
Donald C. Templin	176,587	(2)(4)(8)	*
Anthony R. Kenney	172,044	(2)(4)(5)(8)	*
Richard D. Bedell	163,057	(2)(4)(5)(6)(8)	*
C. Michael Palmer	121,324	(2)(4)(5)(6)(8)	*

All Directors and Executive Officers as a group (23 reporting persons)	2,763,875	(2)(3)(4)(5)(6)(7)(8)	1.01%

(1)	None of the shares reported in this column are pledged as security.
(2)	Includes shares directly or indirectly held in registered or beneficial form.
(3)	Includes restricted stock unit awards granted pursuant to the Second Amended and Restated Marathon Petroleum Corporation 2011 Incentive Compensation Plan and/or the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, and credited within a deferred account pursuant to the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors. The aggregate number of restricted stock unit awards credited as of January 31, 2015, for each of the non-employee directors is as follows: Mr. Bayh, 10,078; Mr. Daberko, 63,801; Mr. S. A. Davis, 2,830; Mr. W. L. Davis, 61,060; Ms. James, 10,078; Mr. Lee, 105,005; Mr. Rohr, 2,830; Mr. Schofield, 87,252; Mr. Snow, 33,525; Mr. Surma, 10,078; and Mr. Usher, 27,318.
(4)	Includes shares of restricted stock issued pursuant to the Second Amended and Restated Marathon Petroleum Corporation 2011 Incentive Compensation Plan and/or the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, which are subject to limits on sale and transfer, and may be forfeited under certain conditions.
(5)	Includes shares held within the Marathon Petroleum Thrift Plan.
(6)	Includes shares held within the Marathon Petroleum Corporation Dividend Reinvestment and Direct Stock Purchase Plan.
(7)	Includes shares indirectly beneficially owned in trust. The number of shares held in trust as of January 31, 2015, by each applicable director or named executive officer is as follows: 2,000 shares beneficially owned by Mr. W. L. Davis in the William L. Davis III Revocable Trust; 6,300 shares beneficially owned by Mr. Rohr in the James E. Rohr Revocable Trust; 5,000 shares beneficially owned by Mr. Surma in the Elizabeth L. Surma Revocable Trust; and 10,614 shares beneficially owned by Mr. Heminger in the Gary R. Heminger Revocable Trust.
(8)	Includes stock options exercisable within 60 days of January 31, 2015.

*	The percentage of shares beneficially owned by each director or each executive officer does not exceed 1% of the common shares outstanding, and the percentage of shares beneficially owned by all directors and executive officers of the Company as a group is 1.01% of the common shares outstanding.

The following table sets forth the number of MPLX common units beneficially owned as of January 31, 2015, except as otherwise noted, by each director, by each named executive officer and by all directors and executive officers as a group. The address for each person named below is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, OH 45840.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)			Percent of Total Outstanding
Non-Employee Directors
Evan Bayh	24,776	(2	)(3)	*
David A. Daberko	14,422	(2	)(3)(4)	*
Steven A. Davis	3,019	(3	)(6)	*
William L. Davis	25,776	(2	)(3)	*
Donna A. James	4,526	(2	)(3)	*
Charles R. Lee	40,776	(2	)(3)	*
James E. Rohr	2,715	(3	)(6)	*
Seth E. Schofield	13,276	(2	)(3)	*
John W. Snow	50,776	(2	)(3)	*
John P. Surma	11,922	(2	)(3)(4)	*
Thomas J. Usher	60,776	(2	)(3)	*

Named Executive Officers
Gary R. Heminger	112,889	(2	)(5)(6)	*
Donald C. Templin	25,207	(2	)(5)	*
Anthony R. Kenney	3,083	(2	)(5)	*
Richard D. Bedell	8,452	(2	)(5)	*
C. Michael Palmer	19,749	(2	)(5)

All Directors and Executive Officers as a group (23 reporting persons)	491,943	(2	)(3)(4)(5)(6)	*

(1)	None of the units reported in this column are pledged as security.
(2)	Includes units directly or indirectly held in beneficial form.
(3)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan and credited within a deferred account pursuant to the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors. The aggregate number of phantom unit awards credited as of January 31, 2015, for the non-employee directors is as follows: Ms. James and Messrs. Bayh, Daberko, W. L. Davis, Lee, Schofield, Snow, Surma and Usher, 776 each; and Messrs. S. A. Davis and Rohr, 519 each.
(4)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan and credited within a deferred account pursuant to the MPLX GP LLC Non-Management Director Compensation Policy and Director Equity Award Terms. The aggregate number of phantom unit awards credited as of January 31, 2015, for each of Messrs. Daberko and Surma is 3,645.
(5)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan, which may be forfeited under certain conditions.
(6)	Includes units indirectly beneficially owned in trust. The number of units held in trust as of January 31, 2015, by each applicable director or named executive officer is as follows: 2,500 units beneficially owned by Mr. S. A. Davis in the Steven A. Davis Revocable Trust; 2,196 units beneficially owned by Mr. Rohr in the James E. Rohr Revocable Trust; and 9,300 units beneficially owned by Mr. Heminger in the Gary R. Heminger Revocable Trust.

*	The percentage of units beneficially owned by each director or each executive officer does not exceed 1% of MPLX common and subordinated units outstanding, and the percentage of units beneficially owned by all directors and executive officers of the Company as a group does not exceed 1% of the MPLX common and subordinated units outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 or 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to the Company from the individuals required to file reports, we believe each of our directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2014.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed Marathon Petroleum’s Compensation Discussion and Analysis for 2014 with Marathon Petroleum’s management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Seth E. Schofield, Chair

David A. Daberko

Donna A. James

James E. Rohr

John W. Snow

John P. Surma

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes decisions made by our Compensation Committee regarding compensation awarded to or earned by our named executive officers (or NEOs) in 2014. It also discusses the material elements of our compensation programs, and our compensation philosophy and objectives. This Compensation Discussion and Analysis should be read in conjunction with the tabular and narrative disclosures in the “Executive Compensation” section of this Proxy Statement.

Named Executive Officers

Our NEOs for 2014 consist of our principal executive officer (or PEO), our principal financial officer (or PFO) and the three most highly compensated executive officers other than our PEO and PFO, who held a position as an executive officer as of December 31, 2014. Their names and titles as of that date are as follows:

Name	Title
Gary R. Heminger	President and Chief Executive Officer
Donald C. Templin	Senior Vice President and Chief Financial Officer
Anthony R. Kenney	President, Speedway LLC
Richard D. Bedell	Senior Vice President, Refining
C. Michael Palmer	Senior Vice President, Supply, Distribution and Planning

Executive Summary

Our Business

We are one of the largest independent petroleum products refiners, marketers and transporters in the U.S. Our operations consist of three business segments:

•	Refining & Marketing – refines crude oil and other feedstocks at our seven refineries in the Gulf Coast and Midwest regions of the U.S., purchases ethanol and refined products for resale and distributes refined products through various means, including barges, terminals and trucks that we own or operate. We sell refined products to wholesale marketing customers domestically and internationally, buyers on the spot market, our Speedway® business segment and to independent entrepreneurs who operate Marathon® retail outlets;

•	Speedway – sells transportation fuels and convenience products in the retail market in the Midwest, East Coast and Southeast; and

•	Pipeline Transportation – transports crude oil and other feedstocks to our refineries and other locations, delivers refined products to wholesale and retail market areas and includes the aggregated operations of MPLX.

2014 Financial and Operational Highlights

•	Net income attributable to MPC increased to $2.52 billion, or $8.78 per diluted share, in 2014 from $2.11 billion, or $6.64 per diluted share, in 2013.

•	Significant year for turnaround activity with four of our refineries performing seven major turnarounds.

•	Mechanical availability, which was targeted at 92.6%, was 93.5%. This is compared to a target of 94.4% in 2013 with a final result of 94.9%.

•	Throughput for our seven refinery system averaged 1,806,000 barrels per calendar day (or bpcd) as compared to 1,802,000 bpcd in 2013.

•	Increased our quarterly dividend 19% to $0.50 from $0.42, representing a 32% compound annual growth rate from the dividend established at the time of our Spinoff.

•	Sustained focus on shareholder returns with $2.7 billion returned to shareholders through dividends and share repurchases.

•	Total Shareholder Return (or TSR) for 2014 was 3.2% and 177% for the three-year period ended December 31, 2014.

•	Acquired from Hess Corporation all of its retail locations, transport operations and shipper history on various pipelines, including approximately 40 thousand barrels per day (or mbpd) on Colonial Pipeline for $2.82 billion.

After reviewing these results, our Compensation Committee approved annual cash bonuses for 2014 averaging 175% of target and a performance unit grant payout at 143% of target.

Shareholder-Friendly Features of Our Executive Compensation Program

Our executive compensation program contains several shareholder-friendly features that align with contemporary governance practices, promote alignment with our pay for performance philosophy and mitigate risk to our shareholders. These include:

✓	no employment contracts with NEOs or any other executive officers;

✓	caps on annual bonuses and long-term incentive (or LTI) awards;

✓	LTI awards based on relative total shareholder return;

✓	double trigger change-in-control provisions for LTI awards;

✓	significant stock ownership guidelines for NEOs and other executive officers;

✓	a policy that prohibits hedging and pledging of MPC stock;

✓	clawback provisions that apply to both long-term and short-term incentive awards;

✓	prohibition on repricing underwater stock options without shareholder approval;

✓	annual say-on-pay vote on NEO compensation as recommended by shareholders; and

✓	no excise tax gross-up provision provided in any change-in-control plan.

2014 “Say on Pay” Vote Result and Engagement

Our Compensation Committee has carefully considered the results of our non-binding advisory vote on NEO compensation (or Say on Pay Vote) in April 2014, when over 94% of votes cast were in support of the compensation of our NEOs as described in our 2014 Proxy Statement. The Compensation Committee interpreted this strong level of support as affirmation of the design and objectives of our 2013 executive compensation programs.

In addition, we continue to maintain a regular dialogue with a wide variety of investors, large and small, on numerous topics including compensation. During these engagements, our investors have expressed no significant concerns with our executive compensation programs.

Based on this input, our Compensation Committee determined that no material changes to our core compensation programs were warranted as a result of our 2014 Say on Pay Vote. The Compensation Committee decided to maintain our commitment to pay decisions that recognize long-term financial performance to drive shareholder value.

We have indicated we will continue to provide an advisory vote on NEO compensation on an annual basis.

Key Elements of 2014 Named Executive Officer Compensation

Our executive compensation program is comprised of the following three key components. Each of these are designed to be market-competitive and meet the objectives of our compensation philosophy as established by our Compensation Committee:

Compensation Components	Key Characteristics	Purpose
Base Salary

•    Fixed cash compensation component

•    Reviewed at least annually and adjusted if and when appropriate

•    Based on the scope and responsibility level of the position held, individual performance and experience, as well as competitive peer group market data

• Intended to provide a competitive level of cash compensation upon which our executives may rely so that we may attract and retain executive talent
Annual Cash Bonus (or ACB) Program

•    Variable cash compensation component

•    Performance-based award opportunity

•    Determined based on both corporate and applicable operating organization’s performance against pre-determined metrics, as well as the assessment of individual performance by our CEO and our Compensation Committee

•    Intended to motivate and reward our executives for achieving our annual business objectives that drive overall performance and shareholder value creation

•    Intended to support our Company’s culture of differentiating rewards paid to employees based on performance

•    Intended to encourage and reward responsible risk-taking and accountability

LTI Awards

•    Variable equity-based compensation component

•    Performance-based awards in the form of annual grants

•    A combination of performance units (40%), stock options* (40%) and time-based restricted stock (20%) awards

•    Stock option value realized solely on stock price appreciation

•    Performance units exceed target value with above median relative TSR ranking among our peers

•    Restricted stock value dependent on stock performance

•    Intended to motivate our executives to achieve our long-term business objectives by linking compensation to the performance of our stock over the long term

•    Intended to strengthen the alignment between the interests of our executive officers, including NEOs, and our shareholders by promoting stock appreciation while building equity to help meet stock ownership guidelines

•    Intended to encourage retention of executive talent

*	Our Compensation Committee believes stock options are inherently performance-based as stock options have no initial value and grantees only realize benefits if the value of our stock increases for all shareholders following the date of grant.

In addition to these compensation elements, we generally offer to all of our employees market-competitive health and life insurance, long-term and short-term disability programs, as well as retirement and severance benefits. We also provide limited perquisites to our NEOs and other executive officers that are consistent with our business strategy and those offered by our peer group companies. None of these additional items are considered material by our Compensation Committee when making compensation decisions. For a detailed discussion of Company-sponsored retirement plans and benefits, including the 2014 Pension Benefits Table, see “Executive Compensation.”

Significant 2014 Compensation Committee Actions

The following are significant actions taken by our Compensation Committee in 2014:

Action	Reason for Action
• Reduced CEO discretion in our ACB program to 30% from 35%	To provide for a larger portion of bonuses to be determined by pre-established financial and operational objectives of the Company

• Approved amendment to our legacy retirement benefit plan to provide for a retirement lump sum benefit supplement to correct for certain age-related erosion of benefit	Encourages select NEOs and other executive officers subject to the legacy retirement benefit plan to continue to work beyond age 62

We believe these compensation decisions were appropriate as they are consistent with:

•	our business objectives;

•	the realities of our competitive situation;

•	the inherent uncertainties of our commodity-based business; and

•	the compensation programs of our peer group companies.

Independent Consultant to the Compensation Committee

In order to ensure objectivity in reviewing and analyzing market data and trends, our Compensation Committee uses Pay Governance (which we refer to as the Advisor) as its independent compensation consultant. The individual consultant representing the Advisor attended four Compensation Committee meetings in 2014 to provide independent analysis and advice on our executive compensation programs and the regulatory environment surrounding executive compensation.

The Advisor also maintains a set of internal policies that have been provided to our Compensation Committee. These prohibit the individual consultant representing the Advisor from, among other things, owning shares of our common stock and engaging in personal or business relationships with our directors and executive officers without prior disclosure to our Compensation Committee Chair. Based on the above-mentioned procedures and policies, our Compensation Committee is confident the advice it receives from the Advisor is objective and not influenced by the Advisor’s working relationship with the Company or the Compensation Committee. Furthermore, the Compensation Committee has assessed the independence of the Advisor as required by the rules of the NYSE.

Our management does not direct or oversee the activities of the Advisor. However, the Advisor does seek and receive information and input from our management on various executive compensation matters and works with management to formalize proposals for presentation to our Compensation Committee. Additionally, in determining executive compensation, the Compensation Committee considers recommendations from the Advisor as well as management. The Advisor did not perform any consulting services for us during 2014 that were not related to executive or director compensation, nor did the Advisor provide any services to our NEOs or other executive officers, individually, in 2014. The Compensation Committee has considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to the Advisor in 2014. Based on this review, the Compensation Committee did not identify any conflict of interest with respect to the work performed by the Advisor.

Executive Compensation Philosophy, Objectives and Summary of 2014 Compensation Awarded

We believe executive compensation plays a critical role in maximizing long-term shareholder value. It supports our ability to attract, motivate, retain and reward the highest quality executives to excel within our performance culture. Our compensation philosophy is a tool used to support our business of creating value for our shareholders through the quality products and services we provide to our customers, while striving to always act responsibly with those who work for us, with those business partners who work with us and in every community where we operate.

In October 2014, after evaluating our year-to-date financial and operational performance and comparing the compensation of our NEOs and other executive officers to that of the executives of our peers, our Compensation Committee decided to retain our existing compensation philosophy. This philosophy targets the total direct compensation for our executive officers at the median (50th percentile) of the compensation for similar jobs at comparator companies within our peer groups. In support of this philosophy, the decisions of our Compensation Committee are designed to:

•	provide fair and competitive levels of compensation while taking into account individual roles and responsibilities, allowing the discretion to place each executive officer within the competitive range of each pay element;
•	align compensation programs with the performance of the Company and the individual;
•	foster an ownership culture that aligns the interests of executives with those of shareholders;
•	address the cyclical commodity influences of the business; and
•	ensure compensation programs do not incent executives to take unusual levels of risk.

Our mix of pay elements allows our Compensation Committee to use both cash (base salary and annual bonus opportunities) and equity (performance units, stock options and restricted stock) to encourage and motivate executives to achieve both our short-term and long-term business objectives. The table below summarizes the amounts of total direct compensation earned by and awarded to our NEOs for 2014 as approved by the Compensation Committee as part of our 2014 compensation program. This table is complementary to the Summary Compensation Table as it excludes changes in pension value and provides the intended value for LTI compensation on the date of grant rather than the accounting value required to be reported in the Summary Compensation Table. Please refer to the Summary Compensation Table within the “Executive Compensation” section of this Proxy Statement for more detail regarding our NEOs’ reportable compensation in 2014.

Name	2014 Year-End Base Salary ($)	Target Bonus Amount ($)	Actual 2014 Bonus Payment (Paid in 2015) ($)	Intended Value of Annual MPC LTI Awards ($)	Intended Value of Annual MPLX LTI Awards* ($)	Total Direct Compensation ($)
G. R. Heminger	1,550,000	2,092,500	4,000,000	8,000,000	2,000,000	15,550,000
D. C. Templin	700,000	630,000	1,100,000	1,760,000	440,000	4,000,000
A. R. Kenney	575,000	431,250	900,000	1,350,000	150,000	2,975,000
R. D. Bedell	600,000	450,000	800,000	1,530,000	170,000	3,100,000
C. M. Palmer	550,000	412,500	725,000	1,275,000	225,000	2,775,000

*	In 2014, our NEOs and other executive officers were also awarded MPLX LTI by the Board of Directors of MPLX GP LLC, the general partner of MPLX. These awards are included in this table to depict the total direct compensation our NEOs received in 2014 for their employment with MPC. The accounting value of these awards is also included in the footnotes to the Summary Compensation Table.

A comparison of our total target direct compensation (defined as base salary + target bonus + intended value of annual LTI awards) to our peer groups (further described in “Setting Executive Compensation”) showed that Mr. Heminger’s total target direct compensation is approximately 104.3% of the market median and our other NEOs averaged approximately 103.7% of the market median. These values do not include Mr. Palmer as a benchmark job does not exist in our direct or broad industry peer groups for his position given the uniqueness of his job responsibilities.

The majority of our NEO compensation is performance-based, at-risk pay in the form of both short-term and long-term incentives. This is competitive with current market practices at our peer group companies as reflected in the charts below.

*	Our Compensation Committee excluded ExxonMobil Corporation and BP plc from the direct industry peer group (further described below) when reviewing total compensation for our CEO and CFO. See “Setting Executive Compensation — Obtaining Market Data/Benchmarking” for more information.

Our Compensation Committee continues to believe our mix of cash and equity provides the flexibility necessary to reward NEOs and other executives based on potentially very different business and strategic objectives across our business segments, recognizing that some of our organizations (such as retail and transportation) compete for talent with companies in industries that typically have compensation structures significantly different than those of our core business.

Our Compensation Committee does not consider amounts earned from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation for a future year. The Compensation Committee believes that doing so would not be in the best interests of our shareholders and would not motivate, or promote retention of, our NEOs and other executives.

Setting Executive Compensation

Obtaining Market Data/Benchmarking

Due to the limited number of domestic independent downstream companies, and in recognition of MPC’s size, complexity, revenue and market capitalization, our Compensation Committee chose to approve two peer groups for benchmarking our NEOs’ and other executive officers’ compensation in 2014.

The first peer group is a direct industry group comprised of: (1) independent downstream companies similar to MPC and integrated oil companies with significant downstream operations; (2) companies with which we compete for talent; and (3) companies we include as peers in our compensation program metrics. While not a mandatory criterion for peer selection, the Compensation Committee also noted the ownership and management of convenience stores by the peer companies, which aligns with Speedway. This peer group provides industry-specific market compensation and program design data obtained from both proxy statements and compensation surveys. At the time this peer group was approved by our Compensation Committee, MPC was at approximately the 37th percentile of the group in terms of market capitalization and the 41st percentile for revenue. This group is comprised of the following nine companies:

• BP plc	• HollyFrontier Corporation	• Royal Dutch Shell Oil plc
• Chevron Corporation	• Koch Industries, Inc.	• Tesoro Corporation
• ExxonMobil Corporation	• Phillips 66	• Valero Energy Corporation

Our Compensation Committee determined that it would not consider BP plc or ExxonMobil Corporation when reviewing survey data for our CEO or CFO positions. This is due to the concern that the respective sizes of these two companies (including their market capitalizations and revenues), and their complexity and extensive global footprints, could result in substantially different scopes for these executive positions. The Compensation Committee also approved removing Hess Corporation and Murphy Oil Corporation from the direct industry peer group in 2014 as these companies have shifted their strategic direction to focus on exploration and production operations and have divested of their downstream assets.

The second peer group is a broad industry group selected to supplement the direct industry peer group. This peer group was selected because it is comprised of large oil and gas companies, as well as other industrial companies focused on manufacturing, which, like the Company, could potentially be sensitive to swings in the costs of raw materials. This peer group is expected to change slightly from year to year based on the companies that choose to participate in Towers Watson’s Compensation Databank. Criteria used to screen for these companies included:

•	revenues generally greater than $10 billion;

•	heavy manufacturing operations;

•	commodity exposure;

•	safety and environmental focus; and

•	the availability of publicly-reported information.

When this peer group was approved, MPC was at approximately the 37th percentile of this group in terms of market capitalization and the 85th percentile for revenue.

The 30 companies that comprised the broad industry peer group for 2014 are:

• 3M Company	• Johnson Controls Inc.
• Alcoa, Inc.	• The Mosaic Company
• The Boeing Company	• Navistar International Corporation
• Chevron Corporation	• Northrop Grumman Corporation
• ConocoPhillips	• Occidental Petroleum Corporation
• Deere & Company	• Parker Hannifin Corporation
• E.I. du Pont de Nemours and Company	• Phillips 66
• Eaton Corporation	• Schlumberger Limited
• ExxonMobil Corporation	• Tesoro Corporation
• Ford Motor Company	• Textron Inc.
• General Dynamics Corporation	• TRW Automotive Holdings Corporation
• Hess Corporation	• United States Steel Corporation
• Honeywell International Inc.	• United Technologies Corporation
• Ingersoll-Rand plc	• Valero Energy Corporation
• International Paper Company	• Whirlpool Corporation

How We Use Market Data

The Compensation Committee’s Advisor works with our human resources compensation team to identify key job responsibilities for each NEO and then matches the job responsibilities to comparable job descriptions contained within the survey sources.

This market data is then used as a starting point for the evaluation of compensation levels for base salary, total cash compensation (in other words, base salary plus actual annual incentives), short-term incentive targets as a percentage of base salary and LTI awards. While our Compensation Committee targets total direct compensation at the median of the market, factors such as those listed below may result in the actual level of compensation being above or below each NEO’s respective market median:

•	the size and complexity of each NEO’s role;

•	an incumbent’s experience and demonstrated performance;

•	our current and future succession needs;

•	business results;

•	external competitiveness; and

•	internal equity.

Given the uniqueness of Mr. Palmer’s job responsibilities, a benchmark job does not exist in our direct or broad industry peer groups. In lieu of a direct market comparison, the Compensation Committee does an internal comparison of Mr. Palmer’s compensation to that of his peer officers whose jobs can be benchmarked.

Analysis of 2014 Compensation Decisions and Actions

Base Salary

Base salary is a fixed compensation component intended to provide a competitive, fixed level of compensation upon which our NEOs and other executive officers may rely so that we may attract and retain executive talent. Our Compensation Committee reviews each NEO’s base salary at least annually and makes adjustments at its discretion. In setting each NEO’s base salary, the Compensation Committee considers factors including, but not limited to, the complexity and responsibility level of the position held, the individual’s experience, performance, competitive peer group positioning, internal equity and business results. The following adjustments were made to the base salaries of our NEOs in 2014:

Name	Position	Previous Base Salary ($)	Base Salary Effective April 2014 ($)	Increase (%)
G. R. Heminger	President and Chief Executive Officer	1,500,000	1,550,000	3.3
D. C. Templin	Senior Vice President and Chief Financial Officer	650,000	700,000	7.7
A. R. Kenney	President, Speedway LLC	550,000	575,000	4.5
R. D. Bedell	Senior Vice President, Refining	550,000	600,000	9.1
C. M. Palmer	Senior Vice President, Supply Distribution and Planning	500,000	550,000	10.0

The base pay increases for Messrs. Heminger, Templin, Kenney and Bedell were in recognition of continued strong leadership, as well as individual and business performance. Given the absence of a benchmark job for Mr. Palmer, his adjustment was determined with regard to the base pay levels of his relative internal peers, his overall performance and increased responsibilities with the growth of our Company over the past several years.

Annual Cash Bonus Program

The ACB program is a variable incentive program intended to motivate and reward NEOs and other executive officers for achieving short-term (annual) business objectives that drive overall shareholder value while encouraging responsible risk-taking and accountability. Our Compensation Committee approves the establishment of a qualified Section 162(m) funding pool for the ACB program in the first quarter of each year to qualify payments from the program as performance-based compensation. This maximizes our tax deductibility opportunity with respect to the compensation received from the ACB program for executive officers whose Section 162(m) compensation may exceed $1 million. The performance metrics used to determine the 2014 Section 162(m) funding pool were net income and mechanical availability. Net income was chosen as it measures the profitability of the Company. Mechanical availability is an essential element in achieving our financial and operational objectives. It is a significant indicator of the success of our operations as it measures the availability and reliability of the processing equipment in our refinery, pipeline, terminal and marine operations. The funding pool for 2014 was established by our Compensation Committee as the greater of 2% of net income or $15 million if mechanical availability reached 91%. These goals have progressively been made more challenging by our Compensation Committee since the Spinoff, when they were established as the greater of 6% of net income or $50 million if mechanical availability reached 71.25%.

Based on net income attributable to MPC of $2.52 billion, our pool for 2014 was $50.48 million. Therefore, all ACB incentive payments made to our Section 162(m) officers in 2015 for 2014 performance were covered within the pool. The Compensation Committee exercised negative discretion in approving the incentive payments at levels less than what the pool would have otherwise permitted. As a result, all 2014 ACB payments made in 2015 were fully tax-deductible.

In 2014, our Compensation Committee approved a change to the ACB program that reduced CEO discretion to 30% from 35%. This aligns with the Compensation Committee’s drive toward an annual incentive program in which a larger portion of bonuses are determined by pre-established financial, operational, environmental and safety performance measures. The resulting 70%/30% allocation under the ACB program is driven by a number of factors, including the volatility in petroleum-related commodity prices throughout the year, which makes it difficult to establish reliable, pre-determined goals. Regardless of the funding generated by the ACB program, the Compensation Committee has discretion to generally award each of our NEOs and other executive officers up to the limits of any applicable Section 162(m) funding pool, or make no award at all.

The performance metrics used for the 2014 ACB program were:

Performance Metric	Description	Type of Measure
Operating Income Per Barrel	Measures domestic operating income per barrel of crude oil throughput(a), adjusted for unusual business items and accounting changes. This metric compares a group of eight integrated or downstream companies, including MPC.	Financial (relative)
Mechanical Availability(b)	Measures the mechanical availability and reliability of the processing equipment in our refinery pipeline, terminal and marine operations.	Operational (absolute)
SAP Implementation	Implementation of SAP and elimination of transition services at Galveston Bay Refinery as well as implementation of SAP Plant Maintenance at other refineries and midstream assets.	Operational (absolute)
Refining Turnaround Cost	Measures the cost performance of qualifying refinery turnarounds.	Operational (absolute)
Selling, General and Administrative Costs	Actual Selling, General and Administrative Costs expense against budget.	Operational (absolute)
Responsible Care	The metrics below measure our success in meeting our goals for the health and safety of our employees, contractors and neighboring communities, while continuously improving on our environmental stewardship commitment by minimizing our environmental impact.
Marathon Safety Performance Index(c)	Measurement of MPC’s success and commitment to employee safety. Goals are set annually at best-in-class industry performance, focusing on continual improvement. This includes common industry metrics such as Occupational Safety and Health Administration (or OSHA) Recordable Incident Rates and Days Away Rates.	Operational (absolute)
Process Safety Events Score	Measures the success of MPC’s ability to identify, understand and control process hazards, which can be defined as unplanned or uncontrolled releases of highly hazardous chemicals or materials that have the potential to cause catastrophic fires, explosions, injury, plant damage and high-potential near misses or toxic exposures.	Operational (absolute)
Designated Environmental Incidents	Measures environmental performance and consists of tracking certain: a) releases of hazardous substances into air, water or land; b) permit exceedences; and c) government agency enforcement actions.	Operational (absolute)
Quality	Measures the impact of product quality incidents and cumulative costs to MPC (no Category 4 Incident, and costs of Category 3 Incidents).(d)	Operational (absolute)

(a)	This is a per barrel measure of throughput – U.S. downstream segment income adjusted for special items. It includes a total of eight comparator companies (including MPC). Comparator company income is adjusted for special items or other like items as adjusted by MPC. The comparator companies for 2014 were: BP plc; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; Phillips 66; Tesoro Corporation; and Valero Energy Corporation. This is a non-GAAP performance metric. It is calculated as income before taxes, as presented in our audited consolidated financial statements, divided by the total number of barrels of crude oil throughput at the peer’s respective U.S. refinery operations. To ensure consistency of this metric when comparing results to the comparator companies’ results, adjustments to comparator company segment income before taxes are sometimes necessary to reflect certain unusual items reflected in their results.
(b)	Mechanical availability represents the percentage of capacity available for critical downstream equipment to perform its primary function for the full year.
(c)	This metric excluded Speedway. In the event of a fatality, payout is determined by our Compensation Committee. The OSHA Recordable Incident Rate is calculated by taking the total number of OSHA recordable incidents, multiplied by 200,000 and divided by the total number of hours worked.
(d)	A Category 4 Incident is one that involves a fatality. Category 3 Incidents include those where: we incur out-of-pocket costs for incident response and recovery activities, mitigation of customer claims or regulatory penalties in excess of $50,000; a media advisory is issued; or the extenuating circumstances are deemed to be of such severity by our Quality Committee that a recommendation for this category is made to the MPC Quality Steering Committee and is subsequently approved.

The threshold, target and maximum levels of performance for each metric were established for 2014 by evaluating factors such as performance achieved in the prior year(s), anticipated challenges for 2014, our business plan and our overall strategy. At the time the performance levels were set for 2014, the threshold levels were viewed as very likely achievable, the target levels were viewed as challenging but achievable and the maximum levels were viewed as extremely difficult to achieve.

The table below provides both the goals for each metric and our performance achieved in 2014:

Performance Metric	Threshold Level	Target Level	Maximum Level	Performance Achieved	Target Weighting	Performance Achieved
Operating Income Per Barrel	5th Position	3rd or 4th Position	1st or 2nd Position	3rd Position (100% of target)	25.0%	25.0%
Mechanical Availability	91.6%	92.6%	93.6%	93.5% (190% of target)	10.0%	19.0%
SAP Implementation	See footnote for Performance Target Breakdown(1)			Maximum (200% of target)	5.0%	10.0%
Refining Turnaround Cost(2)	$857,520,000	$816,686,000	$800,352,000	$817,941,410 (98% of target)	5.0%	4.9%
Selling, General and Administrative Costs	$1,496,250,000	$1,425,000,000	$1,396,500,000	$1,350,872,000 (200% of target)	5.0%	10.0%
Responsible Care
Marathon Safety Performance Index	0.86	0.58	0.37	0.72 (75% of target)	5.0%	3.8%
Process Safety Events Score	120	73	57	95 (77% of target)	5.0%	3.8%
Designated Environmental Incidents	84	63	42	48 (171% of target)	5.0%	8.6%
Quality	$500,000	$250,000	$125,000	$242,475 (106% of target)	5.0%	5.3%
				Total	70.0%	90.4%

(1)	Threshold: Implement SAP solutions at Galveston Bay and eliminate transition services. Target: Threshold + implement SAP Plant Maintenance at three additional refineries. Maximum: Target + implement SAP Plant Maintenance at two additional refineries.
(2)	A qualifying turnaround is any turnaround with a control estimate over $15,000,000 and duration of at least 14 days. Measures Actual Costs vs. Control Estimates. Threshold: 5% or less over the Control Estimates. Target: At or under the Control Estimates. Maximum: 2% or more under the Control Estimates.

Organizational and Individual Performance Achievements for the 2014 Annual Cash Bonus Program

At the beginning of the year, each NEO and the other executive officers develop individual performance goals relative to their respective organizational responsibilities, which are directly related to our business objectives. The subjective goals used to evaluate the individual performance of our NEOs and other executive officers for 2014 fell into the following general categories:

	Mr. Heminger	Mr. Templin	Mr. Kenney	Mr. Bedell	Mr. Palmer
Talent development, retention, succession and acquisition	✓	✓	✓	✓	✓
Maintaining high mechanical availability and capacity utilization given the heavy turnaround schedule in 2014	✓			✓
Enhancement of shareholder value through return of capital and unlocking midstream asset value	✓	✓
Growth through organic expansion and acquisition opportunities	✓	✓	✓	✓
Growth of market share for gasoline and diesel	✓		✓		✓
Progress on diversity initiatives	✓	✓	✓	✓	✓
Focus on profitability	✓	✓	✓	✓	✓

Our CEO reviews the organizational and individual performance of our other NEOs and executive officers and makes annual bonus recommendations to our Compensation Committee. Key organizational achievements for 2014 were:

•	net income attributable to MPC of $2.52 billion;

•	Speedway’s market expansion on the East Coast and in the Southeast through the successful acquisition of Hess retail and related assets;

•	TSR for 2014 of 3.2% compared to the median TSR of negative 4.2% for our performance unit peer group;

•	sustained focus on shareholder returns with $2.7 billion returned to shareholders through dividends and share repurchases; and

•	grew higher valued and stable cash flow businesses through the additional drop down of assets to MPLX.

The Compensation Committee evaluates the performance of our CEO with input from our full Board and then makes final annual bonus decisions for our NEOs and other executive officers.

Bonus opportunities for our NEOs under the ACB program are communicated as a target percentage of annualized base salary at yearend. Each of our NEOs and other executive officers can generally earn a maximum of 200% of the target award, although our Compensation Committee has discretion to award each of our NEOs and other executive officers up to the limits of any applicable Section 162(m) funding pool, or make no award at all, depending on the overall performance of the Company and the subjective evaluation of each NEO’s and executive officer’s organizational and individual performance. Our Compensation Committee reviews market data provided by its Advisor annually with respect to competitive pay levels and sets specific bonus opportunities for each of our NEOs. Mr. Heminger’s bonus target was adjusted in 2014 to 135% from 125%, which is more reflective of bonus opportunities of CEOs within our direct peer group.

None of our NEOs receives a guarantee of minimum bonus payments.

In February 2015, our Compensation Committee certified the results of our performance metrics for the 2014 ACB program and applied the following formula to determine our NEOs’ and other executive officers’ final award for 2014 performance:

Name	Annualized Base Salary (as of 12/31/14) ($)	Bonus Target as a % of Base Salary (%)	Target Bonus ($)	Performance on Established Metrics (%)	Individual Performance Achieved (%)	Final Award % (as % of Target) (%)	Final Award ($)[1]
G. R. Heminger	1,550,000	135	2,092,500	90.4	100.7	191.1	4,000,000
D. C. Templin	700,000	90	630,000	90.4	84.2	174.6	1,100,000
A. R. Kenney	575,000	75	431,250	90.4	118.2	208.6	900,000
R. D. Bedell	600,000	75	450,000	90.4	87.3	177.7	800,000
C. M. Palmer	550,000	75	412,500	90.4	85.3	175.7	725,000

(1)	The final award is rounded to the nearest $5,000.

Our Compensation Committee exercised its discretion to grant Mr. Kenney more than 200% of target under the ACB program based on his leadership role in the successful $2.82 billion acquisition of Hess retail assets and in recognition of his success transitioning more than 1,250 stores and more than 8,000 employees to Speedway immediately upon closing.

Long-Term Incentive Compensation Program

Annual LTI awards are granted in the form of performance units (40%), stock options (40%) and restricted stock (20%). While each LTI award vehicle generally rewards performance over a multiyear period, the primary purpose of our equity grants is to motivate our NEOs and other executive officers to achieve our long-term business objectives. They also strengthen the alignment between the interests of our executive officers and our shareholders. The award vehicles differ as illustrated below:

LTI Award Vehicle	Form of Settlement	Compensation Realized
Performance Units	25% in MPC common stock; and 75% in cash	$0.00 to $2.00 per unit based on our relative ranking among a group of peer companies
Stock Options	Stock	Stock price appreciation from date of grant to date of exercise
Restricted Stock	Stock	Value of stock upon vesting

Due to the nature of LTI awards, the actual long-term compensation value realized by each of our NEOs and other executive officers will depend on the price of our underlying stock at the time of settlement. LTI awards granted in 2014 were based on an intended dollar value rather than a specific number of performance units, stock options or shares of restricted stock.

The effective grant date of annual LTI awards is March 1. The grant price for stock options is equal to the closing price of a share of MPC common stock on March 1, or the first trading day after March 1 if March 1 is not a trading day. Each of our LTI award vehicles are discussed in more detail below.

Performance Units

Our Compensation Committee believes a performance unit program serves as a complement to stock options and restricted stock. Our program benchmarks MPC’s TSR relative to a peer group. This peer group includes companies within the oil industry as well as a market index. This allows for the cyclicality of our business and commodity prices (crude oil) to be normalized and not directly affect the overall payout of the award. Our

Compensation Committee believes TSR relative to a peer group is the best metric for our performance unit program as it is commonly used by shareholders to measure a company’s performance relative to others within the same industry. Our Compensation Committee believes no other metric better aligns the compensation of our NEOs and other executive officers with shareholder interests. Above target compensation is paid only when our TSR is above the median of the peer group.

TSR for MPC and each of the peer group companies is measured over a 36-month performance cycle. Each performance cycle will have four performance periods consisting of the first 12 months, the second 12 months, the third 12 months, and finally the entire 36 months. MPC’s TSR performance percentile amongst the peer group is measured for each period. The related payout percentage is determined using the following table. However, if MPC’s TSR is negative for a performance period, the payout percentage for that performance period is capped at target (100%) regardless of actual relative TSR ranking.

TSR Percentile	Payout (% of Target)*
100th (Highest)	200%
50th	100%
25th	50%
Below 25th	0%

*	Payout for TSR between percentiles will be determined using linear interpolation.

Each performance unit will have a target value of $1.00 with the actual payout varying from $0.00 to $2.00 (0% to 200% of target). The final value of the award will be determined by multiplying the simple average of the payout percentage for the four performance periods by the number of performance units granted. These grants will then settle 25% in MPC common stock and 75% in cash.

Each peer group member’s TSR is determined by taking the sum of its stock price appreciation or reduction, plus its cumulative dividends, for the specified performance period and dividing that total by the peer group member’s beginning stock price for that period, as shown below:

(Ending Stock Price – Beginning Stock Price) + Cumulative Dividends

Beginning Stock Price

The beginning and ending stock prices used for each peer group member in the TSR calculation will be the average of its respective closing stock prices for the 20 trading days immediately preceding the beginning and ending date of the applicable performance period.

Our Compensation Committee believes the performance unit program does not encourage excessive or inappropriate risk-taking, as the maximum payout is capped at $2.00 per unit.

Performance Units Granted in 2012

Performance units granted in 2012 had a performance cycle of January 1, 2012 through December 31, 2014. More information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of the 2013 Proxy Statement.

In January 2015, our Compensation Committee certified final TSR for the four performance periods, which are as follows:

Performance Period	Position	Percentile Ranking (%)	Payout (% of target)
January 1, 2012 - December 31, 2012	3	71.43	142.86
January 1, 2013 - December 31, 2013	3	71.43	142.86
January 1, 2014 - December 31, 2014	3	71.43	142.86
January 1, 2012 - December 31, 2014	3	71.43	142.86
Average		71.43	142.86

The resulting average of 143% of target provided for a payment equal to $1.4286 per performance unit granted. The Compensation Committee certified the results and approved the following payments to our NEOs:

Name	Target Number of Performance Units	Compensation Committee Approved Payout (143% of Target) ($)
G. R. Heminger	3,000,000	4,285,800
D. C. Templin	640,000	914,304
A. R. Kenney	480,000	685,728
R. D. Bedell	480,000	685,728
C. M. Palmer	440,000	628,584

Performance Units Granted in 2013

Performance units granted in 2013 have a performance cycle of January 1, 2013 through December 31, 2015. They remain outstanding and are included in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table. More information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of the 2014 Proxy Statement.

Performance Units Granted in 2014

After an annual review of market practices, our Compensation Committee again made performance unit grants in February 2014. They approved the following peer group for performance unit awards granted in 2014:

• Chevron Corporation • HollyFrontier Corporation • Phillips 66	• Tesoro Corporation • Valero Energy Corporation • S&P 500 Energy Index	• A small refiner average (or Small Refiner Average) consisting of Alon USA Energy, Inc., PBF Energy, CVR Energy, Inc., Delek US Holdings, Inc. and Western Refining Inc.

Due to the relatively small number of domestic independent downstream companies, a Small Refiner Average is used to include other refiners with which we may compete but that do not have the size or scope of MPC’s operations or those of our other peer companies. The stock prices of the small refiners comprising the Small Refiner Average will be equally weighted to provide an average stock price that will be used as a single data point in the TSR percentile ranking.

The target performance unit award for 2014 for each of our NEOs is as follows:

Name	Target Number of Performance Units
G. R. Heminger	3,200,000
D. C. Templin	704,000
A. R. Kenney	540,000
R. D. Bedell	612,000
C. M. Palmer	510,000

Stock Options

Stock options provide a direct but variable link between an executive officer’s long-term compensation and the long-term value shareholders receive by investing in our Company. Our Compensation Committee believes stock options are inherently performance-based as option holders only realize benefits if the value of our stock increases for all shareholders following the date of grant. The grant price of our stock options is equal to the per-share closing price of MPC common stock on the grant date. Stock options vest in equal installments on the first, second and third anniversary of the date of grant with a maximum term of 10 years. Stock options do not carry voting rights or the right to receive dividends or dividend equivalents.

Restricted Stock

Grants of restricted stock provide diversification in the mix of LTI awards, result in ownership of actual shares of stock and promote retention. Restricted stock grants are also intended to help our NEOs and other executive officers increase their holdings in MPC common stock to comply with established stock ownership guidelines. The value of restricted stock awards are also variable, vesting in equal installments on the first, second and third anniversary of the date of grant. Prior to vesting, recipients have voting rights but dividends are accrued and paid in cash upon vesting.

MPLX Unit Awards

In 2014, our NEOs and other executive officers were also awarded MPLX phantom units and performance units by the Board of Directors of MPLX GP LLC, the general partner of MPLX. MPLX is a publicly traded master limited partnership formed in 2012 by MPC, to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. More information on the design, terms and conditions of these awards can be found in the “Compensation Discussion and Analysis” section of MPLX LP’s Annual Report on Form 10-K for the year ended December 31, 2014.

Pay for Performance

Our Compensation Committee believes our compensation programs provide for a strong “pay for performance” linkage between the compensation provided to our CEO and the Company’s performance relative to its peers. As shown on Figure 1, our one-year TSR of 3.2% is above our performance unit peer group median TSR of negative 4.2%. Our three-year TSR was 177%, which also is above the median TSR of our performance unit peer group of 137% as shown below in Figure 2. Since the Spinoff on June 30, 2011, our TSR has been significant at 130%. We have outpaced the S&P 500 Energy Index, as well as the average of our performance unit peer group since the beginning of 2012, ranking above the median of our performance unit peer group for both 2013 and 2014.

Figure 1

Figure 2

While we have had a TSR equal to 130% since the Spinoff, Mr. Heminger’s compensation, not including the values reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2014 Summary Compensation Table, has increased overall by only 17.4%, as shown below in Figure 3.

Figure 3

We believe our Compensation Committee has provided modest but appropriate increases to Mr. Heminger’s pay package, including a mix of long-term and short-term incentives as described in the “Key Elements of 2014 Named Executive Officer Compensation” section. These incentives have the opportunity of being financially rewarding over the long term. For example, using the December 31, 2014, MPC common stock closing price of $90.26, the intrinsic value of Mr. Heminger’s LTI* granted since 2012 has increased approximately 36% over the grant date fair values as reported in our prior Proxy Statements. However, during this same period, shareholders received an appreciation in MPC common stock price of 171%.

	Restricted Stock		Stock Options		Total
Year Granted	Grant Date Fair Value ($)	Intrinsic Value as of 12/31/2014 ($)	Grant Date Fair Value ($)	Intrinsic Value as of 12/31/2014 ($)	Grant Date Fair Value ($)	Intrinsic Value as of 12/31/2014 ($)
2012	1,500,038	3,258,567	3,000,014	10,233,240	4,500,052	13,491,807
2013	1,440,007	1,570,885	2,880,009	832,667	4,320,016	2,403,552
2014	1,600,037	1,732,270	3,200,023	886,536	4,800,060	2,618,806
Total	4,540,082	6,561,722	9,080,046	11,952,443	13,620,128	18,514,165

*This value does not include performance units as their value is not directly based on the price of MPC common stock.

Other Policies

Stock Ownership Guidelines

Stock ownership guidelines are in place for our NEOs and other executive officers. The guidelines are intended to align the long-term interests of our executive officers and our shareholders. Under these guidelines, our NEOs and other executive officers are expected to hold MPC common stock having a value equal to a multiple of their annualized base salary. The targeted multiples vary among the executive officers depending upon their position and responsibilities:

•	President and CEO – six times annualized base salary;

•	Executive Vice President(s) – four times annualized base salary;

•	Senior Vice President(s)/President, Speedway LLC – three times annualized base salary; and

•	Vice President(s) – two times annualized base salary.

Because the stock ownership guidelines are established as a multiple of each executive officer’s annualized base salary, the value that must be maintained will increase proportionally as their salaries increase. As of December 31, 2014, all of our NEOs met their stock ownership guidelines.

NEOs and other executive officers are not permitted to sell any shares received under our incentive compensation plans unless their respective stock ownership guideline levels are satisfied and maintained after the sale. Additionally, a one-year holding period requirement is in effect for all full-value shares received under our incentive compensation plans. This holding period prevents executive officers from selling any stock or performance units settled in shares for 12 months from the time they are vested or earned. This requirement applies to shares net of taxes at the time of vesting or distribution.

Prohibition on Derivatives and Hedging

In order to ensure our NEOs and other executive officers bear the full risk of MPC common stock ownership, we have always maintained a policy that prohibits hedging transactions related to our common stock or pledging or creating security interests in our common stock, including shares in excess of a stock ownership guideline requirement.

Recoupment/Clawback Policy

Our NEOs and other executive officers are subject to recoupment provisions under the ACB and LTI programs in the case of certain forfeiture events. If we are required, as a result of a determination made by the SEC or our Audit Committee, to prepare a material accounting restatement due to noncompliance with any financial reporting requirement under applicable securities laws as a result of misconduct, our Audit Committee may decide that a forfeiture event has occurred based on an assessment of whether an executive officer: (1) knowingly engaged in misconduct; (2) was grossly negligent with respect to misconduct; (3) knowingly failed or was grossly negligent in failing to prevent misconduct; or (4) engaged in fraud, embezzlement or other similar misconduct materially harmful to us.

Upon our Audit Committee’s decision that a forfeiture event has occurred, our Compensation Committee would have the right to request and receive reimbursement of any portion of an executive officer’s bonus from the ACB program that would not have been earned had the forfeiture event not taken place. In addition, grants of unvested stock options and unvested restricted stock to such executive officer would be subject to immediate forfeiture, as would outstanding performance units. If a forfeiture event occurred either while the executive officer was employed, or within three years after termination of employment, and a payment had previously been made to the executive officer in settlement of performance units, our Compensation Committee would have the right to recoup an amount in cash up to (but not in excess of) the amount paid in settlement of the performance units.

These recoupment provisions are in addition to the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, which provide that the CEO and CFO shall reimburse the Company for any bonus or other incentive-based or equity-based compensation as well as any related profits received in the 12-month period prior to the filing of an accounting restatement due to non-compliance with financial reporting requirements as a result of misconduct. Additionally, all equity grants made since 2012 include provisions making them subject to any clawback provisions required by the Dodd-Frank Act and any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Company’s common stock is listed for trading.

Perquisites

We offer limited perquisites to our NEOs and other executive officers. Based on analysis and advice of our Compensation Committee’s Advisor, the perquisites offered are consistent with those offered by our peer group companies.

Our NEOs and other executive officers are eligible for reimbursement for certain tax, estate and financial planning services for up to $15,000 per year while serving as an executive officer and $3,000 in the year following retirement or death. Our Compensation Committee believes this perquisite is appropriate due to the complexities of income tax preparation for our NEOs and other executive officers, who may, for example, have personal income tax filings in multiple states due to receiving equity compensation in the form of phantom partnership units in MPLX.

We also offer enhanced annual physical health examinations for our senior management, including our NEOs, to promote their health and well-being. Under our program, they can receive a comprehensive physical (generally in the form of a one-day appointment), with procedures similar to those available to all other employees under our health program. The incremental cost of these enhanced physicals is primarily attributable to Company-paid facilities charges and incremental non-network charges.

The primary use of our corporate aircraft is for business purposes and must be authorized by our CEO or another executive officer designated by our Board or our CEO. Occasionally, spouses or other guests will accompany our NEOs or other executive officers on corporate aircraft, or our NEOs or other executive officers may travel for personal purposes on corporate aircraft when space is available on business-related flights. When a spouse’s or guest’s travel does not meet the Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the NEO or other executive officer.

Our Board has authorized and recommends the personal use of corporate aircraft for our CEO in order to promote his safety, security and productivity. The value of such personal use is periodically reported to and monitored by our Compensation Committee and is taxable income to our CEO.

Reportable values for these perquisite programs, based on the incremental costs to us, are included in the “All Other Compensation” column of the 2014 Summary Compensation Table.

We do not provide income tax assistance or tax gross-ups on our executive perquisites such as tax, estate and financial planning services or the personal use of corporate aircraft.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of compensation paid by a public company to any employee who on the last day of the year is the CEO or one of the three other most highly compensated officers (excluding the CFO) up to $1 million. A very important exemption from this requirement is provided for compensation qualifying as “performance-based compensation.”

Our Compensation Committee considers the impact of this rule when developing and implementing the various elements of our executive compensation program. The Compensation Committee generally seeks to maximize corporate tax deductibility under Section 162(m) to the extent we believe the action is not in conflict with the best interests of our shareholders. Accordingly, we have not adopted a policy providing that all compensation must qualify as deductible under Section 162(m). Some amounts realized through the various elements of our compensation program may be determined to not qualify.

Our Compensation Committee approves the establishment of a qualified Section 162(m) funding pool for the ACB program in the first quarter of each year to qualify payments from the program as performance-based compensation. This maximizes our tax deductibility opportunity with respect to the compensation received from the ACB program for executive officers whose Section 162(m) compensation may exceed $1 million. The performance metrics used to determine the 2014 Section 162(m) funding pool were net income and mechanical availability. Net income was chosen as it measures the profitability of the Company. Mechanical availability is an essential element in achieving our financial and operational objectives. It is a significant indicator of the success of our operations as it measures the availability and reliability of the processing equipment in our refinery, pipeline, terminal and marine operations. The funding pool for 2014 was established by our Compensation Committee as the greater of 2% of net income or $15 million if mechanical availability reached 91%.

Based on net income attributable to MPC of $2.52 billion, our pool for 2014 was $50.48 million. Therefore, all ACB incentive payments made to our Section 162(m) officers in 2015 for 2014 performance were covered within the pool. The Compensation Committee exercised negative discretion in approving the incentive payments at levels less than what the pool would have otherwise permitted. As a result, all 2014 ACB payments made in 2015 were fully tax-deductible.

The design of our performance unit awards and stock options qualify each program as performance-based. Therefore compensation received from these awards is fully tax deductible by the Company under Section 162(m).

COMPENSATION-BASED RISK ASSESSMENT

Annually, we review our policies and practices for compensating our employees (including non-executives) as they relate to our risk management profile.

Our Compensation Committee’s Advisor completed a review of our 2014 executive compensation programs in January 2015 and noted the following risk-mitigating factors:

•	the Compensation Committee annually reviews analyses on targeted compensation, actual compensation and stock ownership, and employs a philosophy of targeting total compensation at the peer group median;

•	the mix of fixed vs. variable compensation and cash vs. equity is reasonable;

•	key functions are involved in establishing, reviewing and administering the Company’s incentive plans to ensure accuracy and transparency;

•	incentive awards are generally capped at a maximum payout of 200% of target;

•	metrics used within incentive plans align with shareholder value creation;

•	a comprehensive process is followed when determining incentive goals, which incorporates significant discussion between management and the Compensation Committee;

•	executives are required to comply with a rigorous stock ownership policy and an additional holding policy on earned or vested full value shares;

•	LTI awards vest over multiyear periods;

•	tally sheets for our NEOs are reviewed annually and support compensation decisions;

•	MPC maintains an insider trading policy and an anti-hedging policy;

•	MPC has a recoupment policy that addresses the restatement of results; and

•	the full Board plays an active role in leadership succession planning.

We also presented a review of our non-executive compensation programs to our Compensation Committee, which concluded that any risks arising from the compensation policies and practices for our employees were not reasonably likely to have a material adverse effect on our financial statements.

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Mr. Heminger, our President and Chief Executive Officer, Mr. Templin, our Senior Vice President and Chief Financial Officer, and the other three most highly compensated executive officers of MPC serving as of December 31, 2014, (collectively, our NEOs) for services rendered during 2014, 2013 and 2012.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)

Gary R. Heminger	2014	1,537,500	4,320,037	3,200,023	4,000,000	2,922,115	421,580	16,401,255
President	2013	1,450,000	4,176,007	2,880,009	3,400,000	—	374,912	12,280,928
and Chief Executive Officer	2012	1,250,000	3,900,038	3,000,014	3,250,000	8,002,397	328,219	19,730,668

Donald C. Templin	2014	687,500	950,472	704,020	1,100,000	182,067	126,421	3,750,480
Senior Vice President	2013	631,250	974,407	672,020	1,050,000	192,165	130,663	3,650,505
and Chief Financial Officer	2012	556,250	832,018	640,001	1,025,000	132,858	100,016	3,286,143

Anthony R. Kenney	2014	568,750	729,035	540,002	900,000	1,041,282	207,548	3,986,617
President,	2013	543,750	876,474	432,000	765,000	—	154,757	2,771,981
Speedway LLC	2012	506,250	874,041	480,008	750,000	1,544,029	138,629	4,292,957

Richard D. Bedell	2014	587,500	826,251	612,001	800,000	890,495	96,405	3,812,652
Senior Vice President,	2013	537,500	678,671	468,024	750,000	—	100,517	2,534,712
Refining	2012	485,000	624,034	480,008	750,000	2,270,105	87,594	4,696,741

C. Michael Palmer	2014	537,500	688,529	510,009	725,000	793,637	96,493	3,351,168
Senior Vice President,
Supply, Distribution and Planning

(1)	The amounts shown in this column for calendar year 2014 reflect three months at the January 1, 2014, annualized base salary and nine months at the April 1, 2014, annualized base salary.
(2)	The amounts shown in these columns reflect the aggregate grant date fair value of LTI awarded in the year indicated in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in footnote 23 to the Company’s financial statements as reported on Forms 10-K for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012. These amounts do not include the value of equity awards granted to our NEOs by MPLX. The values of equity awards granted to our NEOs by MPLX in 2013 are as follows: Mr. Heminger, $1,593,015; Mr. Templin, $371,719; Mr. Kenney, $106,205; and Mr. Bedell, $115,067. The values of equity awards granted to our NEOs by MPLX in 2014 are as follows: Mr. Heminger, $2,160,047; Mr. Templin, $475,212; Mr. Kenney, $162,011; Mr. Bedell, $183,603; and Mr. Palmer, $243,041.
(3)	The maximum value of the performance units reported in this column for those receiving 2012 performance unit grants, assuming the highest level of performance is achieved for each NEO, is as follows: Mr. Heminger, $6,000,000; Mr. Templin, $1,280,000; Mr. Kenney, $960,000; and Mr. Bedell, $960,000. The maximum value of the performance units reported in this column for those receiving 2013 performance unit grants, assuming the highest level of performance is achieved for each NEO, is as follows: Mr. Heminger, $5,760,000; Mr. Templin, $1,344,000; Mr. Kenney, $864,000; and Mr. Bedell, $936,000. The maximum value of the performance units reported in this column for those receiving 2014 performance unit grants, assuming the highest level of performance is achieved for each NEO, is as follows: Mr. Heminger, $6,400,000; Mr. Templin, $1,408,000; Mr. Kenney, $1,080,000; Mr. Bedell, $1,224,000; and Mr. Palmer, $1,020,000. Amounts in this column for 2012 and 2013 performance unit grants were previously overstated and have been decreased to reflect the correction of an error related to assumptions used in a Monte Carlo valuation model to determine the grant date fair value of the units.
(4)	The amounts shown in this column reflect the total value of ACB awards earned in the year indicated, which were paid in the following year.
(5)	The amounts shown in this column reflect the annual change in actuarial present value of accumulated benefits under the Marathon Petroleum and Speedway retirement plans. See “Post-Employment Benefits for 2014” and “Marathon Petroleum Retirement Plans” for more information regarding the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings. For the NEOs in which no number is presented, the change was determined to be a reduction in the calculated pension value for the year indicated based on the assumptions used in arriving at the benefit value. For 2013, the change amounts for the applicable NEOs are: Mr. Heminger, ($195,465); Mr. Kenney, ($383,149); and Mr. Bedell, ($190,551).

(6)	We offer very limited perquisites to our NEOs, which, together with our contributions to defined contribution plans, comprise the amounts reported in the All Other Compensation column. The amounts shown in this column are summarized below:

All Other Compensation

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Miscellaneous Perks & Tax Allowance Gross-Ups(d) ($)	Company Contributions to Defined Contribution Plans(e) ($)	Total All Other Compensation ($)

Gary R. Heminger	62,784	2,861	10,091	300	345,544	421,580

Donald C. Templin	—	2,861	2,016	—	121,544	126,421

Anthony R. Kenney	—	2,861	9,504	—	195,183	207,548

Richard D. Bedell	—	2,861	—	—	93,544	96,405

C. Michael Palmer	—	2,861	8,718	120	84,794	96,493

(a)	Our Board has authorized and recommends the personal use of corporate aircraft to promote the safety, security and productivity of our CEO. Additionally, officers are occasionally permitted to invite their spouses or other guests to accompany them on business travel when space is available. The amounts shown in this column reflect the aggregate incremental cost of personal use of corporate aircraft by our NEOs for the period from January 1, 2014, through December 31, 2014. These amounts reflect our incremental cost of travel on corporate aircraft for our NEOs, their spouses or other guests for personal travel. We have estimated our aggregate incremental cost using a methodology that reflects the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees, storage costs, communications charges and other miscellaneous variable costs. Fixed costs, such as pilot compensation, the purchase and lease of aircraft and maintenance not related to travel are excluded from this calculation. We believe this method provides a reasonable estimate of our incremental cost. However, use of this method overstates the actual incremental cost when a flight has a primary business purpose, space is available to transport an officer or his or her guest not traveling for business purposes and no incremental cost is realized by us. No income tax assistance or gross-ups are provided for personal use of corporate aircraft. For 2014, only our CEO had reportable personal use of corporate aircraft.
(b)	All employees, including our NEOs, are eligible to receive an annual physical. Executives may receive an enhanced physical under the executive physical program. The amounts shown in this column reflect the average incremental cost of the executive physical program in excess of the average incremental cost of the employee physical program. Due to privacy concerns and Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual usage or cost of this program by individual NEOs.
(c)	The amounts shown in this column reflect reimbursement for the costs of professional advice related to tax, estate and financial planning up to a specified maximum not to exceed $15,000 per calendar year. For more information on this program refer to the “Perquisites” section of the “Compensation Discussion and Analysis.”
(d)	The amounts shown in this column for Mr. Heminger and Mr. Palmer include nominal amounts for gifts received at Company events for which no tax allowance was provided.
(e)	The amounts shown in this column reflect amounts contributed by us under the tax-qualified Marathon Petroleum Thrift Plan for Messrs. Heminger, Templin, Kenney, Bedell and Palmer, as well as under related non-qualified deferred compensation plans. The amount shown in this column for Mr. Kenney also reflects the amount contributed by us under the tax-qualified Speedway Retirement Savings Plan, as well as under related non-qualified deferred compensation plans. See “Post-Employment Benefits for 2014” and “Marathon Petroleum Retirement Plans” for more information.

Grants of Plan-Based Awards in 2014

The following table provides information regarding all plan-based awards, including cash-based incentive awards and equity-based awards (specifically stock options, restricted stock and performance units) granted to each of our NEOs in 2014. The awards listed in the table below were granted under the Marathon Petroleum Corporation 2012 Incentive Compensation Plan and are described in more detail in the “Compensation Discussion and Analysis.”

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Type of Award	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Gary R. Heminger	Stock Options	3/1/2014	2/25/2014								128,670	83.37	3,200,023
	Restricted Stock	3/1/2014	2/25/2014							19,192			1,600,037
	Performance Units	3/1/2014	2/25/2014				1,600,000	3,200,000	6,400,000				2,720,000
	Annual Cash Bonus			N/A	2,092,500	4,185,000

Donald C. Templin	Stock Options	3/1/2014	2/25/2014								28,308	83.37	704,020
	Restricted Stock	3/1/2014	2/25/2014							4,223			352,072
	Performance Units	3/1/2014	2/25/2014				352,000	704,000	1,408,000				598,400
	Annual Cash Bonus			N/A	630,000	1,260,000

Anthony R. Kenney	Stock Options	3/1/2014	2/25/2014								21,713	83.37	540,002
	Restricted Stock	3/1/2014	2/25/2014							3,239			270,035
	Performance Units	3/1/2014	2/25/2014				270,000	540,000	1,080,000				459,000
	Annual Cash Bonus			N/A	431,250	862,500

Richard D. Bedell	Stock Options	3/1/2014	2/25/2014								24,608	83.37	612,001
	Restricted Stock	3/1/2014	2/25/2014							3,671			306,051
	Performance Units	3/1/2014	2/25/2014				306,000	612,000	1,224,000				520,200
	Annual Cash Bonus			N/A	450,000	900,000

C. Michael Palmer	Stock Options	3/1/2014	2/25/2014								20,507	83.37	510,009
	Restricted Stock	3/1/2014	2/25/2014							3,059			255,029
	Performance Units	3/1/2014	2/25/2014				255,000	510,000	1,020,000				433,500
	Annual Cash Bonus			N/A	412,500	825,000

(1)	Our Compensation Committee approved the awards reported in the table above on February 25, 2014, with a grant date of March 1, 2014.
(2)	The target amounts shown in this column reflect the target annual incentive opportunity for each of our NEOs. No threshold amount is disclosed as our Compensation Committee has discretion to not award an annual incentive under the ACB program. Each NEO may generally earn a maximum of 200% of the target; however, our Compensation Committee has discretion to award each NEO an annual incentive up to the limits of the applicable Section 162(m) funding pool.
(3)	The target amounts shown in this column reflect the number of performance units granted to each of our NEOs. Each performance unit has a target value of $1.00.
(4)	The amounts shown in this column reflect the total grant date fair value of stock options, restricted stock and performance units granted in 2014 in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). The Black-Scholes value used for the stock options was $24.87 per share. The restricted stock value is based on the MPC closing stock price on the grant date, or the next business day if the grant date is not a business day. The price used for the March 1, 2014 grants of restricted stock awards was $83.37. Performance units are designed to settle 25% in MPC common stock and 75% in cash. The performance units have a grant date fair value of $0.85 per unit as calculated using a Monte Carlo valuation model. Assumptions used in the calculation of these amounts are included in footnote 23 to the Company’s financial statements as reported on Form 10-K for the fiscal year ended December 31, 2014.

Stock Options (Option Awards)

Our Compensation Committee granted stock options to our NEOs with a grant date of March 1, 2014. All options vest in one-third increments on the first, second and third anniversaries of the date of grant and expire 10 years following the date of grant. No dividends are paid and there are no voting rights associated with stock options. In the event of the death or retirement (whether mandatory or not) of an NEO, unvested options granted to such NEO as an officer immediately vest and remain exercisable until the earlier of five years following the date of death or retirement or the original expiration date. Unvested options granted to an NEO as a non-officer immediately vest and remain exercisable until the earlier of three years following the date of death or retirement or the original expiration date. In the event of a change in control of the Company and a Qualified Termination, unvested options immediately vest and remain exercisable for the original term of the option. Upon voluntary or involuntary termination of an NEO, unvested options are forfeited. Upon voluntary termination or involuntary termination of an NEO for cause, vested options are cancelled. Upon involuntary termination of an NEO without cause, vested options are exercisable for 90 days following the date of termination.

Restricted Stock (Stock Awards)

Our Compensation Committee granted restricted stock awards to our NEOs with a grant date of March 1, 2014. The restricted stock awards vest in one-third increments on the first, second and third anniversaries of the grant date. Dividends accrue on the restricted stock awards and are paid upon vesting. There are voting rights associated with unvested restricted stock awards. If an NEO retires under our mandatory retirement policy, unvested restricted stock vests and accrued dividends are paid upon the mandatory retirement date (the first day of the month following the officer’s 65th birthday). In the event of the death of an NEO or a change in control of the Company, unvested restricted stock immediately vests and accrued dividends are paid. If an NEO retires or otherwise leaves the Company prior to the vesting date, unvested restricted stock and accrued but unpaid dividends are forfeited.

Performance Units (Equity Incentive Plan Awards)

Our Compensation Committee granted performance units to our NEOs with a grant date of March 1, 2014. Each performance unit has a target value of $1.00 and is designed to settle 25% in MPC common stock and 75% in cash. Payout of these units could vary from $0.00 to $2.00 per unit and is tied to MPC’s TSR over a 36-month period as compared to the TSR of those in our peer group (which consists of the following companies and indices: Chevron Corporation; HollyFrontier Corporation; Phillips 66; Tesoro Corporation; Valero Energy Corporation; the S&P 500 Energy Index; and the Small Refiner Average) for the January 1, 2014, through December 31, 2016, performance period. No dividends are paid and there are no voting rights associated with unvested performance units. If an NEO retires following the completion of one-half of the performance period, the NEO will be eligible to receive, at our Compensation Committee’s discretion, a prorated payout based on the actual results of the entire performance period. In the event of the death of an NEO, or a change in control of the Company, all unvested performance units immediately vest at target levels. If an NEO terminates employment under any other circumstance, unvested performance units are forfeited.

Annual Cash Bonus (Non-Equity Incentive Plan Awards)

Our Compensation Committee established the ACB program as a variable incentive program intended to motivate and reward NEOs for achieving short-term (annual) business objectives that drive overall shareholder value while encouraging responsible risk-taking and accountability. Bonuses are determined at the discretion of our Compensation Committee and the achievement of pre-established goals. If an NEO retires on or after July 1 of the performance year, eligibility for a bonus is at our Compensation Committee’s discretion. In the event of the death of an NEO, a target bonus will be paid. In the event of change in control of the Company and a Qualified Termination, a cash severance is paid in lieu of a bonus. If an NEO terminates employment under any other circumstance, the NEO will be ineligible for a bonus payment.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information regarding unexercised options (vested and unvested), unvested restricted stock and performance units held by each of our NEOs as of December 31, 2014.

		Stock Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(5) (#)	Market Value of Shares or Units of Stock that Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(8) ($)
Gary R. Heminger	5/25/2005	36,659	—		20.20	5/25/2015
	6/1/2006	35,979	—		32.06	6/1/2016
	5/30/2007	35,512	—		51.75	5/30/2017
	2/27/2008	27,589	—		46.08	2/27/2018
	2/25/2009	93,571	—		20.19	2/25/2019
	2/24/2010	123,170	—		24.73	2/24/2020
	2/23/2011	118,372	—		41.69	2/23/2021
	12/5/2011	36,856	—		34.40	12/5/2021
	2/29/2012	140,056	70,029	(2)	41.55	3/1/2022
	2/27/2013	36,909	73,818	(3)	82.74	2/27/2023
	3/1/2014	—	128,670	(4)	83.37	3/1/2024

		684,673	272,517
							42,829	3,865,746	6,080,000	10,422,944
Donald C. Templin	7/1/2011	74,185	—		42.20	7/1/2021
	2/29/2012	29,878	14,940	(2)	41.55	3/1/2022
	2/27/2013	8,612	17,225	(3)	82.74	2/27/2023
	3/1/2014	—	28,308	(4)	83.37	3/1/2024

		112,675	60,473
							9,499	857,380	1,376,000	2,358,877
Anthony R. Kenney	2/25/2009	15,062	—		20.19	2/25/2019
	2/24/2010	23,727	—		24.73	2/24/2020
	2/23/2011	29,621	—		41.69	2/23/2021
	12/5/2011	7,131	—		34.40	12/5/2021
	2/29/2012	22,409	11,205	(2)	41.55	3/1/2022
	2/27/2013	5,536	11,073	(3)	82.74	2/27/2023
	3/1/2014	—	21,713	(4)	83.37	3/1/2024

		103,486	43,991
							10,927	986,271	972,000	1,666,300
Richard D. Bedell	6/1/2006	12,374	—		32.06	6/1/2016
	5/30/2007	8,568	—		51.75	5/30/2017
	5/28/2008	5,725	—		43.38	5/28/2018
	5/26/2010	20,787	—		25.74	5/26/2020
	2/23/2011	29,621	—		41.69	2/23/2021
	12/5/2011	7,972	—		34.40	12/5/2021
	2/29/2012	22,409	11,205	(2)	41.55	3/1/2022
	2/27/2013	5,998	11,996	(3)	82.74	2/27/2023
	3/1/2014	—	24,608	(4)	83.37	3/1/2024

		113,454	47,809
							7,483	675,416	1,080,000	1,851,444

		Stock Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(5) (#)	Market Value of Shares or Units of Stock that Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(8) ($)
C. Michael Palmer	5/30/2007	4,284	—		51.75	5/30/2017
	5/28/2008	5,725	—		43.38	5/28/2018
	5/26/2010	8,649	—		25.74	5/26/2020
	2/23/2011	25,373	—		41.69	2/23/2021
	12/5/2011	5,772	—		34.40	12/5/2021
	2/29/2012	20,542	10,271	(2)	41.55	3/1/2022
	2/27/2013	5,229	10,458	(3)	82.74	2/27/2023
	3/1/2014	—	20,507	(4)	83.37	3/1/2024

		75,574	41,236
							6,468	583,802	918,000	1,573,727

(1)	The dates presented in this column that are prior to June 30, 2011, represent the dates awards were granted by Marathon Oil. All other grant dates represent the grant dates of awards granted by MPC. The Marathon Oil awards were converted to MPC equity awards in connection with the Spinoff and remain subject to the original vesting schedules. Therefore, to assist in understanding the vesting dates associated with the pre-Spinoff awards, we list the original grant dates for all awards of MPC equity.
(2)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. The remaining unvested portion of the grant will become exercisable on March 1, 2015.
(3)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. The remaining unvested portion of the grant will become exercisable in one-half increments on February 27, 2015, and February 27, 2016.
(4)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. This grant will become exercisable in one-third increments on March 1, 2015, March 1, 2016, and March 1, 2017.

(5)	The amounts shown in this column reflect the number of shares of unvested restricted stock held by each of our NEOs on December 31, 2014. Restricted stock grants are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the grant date.

Name	Grant Date	# of Unvested Shares	Vesting Date
Gary R. Heminger	2/29/2012	12,034	3/1/2015
	2/27/2013	11,603	2/27/2015, 2/27/2016
	3/1/2014	19,192	3/1/2015, 3/1/2016, 3/1/2017

		42,829
Donald C. Templin	2/29/2012	2,568	3/1/2015
	2/27/2013	2,708	2/27/2015, 2/27/2016
	3/1/2014	4,223	3/1/2015, 3/1/2016, 3/1/2017

		9,499
Anthony R. Kenney	2/29/2012	3,932	3/1/2015
	2/27/2013	3,756	2/27/2015, 2/27/2016
	3/1/2014	3,239	3/1/2015, 3/1/2016, 3/1/2017

		10,927
Richard D. Bedell	2/29/2012	1,926	3/1/2015
	2/27/2013	1,886	2/27/2015, 2/27/2016
	3/1/2014	3,671	3/1/2015, 3/1/2016, 3/1/2017

		7,483
C. Michael Palmer	2/29/2012	1,765	3/1/2015
	2/27/2013	1,644	2/27/2015, 2/27/2016
	3/1/2014	3,059	3/1/2015, 3/1/2016, 3/1/2017

		6,468

(6)	The amounts shown in this column reflect the aggregate value of all shares of unvested restricted stock held by each NEO on December 31, 2014, using the MPC year-end closing stock price of $90.26.
(7)	The amounts shown in this column reflect the number of unvested performance units held by each of our NEOs on December 31, 2014. Performance unit grants awarded in 2013 and 2014 have a 36-month performance period and are designed to settle 25% in MPC common stock and 75% in cash. Each of these performance unit grants has a target value of $1.00 and payout may vary from $0.00 to $2.00 per unit. Payout is tied to MPC’s TSR as compared to specified peer groups.

Name	Grant Date	# of Unvested Units	Performance Period Ending Date
Gary R. Heminger	2/27/2013	2,880,000	12/31/2015
	3/1/2014	3,200,000	12/31/2016

		6,080,000
Donald C. Templin	2/27/2013	672,000	12/31/2015
	3/1/2014	704,000	12/31/2016

		1,376,000
Anthony R. Kenney	2/27/2013	432,000	12/31/2015
	3/1/2014	540,000	12/31/2016

		972,000
Richard D. Bedell	2/27/2013	468,000	12/31/2015
	3/1/2014	612,000	12/31/2016

		1,080,000
C. Michael Palmer	2/27/2013	408,000	12/31/2015
	3/1/2014	510,000	12/31/2016

		918,000

(8)	The amounts shown in this column reflect the aggregate value of all performance units held by each of our NEOs on December 31, 2014, assuming payout of $1.7143 per unit, which is the next higher performance achievement that exceeds the performance for the performance period ended December 31, 2014.

Option Exercises and Stock Vested in 2014

The following table provides information regarding stock appreciations rights or stock options exercised by our NEOs in 2014, as well as shares of restricted stock vested in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Gary R. Heminger	37,228(3)	2,839,380	61,650	5,140,636
Donald C. Templin	—	—	29,593	2,345,292
Anthony R. Kenney	—	—	10,264	888,547
Richard D. Bedell	—	—	7,284	635,863
C. Michael Palmer	—	—	6,362	554,829

(1)	The amounts shown in this column reflect the actual pre-tax gain realized by our NEOs upon exercise of stock options/stock appreciation rights, which is the fair market value of the shares on the date of exercise less the per share grant price.
(2)	The amounts shown in this column reflect the actual pre-tax gain realized by our NEOs upon vesting of restricted stock, which is the fair market value of the shares on the date of vesting.
(3)	The stock appreciation rights exercised were due to expire in May 2014.

Post-Employment Benefits for 2014

Pension Benefits

We provide tax-qualified retirement benefits to our employees, including our NEOs, under the Marathon Petroleum Retirement Plan. While most employees of Speedway generally do not participate in the Marathon Petroleum Retirement Plan, some receive tax-qualified retirement benefits under the Speedway Retirement Plan. Effective January 1, 2014, select Speedway employees (including Mr. Kenney) began participating in the Marathon Petroleum Retirement Plan. In addition, we sponsor the Marathon Petroleum Excess Benefit Plan and the Speedway Excess Benefit Plan (or Excess Plans) for the benefit of a select group of management and other employees who are “highly compensated” as defined by Section 414(q) of the Internal Revenue Code (annual compensation of $115,000 or more in 2014).

The 2014 Pension Benefits Table below reflects the actuarial present value of accumulated benefits payable to each of our NEOs under the Marathon Petroleum Retirement Plan, the Speedway Retirement Plan and the defined benefit portion of the Excess Plans as of December 31, 2014. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

2014 Pension Benefits Table

The 2014 Pension Benefits Table below reflects the actuarial present value of accumulated benefits payable to each of our NEOs under the Marathon Petroleum Retirement Plan, the Speedway Retirement Plan and the defined benefit portion of the Excess Plans as of December 31, 2014. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year
Gary R. Heminger	Marathon Petroleum Retirement Plan	34.08 years	1,959,285	—
	Marathon Petroleum Excess Benefit Plan	34.08 years	22,407,040	—
	Speedway Retirement Plan	6.48 years	305,413	—
	Speedway Excess Benefit Plan	6.48 years	4,023,377	—
Donald C. Templin	Marathon Petroleum Retirement Plan	3.50 years	84,774	—
	Marathon Petroleum Excess Benefit Plan	3.50 years	422,316	—
Anthony R. Kenney	Marathon Petroleum Retirement Plan	19.83 years	1,265,723	—
	Marathon Petroleum Excess Benefit Plan	19.83 years	4,123,457	—
	Speedway Retirement Plan	18.99 years	546,892	—
	Speedway Excess Benefit Plan	18.99 years	2,569,337	—
Richard D. Bedell	Marathon Petroleum Retirement Plan	35.75 years	1,979,102	—
	Marathon Petroleum Excess Benefit Plan	35.75 years	5,550,974	—
C. Michael Palmer	Marathon Petroleum Retirement Plan	39.42 years	2,261,155	—
	Marathon Petroleum Excess Benefit Plan	39.42 years	4,691,094	—

(1)	The number of years of credited service shown in this column represents the number of years the NEO has participated in the plan. However, plan participation service used for the purpose of calculating each participant’s benefit under the Marathon Petroleum Retirement Plan legacy final average pay formula and the Speedway pension equity formula was frozen as of December 31, 2009. Plan participation service used for the purpose of calculating each participant’s benefit under the Speedway Retirement Plan legacy final average pay formula was frozen on December 31, 1998.
(2)	The present value of accumulated benefit for the Marathon Petroleum Retirement Plan was calculated assuming a discount rate of 3.65%, the RP2000 mortality table for lump sums, a 96% lump sum election rate and retirement at age 62. In accordance with the Marathon Petroleum Retirement Plan provisions and actuarial assumptions, the discount rate for lump sum calculations was 1.00% for all anticipated years of retirement. The present value of accumulated benefit for the Speedway Retirement Plan was calculated assuming a discount rate of 3.65%, the 94GAR mortality table for lump sums, a 96% lump sum election rate and retirement at age 65. In accordance with the Speedway Retirement Plan provisions and actuarial assumptions, the discount rate for lump sum calculations was 2.75% for the anticipated year of retirement for those with Speedway benefits.

Marathon Petroleum Retirement Plans

Marathon Petroleum Retirement Plan

In general, our employees and select employees of Speedway are immediately eligible to participate in the Marathon Petroleum Retirement Plan. The Marathon Petroleum Retirement Plan is primarily designed to help employees provide for an income after retirement. The monthly benefit under the Marathon Petroleum Retirement Plan was equal to the following formula until December 31, 2009:

[	1.6%	×	Final Average Pay	×	Years of Participation	]	—	[	1.33%	×	Estimated Primary Social Security Benefit	×	Years of Participation	]

This formula is referred to as the Marathon legacy benefit formula. Effective January 1, 2010, the Marathon Petroleum Retirement Plan was amended so that participants do not accrue additional years of participation under the Marathon legacy benefit formula. No more than 37.5 years of participation may be recognized under the Marathon legacy benefit formula. Effective January 1, 2013, the Marathon Petroleum Retirement Plan was further amended to eliminate compensation updates in order to comply with IRS discrimination testing requirements as of December 31, 2012. As a result of this change, the final average pay for active participants is equal to the highest average eligible earnings for three consecutive years over the 10-year period ended December 31, 2012. This could cause future benefit accruals under this formula to be significantly less than they would have been had the plan not been amended.

Eligible earnings under the Marathon Petroleum Retirement Plan include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Petroleum Thrift Plan and incentive compensation bonuses. Age continues to be updated under the Marathon legacy benefit formula.

Benefit accruals for years beginning in 2010 are determined under a cash-balance formula. Under the cash-balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service:

•	Participants with less than 50 points receive a 7% pay credit;

•	Participants with at least 50 but less than 70 points receive a 9% pay credit; and

•	Participants with 70 or more points receive an 11% pay credit.

Effective January 1, 2010, participants in the Marathon Petroleum Retirement Plan become fully vested upon the completion of three years of vesting service. Normal retirement age for both the Marathon legacy benefit and cash-balance formulas is 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Marathon legacy benefit formula after reaching age 62.

The forms of benefit available under the Marathon Petroleum Retirement Plan include various annuity options and a lump sum distribution option.

Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 62, the amount of benefit under the Marathon legacy benefit formula is reduced in accordance with the table below:

Age at Retirement	Early Retirement Factor	Age at Retirement	Early Retirement Factor
62	100%	55	75%
61	97%	54	71%
60	94%	53	67%
59	91%	52	63%
58	87%	51	59%
57	83%	50	55%
56	79%

There are no early retirement subsidies under the cash-balance formula. All of our NEOs and other executive officers, except Mr. Templin, are currently eligible for early retirement benefits under the Marathon Petroleum Retirement Plan.

Under the cash-balance formula, plan participants receive pay credits based on age and cash-balance service. For 2014, all of our NEOs and other executive officers, except Mr. Templin, received pay credits equal to 11% of compensation in our qualified plan, which is the highest level of pay credit available under the plan. Mr. Templin received pay credits equal to 9% of compensation in our qualified plan. Additionally, under the terms of his employment offer entered into with our former parent company, Mr. Templin receives additional contributions to our non-qualified plan to ensure that the aggregate contributions from our qualified and non-qualified retirement plans equal 11% of his applicable compensation. Based on the age and service calculation specified in the Marathon Petroleum Retirement Plan, Mr. Templin will receive a supplemental non-qualified contribution set at 2% of eligible compensation in the Marathon Petroleum Excess Benefit Plan. This supplemental contribution will be decreased over time as Mr. Templin’s age and service increase; he will be eligible for the full 11% contribution in his qualified plan in 2023.

Marathon Petroleum Excess Benefit Plan (Defined Benefit)

Marathon Petroleum Company LP (or MPC LP) sponsors the Marathon Petroleum Excess Benefit Plan, an unfunded, non-qualified retirement plan, for the benefit of a select group of management and highly compensated employees. The Marathon Petroleum Excess Benefit Plan generally provides benefits that participants, including our NEOs, would have otherwise received under the tax-qualified Marathon Petroleum Retirement Plan were it not for Internal Revenue Code limitations. Eligible earnings under the Marathon Petroleum Excess Benefit Plan include the items listed above for the Marathon Petroleum Retirement Plan, as well as deferred compensation contributions. The Marathon Petroleum Excess Benefit Plan also provides an enhancement for executive officers using the three highest bonuses earned over the 10-year period up to December 31, 2012, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of executive officer bonuses.

In October 2014, the Marathon Petroleum Excess Benefit Plan was amended and restated by the Compensation Committee. The revised Plan permits the Compensation Committee, on a discretionary basis, to extend a lump sum retirement benefit supplement to individual officers of MPC designed to correct for an age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death as more fully described in the revised Plan. In February 2015, the Compensation Committee extended eligibility for the lump sum retirement benefit supplement to Messrs. Heminger, Kenney and Palmer. The amendment and restatement of the Marathon Petroleum Excess Benefit Plan had no impact on the defined benefit plan compensation of our NEOs in 2014.

A participant must be vested under the Marathon Petroleum Retirement Plan in order for an excess retirement benefit to be payable to the participant.

Marathon Petroleum Thrift Plan

MPC LP sponsors the Marathon Petroleum Thrift Plan, a tax-qualified employee savings plan. In general, our employees and select employees of Speedway, including our NEOs, are immediately eligible to participate in the Marathon Petroleum Thrift Plan. Effective January 1, 2014, certain Speedway employees (including Mr. Kenney) began participating in the Marathon Petroleum Thrift Plan. Participants in the Marathon Petroleum Thrift Plan become fully vested upon the completion of three years of vesting service. The purpose of the Marathon Petroleum Thrift Plan is to assist employees in maintaining a steady program of savings to supplement their retirement income and to meet other financial needs.

The Marathon Petroleum Thrift Plan allows contributions on an after-tax, pre-tax or Roth basis. Employees may elect to make any combination of pre-tax or Roth contributions from 1% to a maximum of 25% of gross pay. Highly compensated employees are limited to a maximum of 12% of gross pay. In addition, employees may elect to make contributions on an after-tax basis from 1% to a maximum of 18% of gross pay. The Company will, for any given pay period, match each participant’s contributions up to a maximum of 7% of gross pay received during the pay period, dollar for dollar, but only out of its accumulated earnings and profits.

Marathon Petroleum Excess Benefit Plan (Defined Contribution)

Certain highly compensated non-officer employees and, prior to January 1, 2006, executive officers who elected not to participate in the Marathon Petroleum Deferred Compensation Plan, comprise those eligible to receive defined contribution accruals under the Marathon Petroleum Excess Benefit Plan. The defined contribution formula in the Marathon Petroleum Excess Benefit Plan is designed to allow eligible employees to receive Company matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations. Participants are vested in their Company matching contributions upon the completion of three years of vesting service.

Defined contribution accruals in the Marathon Petroleum Excess Benefit Plan are credited with interest equal to that paid in the “Marathon Stable Value Fund” option of the Marathon Petroleum Thrift Plan. The annual rate of return on this option for the year ended December 31, 2014, was 1.408%. During 2014, the Marathon Petroleum Excess Benefit Plan provided that all distributions from the plan would be paid in the form of a lump sum following the participant’s separation from service.

As noted, our NEOs no longer participate in the defined contribution formula of the Marathon Petroleum Excess Benefit Plan; all non-qualified Company matching contributions for our NEOs now accrue under the Marathon Petroleum Amended and Restated Deferred Compensation Plan.

Speedway Retirement Plan

Speedway sponsors the Speedway Retirement Plan. The Speedway Retirement Plan is primarily designed to help employees provide for an income after retirement. During his prior service with Speedway, Mr. Heminger participated in the Speedway Retirement Plan. At the time of his participation, the monthly benefit under the Speedway Retirement Plan was calculated under the following formula:

[	2.0%	×	Final Average Pay	×	Years of Participation	]	—	[	2.0%	×	Estimated Primary Social Security Benefit	×	Years of Participation	]

This formula is referred to as the Speedway legacy benefit formula. This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, and no additional years of participation credit are recognized under the Speedway legacy benefit formula beyond that date. No more than 25 years of participation may be recognized under the formula. Effective January 1, 2013, the Speedway Retirement Plan was amended so that final average pay is frozen to be equal to the average eligible earnings for the consecutive 36-month period preceding December 31, 2012. This could cause future benefit accruals under this formula to be significantly less than they would have been had the plan not been amended.

Eligible earnings under the Speedway Retirement Plan include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Speedway Retirement Savings Plan and incentive compensation bonuses. Vesting service and age continue to be updated under the Speedway legacy benefit formula.

Effective January 1, 1999, the Speedway Retirement Plan was amended so that benefits accrued on or after that date would be determined under a pension equity formula.

As an employee of Speedway, Mr. Kenney has accrued a benefit under both the Speedway legacy benefit formula and the pension equity formula. Under the pension equity formula, each year a participant was credited with a percentage of their final average pay. The percentages were based on the sum of a participant’s age plus participation service, as follows:

Age + Participation	Percentage of Final Average Pay
0-29	2.50%
30-39	4.00%
40-49	5.25%
50-59	7.75%
60-69	10.50%
70-79	13.00%
80+	15.50%

The pension equity formula generally provides that a participant’s pension equity accrued balance will equal the sum of the percentages the participant has accrued for each year of participation multiplied by final average pay. This pension equity accrued balance is then converted into an actuarially equivalent annuity payable at normal retirement age, which was the participant’s accrued benefit under the pension equity formula. Effective January 1, 2010, the Speedway Retirement Plan was amended to provide that no additional pension equity percentage accruals would be made under the Speedway Retirement Plan. Vesting service and age continue to be updated under the pension equity formula. The Speedway Retirement Plan was amended to eliminate compensation updates in order to comply with IRS discrimination testing requirements as of December 31, 2012. As a result of this change, final average pay for active employees is equal to average eligible earnings for the consecutive 36-month period preceding December 31, 2012.

For participants who separate from service after 2007, benefits under the Speedway Retirement Plan are fully vested upon the completion of three years of vesting service. Normal retirement age for both the Speedway legacy benefit and pension equity formulas is age 65. The forms of benefit available under the Speedway Retirement Plan include various annuity options and a lump sum distribution option.

Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 65, the amount of benefit under the Speedway legacy benefit formula is reduced in accordance with the table below:

Age at Retirement	Early Retirement Factor	Age at Retirement	Early Retirement Factor
65	100%	57	76%
64	97%	56	73%
63	94%	55	70%
62	91%	54	67%
61	88%	53	64%
60	85%	52	61%
59	82%	51	58%
58	79%	50	55%

There are no early retirement subsidies under the pension equity formula. Messrs. Heminger and Kenney are currently eligible for early retirement benefits under the Speedway Retirement Plan.

Speedway Excess Benefit Plan

Speedway also sponsors the unfunded, non-qualified Speedway Excess Benefit Plan for the benefit of a select group of management and highly compensated employees. This plan provides participants, including Messrs. Heminger and Kenney, with benefits that would have otherwise been received from the tax-qualified Speedway Retirement Plan were it not for Internal Revenue Code limitations. Eligible earnings under the Speedway Excess

Benefit Plan include the items listed above for the Speedway Retirement Plan, as well as deferred compensation contributions. The Speedway Excess Benefit Plan also provides an enhancement for executive officers based on the highest pay, excluding bonuses, for the consecutive 36-month period preceding December 31, 2012, plus the three highest bonuses earned over the 10-year period up to December 31, 2012. The Company believes this enhancement is appropriate in light of the greater volatility of executive officer bonuses. Additionally, this plan provides an enhancement for certain highly compensated employees who are eligible for the Speedway legacy benefit formula described above. These additional benefits are based on the difference between: applicable covered earnings prior to December 31, 1998; and applicable covered earnings during the consecutive 36-month period preceding December 31, 2012. A participant must be vested under the Speedway Retirement Plan in order for an excess retirement benefit to be payable to the participant.

In addition, the Speedway Excess Benefit Plan provides benefits for participants equal to the non-elective 3.5% Company contributions they would have otherwise received under the tax-qualified Speedway Retirement Savings Plan (or RSP) were it not for Internal Revenue Code limitations.

Speedway Retirement Savings Plan

Speedway sponsors the RSP, a tax-qualified employee savings plan. In general, Speedway employees who are age 21 or older and have completed one year of service are eligible to participate in the RSP. The purpose of the RSP is to enable eligible employees to save for retirement. Participants in the RSP become fully vested upon the completion of three years of vesting service. However, highly compensated employees are not eligible to make contributions to the RSP. Therefore, Mr. Kenney is not eligible to make employee contributions or eligible for any Company match contributions.

The RSP also provides an annual 3.5% non-elective Company contribution as applied to eligible compensation as permitted under the law. All employees who are age 21 or older, have completed one year of service, have worked more than 1,000 hours and are employed on the last day of the year are eligible for this contribution. Mr. Kenney was eligible for the contribution that was earned in 2013 and paid in 2014.

Non-Qualified Deferred Compensation

The Non-Qualified Deferred Compensation Table below provides information regarding the non-qualified savings and deferred compensation plans sponsored by the Company or its subsidiaries.

2014 Non-Qualified Deferred Compensation

Name		Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Gary R. Heminger	Marathon Petroleum Excess Benefit Plan	—	—	937	—	59,627
	Marathon Petroleum Deferred Compensation Plan	340,000	327,344	234,620	—	4,270,755
	Emro Marketing Company Deferred Compensation Plan	—	—	7,929	—	248,292
Donald C. Templin	Marathon Petroleum Deferred Compensation Plan	—	105,944	17,926	—	332,579
Anthony R. Kenney	Marathon Petroleum Deferred Compensation Plan	55,740	69,679	43,272	—	725,885
	Speedway Deferred Compensation Plan	77,558	66,572	270,182	—	2,804,745
	Speedway Excess Plan	—	31,807	1,950	—	134,970
	Emro Marketing Company Deferred Compensation Plan	—	—	12,124	—	379,635
Richard D. Bedell	Marathon Petroleum Excess Benefit Plan	—	—	2,939	—	187,042
	Marathon Petroleum Deferred Compensation Plan	—	75,344	3,520	—	251,199
C. Michael Palmer	Marathon Petroleum Excess Benefit Plan	—	—	1,712	—	108,959
	Marathon Petroleum Deferred Compensation Plan	—	66,594	17,405	—	271,437

(1)	The amounts shown in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2014 Summary Compensation Table.
(2)	The amounts shown in this column are also included in the “All Other Compensation” column of the 2014 Summary Compensation Table.
(3)	Of the amounts shown in this column, the following amounts have been reported in our Summary Compensation Tables for previous years: (a) under the Marathon Petroleum Deferred Compensation Plan: Mr. Heminger, $837,326; Mr. Templin, $176,393; and Mr. Bedell, $130,577; (b) under the Speedway Deferred Compensation Plan: Mr. Kenney, $552,308; and (c) under the Speedway Excess Benefit Plan: Mr. Kenney, $66,129.

Marathon Petroleum Deferred Compensation Plan

MPC LP sponsors the Marathon Petroleum Amended and Restated Deferred Compensation Plan (which we refer to as the Marathon Petroleum Deferred Compensation Plan). The Marathon Petroleum Deferred Compensation Plan is an unfunded, non-qualified plan in which our NEOs and other executive officers may participate. This plan is designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner. Participants may defer up to 20% of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. The Marathon Petroleum Deferred Compensation Plan provides for a match on any participant’s salary and bonus deferral equal to the percentage provided by the Marathon Petroleum Thrift Plan, which is currently 7%. Participants are fully vested in their deferrals under the plan. Effective January 1, 2014, Mr. Kenney, who is an employee of Speedway, was eligible to make deferrals to this plan. Additionally, he has a balance in this plan due to his years of employment with MPC LP.

In addition, the Marathon Petroleum Deferred Compensation Plan provides benefits for participants equal to the Company matching contributions they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations. Participants in both the Marathon Petroleum Thrift Plan and the Marathon Petroleum Deferred Compensation Plan are vested in their Company matching contributions upon the completion of three years of vesting service.

Mr. Templin became eligible to participate in the Marathon Petroleum Thrift Plan on July 1, 2012, after completing the plan’s “waiting period.” While in this waiting period, the Marathon Petroleum Deferred Compensation Plan provided Mr. Templin a credit equal to the maximum potential Company match under the Marathon Petroleum Thrift Plan (7%) multiplied by his eligible wages.

The investment options available under the Marathon Petroleum Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Petroleum Thrift Plan with the exception of MPC common stock and BrokerageLink, which are not investment options under the Marathon Petroleum Deferred Compensation Plan. The Marathon Petroleum Deferred Compensation Plan provides that all participants will receive their benefits as a lump sum following separation from service.

Speedway Deferred Compensation Plan

Until January 1, 2014, when certain Speedway employees (including Mr. Kenney) became eligible to participate in the Marathon Petroleum Deferred Compensation Plan, Mr. Kenney participated in the Speedway Deferred Compensation Plan. The Speedway Deferred Compensation Plan is an unfunded, non-qualified plan in which a select group of management and highly compensated employees of Speedway participated. The plan was designed to provide participants the opportunity to save for retirement by deferring income in a tax-effective manner. Participants could defer up to 25% of their salary and bonus each year. Participants are fully vested in their deferrals under the plan.

In addition, the Speedway Deferred Compensation Plan provided benefits for participants, which were intended to be approximately equal to the Company matching contributions they would have otherwise received under the tax-qualified Speedway Retirement Savings Plan but which were not received because highly compensated employees are not permitted to defer compensation under that plan. Speedway, therefore, matched each participant’s deferrals under the Speedway Deferred Compensation Plan at the rate of $0.67 per dollar contributed on the first 6% of compensation deferred up to a maximum of 4% of a participant’s eligible compensation. Participants are fully vested in these matching amounts under the plan.

The Speedway Deferred Compensation Plan provided participants with two non-elective Company contribution amounts. The first Company contribution amount equaled 3.5% of salary deferrals. The purpose of this non-elective Company contribution was to compensate for the ineligibility of coverage for salary deferral amounts under the terms of the RSP. The second Company contribution amount equaled 4% of eligible pay for employment retention purposes.

The investment options available under the Speedway Deferred Compensation Plan generally mirrored the investment options offered to participants under the RSP. All participants in the Speedway Deferred Compensation Plan will receive their benefits as a lump sum following separation from service.

Emro Marketing Company Deferred Compensation Plan

Messrs. Heminger and Kenney also participated in the Emro Marketing Company Deferred Compensation Plan (or Emro Plan) while working at Emro Marketing Company (a former MPC subsidiary). The Emro Plan was frozen to new participants effective December 31, 2009. The employees eligible to participate in the Emro Plan were a select group of management and highly compensated employees.

The Emro Plan is an unfunded, non-qualified plan and was designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Amounts deferred by participants under the Emro Plan are credited with interest at the prime interest rate, adjusted quarterly, which was 3.25% for the quarter ended December 31, 2014. The Emro Plan provides that participants will receive their benefits from the Emro Plan in a lump sum following separation from service.

Section 409A Compliance

Distributions from all non-qualified deferred compensation plans in which our NEOs and other executive officers participate are consistent with Section 409A of the Internal Revenue Code to the extent required. As a result, distribution of amounts subject to Section 409A may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Potential Payments Upon Termination or Change in Control

Retirement

Our employees are eligible for retirement once they reach age 50 and have 10 or more years of vesting service with the Company or its subsidiaries. As of December 31, 2014, Messrs. Heminger, Kenney, Bedell and Palmer were retirement eligible. Upon retirement, our NEOs and other executive officers are entitled to receive their vested benefits that have accrued under our employee and executive benefit programs. For more information about the retirement and deferred compensation programs, see “Pension Benefits” and “Non-Qualified Deferred Compensation.”

In addition, upon retirement, unvested stock options held by our NEOs and other executive officers become immediately exercisable according to the grant terms. Unvested restricted stock awards are forfeited upon retirement (except in the case of a mandatory retirement at age 65, at which time they vest in full). For performance units, if an NEO has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Compensation Committee.

Death or Disability

In the event of death or disability, our NEOs and other executive officers (or their beneficiaries) are entitled to the vested benefits they have accrued under MPC’s employee benefits programs. LTI awards immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, LTI awards continue to vest as if the NEO remained employed for up to 24 months during the period of disability.

Other Termination

No employment or severance agreements are in place for our NEOs and other executive officers except as provided in the Executive Change in Control Severance Benefits Plan, which is described in more detail below.

Change in Control

The Executive Change in Control Severance Benefits Plan provides certain benefits upon a change in control and a Qualified Termination (as defined following the “Potential Payments upon Termination or Termination in the Event of a Change in Control” table) and is designed to ensure continuity of management through a change in control transaction. Upon a change in control and Qualified Termination, our NEOs and other executive officers are eligible to receive:

•	a cash payment of up to three times the sum of the NEO’s current annualized base salary plus three times the highest bonus paid in the three years before the termination or change in control;

•	life and health insurance benefits for up to 36 months after termination at the lesser of the current cost or the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•

a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the NEO under the final average pay formula in our pension plans and those which would be payable if: the NEO had an additional three years of participation service credit; the NEO’s final average pay would be the higher of their salary at the time of the change in control event or termination plus their highest annual bonus from the preceding three years; for purposes of determining early retirement commencement factors, the NEO had three additional years of vesting service credit and three additional years of age; and the NEO’s pension had been fully vested; and

•	a cash payment equal to the difference between amounts receivable under the defined contribution plans of MPC and its subsidiaries and amounts which would have been received if the NEO’s savings had been fully vested.

All unvested awards that NEOs currently hold have a double-trigger provision that provides for stock options and restricted stock to become fully vested and exercisable and performance units to vest at target performance levels upon a change in control with a Qualified Termination.

No excise tax gross-up is provided to any current or future participant under the Executive Change in Control Severance Benefits Plan.

The severance benefits are payable if an NEO is terminated or resigns for good reason (as defined in the Executive Change in Control Severance Benefits Plan) in connection with a change in control, with good reason generally being defined as a reduction in the NEO’s roles, responsibilities, pay or benefits, or the NEO being required to relocate more than 50 miles from his or her current location. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability or resignation (other than for good reason) by the NEO. The Executive Change in Control Severance Benefits Plan provides that the period during which a separation from service for good reason is considered to be in connection with a change in control continues during a potential change in control period and for two years after a change in control.

The table below reflects the amount of compensation payable to each of our NEOs in the event of termination of employment or change in control, assuming in each case the termination occurred on December 31, 2014, and utilized our closing stock price as of that date.

Potential Payments upon Termination or Termination in the Event of a Change in Control

Name	Scenario	Severance(1) ($)	Additional Pension Benefits(2) ($)	Accelerated Options(3) ($)	Accelerated Restricted Stock(4) ($)	Accelerated Performance Units(5) ($)	Other Benefits(6) ($)	Total ($)
Gary R. Heminger	Change in Control (No Termination or Retirement)(7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	14,850,000	25,517,498	4,852,760	3,865,746	6,080,000	46,975	55,212,979
	Voluntary Retirement	—	—	4,852,760	—	—	—	4,852,760
	Resignation (No Retirement)(8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason(10)	—	—	—	—	—	—	—
Donald C. Templin	Change in Control (No Termination or Retirement)(7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)(11)	5,250,000	—	1,052,302	857,380	1,376,000	40,381	8,576,063
	Voluntary Retirement(12)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Resignation (No Retirement)	—	—	—	—	—	—	—
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason(10)	—	—	—	—	—	—	—
Anthony R. Kenney	Change in Control (No Termination or Retirement)(7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	4,020,000	3,443,626	778,667	986,271	972,000	39,323	10,239,887
	Voluntary Retirement	—	—	778,667	—	—	—	778,667
	Resignation (No Retirement)(8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason(10)	—	—	—	—	—	—	—
Richard D. Bedell	Change in Control (No Termination or Retirement)(7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	4,050,000	6,885,653	805,555	675,416	1,080,000	39,519	13,536,143
	Voluntary Retirement	—	—	805,555	—	—	—	805,555
	Resignation (No Retirement)(8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason(10)	—	—	—	—	—	—	—
C. Michael Palmer	Change in Control (No Termination or Retirement)(7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	3,675,000	7,243,569	720,238	583,802	918,000	29,431	13,170,040
	Voluntary Retirement	—	—	720,238	—	—	—	720,238
	Resignation (No Retirement)(8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason(9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason(10)	—	—	—	—	—	—	—

(1)	The payment of cash severance upon a change in control requires both (a) the occurrence of a change in control and (b) a Qualified Termination as specified in the Executive Change in Control Severance Benefits Plan.
(2)	The incremental retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75% male and 25% female; a discount rate of 1.00% for NEOs who are retirement eligible (taking into account the additional three years of age and service credit) and 1.00% for our NEOs who are not retirement eligible; the current lump sum interest rate for the relevant plans; and a lump sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under generally accepted accounting principles in the U.S.
(3)	The amounts shown in this column reflect the value that would be realized if accelerated stock options were exercised on December 31, 2014, taking into account the spread (if any) between the options’ exercise prices and the closing price of our common stock on December 31, 2014.
(4)	The amounts shown in this column reflect the value that would be realized if accelerated restricted stock awards vested on December 31, 2014, taking into account the closing price of our common stock on December 31, 2014.
(5)	The amounts shown in this column reflect the performance unit target vesting amounts that would be payable in the event of a change in control with each performance unit having a target value of $1.00.
(6)	Other benefits include 36 months of continued health, dental and life insurance coverage in the event of a change in control.
(7)	As all grants require a change in control and a Qualified Termination (as specified in the Executive Change in Control Severance Benefits Plan) before vesting, no value is reported in this row.
(8)	As of December 31, 2014, Messrs. Heminger, Kenney, Bedell and Palmer were eligible to retire under our retirement plan and therefore no amounts for resignation have been calculated.
(9)	Our NEOs are eligible for the same termination allowance plan available to all other employees, which would pay a severance between eight and 62 weeks of salary based either on service or level of base salary. Payments under the plan are at the discretion of our Compensation Committee.
(10)	Payments would be at the discretion of our Compensation Committee for involuntary termination for cause or with good reason.
(11)	The additional pension benefits due to a change in control and subsequent Qualified Termination are attributable solely to the final average pay formula in the Executive Change in Control Severance Benefits Plan. Given the date of hire of Mr. Templin, he is not eligible for any benefit under this formula.
(12)	Mr. Templin was not eligible to retire as of December 31, 2014.

The definition of a change in control for purposes of the Executive Change in Control Severance Benefits Plan is summarized as follows. Included is any change in control required to be reported pursuant to certain securities laws and provides that a change in control will have occurred if:

•	any person acquires beneficial ownership of 20% or more of the voting power of the Company’s outstanding securities (excluding the Company itself and certain affiliated persons);

•	the following individuals cease for any reason to collectively constitute a majority of our Board of Directors: (1) individuals who constituted the majority of the directors serving on our Board as of the date of the plan (October 25, 2012); and (2) directors who assume office after the date of the plan (other than any directors who assume office in connection with an actual or threatened election contest) and were approved or nominated for election by two-thirds of the directors that either were in office as of the date of the plan or who were previously nominated and assumed office in this manner;

•	the Company or any direct or indirect subsidiary of the Company is involved in a merger or consolidation with any other entity other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the voting power of the surviving entity;

•	the Company shareholders approve a plan of complete liquidation; or

•	the Company sells all or substantially all of its assets.

In addition, if any person takes certain actions that could result in a change in control, a potential change in control will have occurred. The definition of a potential change in control for purposes of the Executive Change in Control Severance Benefits Plan is, in general, a potential change in control that would occur upon the Company entering into an agreement that could result in a change in control, any person becoming the owner of 15% or more of our common stock, a public announcement by any person or entity stating an intention to acquire the Company or a determination by our Board that a potential change in control has occurred.

The definition of a Qualified Termination is one where an NEO separates from service (as set forth under Internal Revenue Code section 409A) within two years after the date of a change in control unless such separation from service is:

•	due to death or disability;

•	effected by the Company for cause;

•	effected by the employee other than for good reason; or

•	on or after the date the employee attains age 65.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Directors, Officers and Immediate Family Members

Our director John Surma retired as the chief executive officer of United States Steel Corporation (or U.S. Steel), effective September 1, 2013, and as executive chairman of U.S. Steel effective December 31, 2013. In 2001, U.S. Steel was spun off from USX Corporation, which is now Marathon Oil. Prior to the spinoff of U.S. Steel from Marathon Oil, Mr. Surma served in various executive positions with our former parent, Marathon Oil, and its operating businesses including Speedway and MPC LP. In 2002, Mr. Surma joined U.S. Steel and ceased being an employee or officer of Marathon Oil.

As we reported in our 2012 Proxy Statement, proceeds from the non-qualified MPC LP and Speedway pension and savings plans relating to Mr. Surma’s prior service with Marathon Oil and its affiliates continued to be maintained as unfunded liabilities and accrued earnings in accordance with the applicable plans until Mr. Surma’s retirement from U.S. Steel. As a result of his end-of-year 2013 retirement from U.S. Steel, Mr. Surma received payments totaling $4,261,858 from these plans in 2014.

Darla Burns, the sister of MPC President and CEO, Gary Heminger, serves as a feedstock acquisition supervisor for our wholly-owned subsidiary, MPC LP. Ms. Burns has been employed by MPC LP or its affiliates for 27 years. In 2014, she was paid compensation in the amount of $160,589.

Matthew D. Bedell, the son of MPC Senior Vice President of Refining, Richard D. Bedell, serves as a refining engineer for our wholly-owned subsidiary, MPC LP. Matthew Bedell has been employed by MPC LP or its affiliates for two years. In 2014, he was paid compensation in the amount of $127,903.

Relationship with MPLX

On December 1, 2014, MPLX entered into a partnership interests purchase and contribution agreement with MPLX Operations LLC (or MPLX Operations), MPLX Logistics Holdings LLC (or MPLX Logistics Holdings) and MPL Investment LLC (or MPL Investment). MPLX Operations is a direct wholly-owned subsidiary of MPLX, and each of MPLX Logistics Holdings and MPL Investment is an indirect wholly-owned subsidiary of MPC. In accordance with the terms of the agreement, effective as of December 1, 2014, MPLX Operations purchased from MPL Investment 22.875% of the outstanding partnership interests of MPLX Pipe Line Holdings LP (or Pipe Line Holdings) and MPLX accepted a contribution of 7.625% of outstanding partnership interests of Pipe Line Holdings from MPLX Logistics. Immediately following the closing of this transaction, MPLX contributed the 7.625% interest in Pipe Line Holdings to MPLX Operations.

On December 8, 2014, MPLX issued 6,374,104 common units, which reduced MPLX Logistics Holdings’ percentage of beneficial ownership of the limited partner interests in MPLX from 71.6% to 69.5%, based upon 43,341,098 common units and 36,951,515 subordinated units issued and outstanding as of December 8, 2014. As of March 1, 2015, we own through our affiliates 19,980,619 common units and 36,951,515 subordinated units of MPLX, representing a 69.5% limited partner interest in MPLX. In addition, as of March 1, 2015, we own through our affiliates 100% of MPLX GP LLC, which in turn owns 1,638,625 general partner units of MPLX, representing a 2.0% general partner interest in MPLX, as well as all of MPLX’s incentive distribution rights. MPLX GP LLC manages MPLX’s operations and activities through its officers and directors. Gary R. Heminger, Donald C. Templin, Pamela K.M. Beall, John S. Swearingen, Timothy T. Griffith and J. Michael Wilder serve as executive officers of both the Company and MPLX GP LLC. Accordingly, we view transactions between MPLX and us as related party transactions.

MPLX Pipe Line Holdings LP

In connection with the closing of the MPLX initial public offering, we entered into an amended and restated limited partnership agreement of Pipe Line Holdings, pursuant to which we received a 49% limited partner interest and MPLX received a 51% general partner interest in Pipe Line Holdings. On May 1, 2013, and March 1, 2014, respectively, we sold an additional 5% and 13% interest in Pipe Line Holdings to MPLX. As noted above, on December 1, 2014, we sold and contributed a total additional 30.5% interest to MPLX. Subsequent to these transactions, MPLX owns a 99.5% general partner interest in Pipe Line Holdings, and we own a 0.5% limited partner interest.

Distributions from Pipe Line Holdings

Pursuant to its amended and restated limited partnership agreement, Pipe Line Holdings distributes all of its distributable cash to us and MPLX on a prorata basis as of the end of each quarter. In 2014, we received $47 million in cash distributions from Pipe Line Holdings.

Distributions from MPLX

Pursuant to its first amended and restated agreement of limited partnership, MPLX makes cash distributions to its unitholders, including us as the direct and indirect holder of an aggregate 19,980,619 common units and 36,951,515 subordinated units, as well as a 2.0% general partner interest. If distributions exceed the minimum quarterly distribution and target distribution levels, the general partner is entitled to increasing percentages of the MPLX distributions, up to 48% of MPLX distributions above the highest target distribution level. In 2014, we received $72 million in cash distributions with respect to our common and subordinated units and $4 million in cash distributions with respect to our general partner interest.

Reimbursements from MPLX

Pursuant to its first amended and restated agreement of limited partnership, MPLX is required to reimburse MPLX GP LLC and its affiliates, including MPC, for all costs and expenses that MPLX GP LLC and its affiliates, including MPC, incur on MPLX’s behalf for managing and controlling MPLX’s business and operations. Except to the extent specified under the omnibus agreement (described below), MPLX GP LLC determines the amount of these expenses and such determinations are required to be made in good faith in accordance with the terms of the first amended and restated agreement of limited partnership. In 2014, MPLX GP LLC was reimbursed $3 million for costs and expenses incurred on behalf of MPLX.

Transportation and Storage Services Agreements

We are a party to long-term, fee-based transportation and storage services agreements with MPLX. Under these agreements, MPLX provides transportation and storage services to us, and we provide MPLX with minimum quarterly throughput and storage volumes of crude oil and products, and minimum storage volumes of butane. We incurred aggregate expenses of $451 million in transportation and storage fees for 2014 under these transportation and storage services agreements.

Operating Services Agreements

We are a party to an operating services agreement with MPLX, under which MPLX operates various pipeline systems owned by us. In addition, we are a party to operating services agreements with Marathon Pipe Line LLC (or MPL), a wholly-owned subsidiary of Pipe Line Holdings. MPL operates various pipeline systems owned by us. Under these operating services agreements, we pay MPL an operating fee for operating the assets and reimburse MPL for all direct and indirect costs associated with operating the assets. Most of these agreements are indexed for inflation. These agreements have terms ranging from one to five years and automatically renew unless terminated by either party. We incurred an aggregate of $21 million in operating fees and reimbursed MPL for $8 million of costs and expenses for 2014 under these operating services agreements.

Management Services Agreements

We are a party to two management services agreements with MPLX, under which MPLX provides certain management services to us with respect to certain of our retained pipeline assets. We pay MPLX a fixed annual fee under the agreements for providing the management services, as adjusted for inflation and changes in the scope of management services provided. We incurred an aggregate of $1 million in management fees for 2014 under these management services agreements.

Omnibus Agreement

We are a party to an omnibus agreement with MPLX, under which MPLX pays a fixed annual fee to us for the provision of executive management services by certain executive officers of MPLX GP LLC, as well as certain general and administrative services and marketing and transportation engineering services. The omnibus agreement also requires MPLX to reimburse us for any out-of-pocket costs and expenses incurred by us in providing these services. Also under the omnibus agreement, we agreed to indemnify MPLX for certain matters, including environmental, title and tax matters. We offset expenses by $55 million for services rendered to MPLX.

Employee Services Agreements

We are a party to two employee services agreements with MPLX, under which MPLX reimburses us for the provision of certain operational and management services in support of our pipelines, barge dock, butane cavern and tank farms. We offset expenses by $97 million for 2014 under these employee services agreements.

Time Sharing Agreement

We are a party to a time sharing agreement with MPLX GP LLC under which MPLX GP LLC is entitled to use certain aircraft leased and operated by MPC in connection with the management and operations of MPLX. Under this agreement, MPLX GP LLC reimburses MPC for the costs associated with leasing and operating the aircraft based on MPLX GP LLC’s actual use of the aircraft. The agreement shall remain in effect until terminated by either party. There were reimbursement payments of less than $1 million made by MPLX GP LLC to MPC under the time sharing agreement for 2014.

Policy and Procedures with Respect to Related Person Transactions

Our written policy with respect to related person transactions is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Related Person Transactions.” This policy contains procedures for reviewing and approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and our shareholders.

The material features of the policy and procedures for reviewing and approving or ratifying related person transactions are as follows:

•	In response to an annual questionnaire, directors, director nominees and executive officers are required to submit updated information sufficient for the Corporate Governance and Nominating Committee to identify the existence and evaluate possible related person transactions not previously approved or ratified. In addition, known transactions with beneficial owners of 5% or more of our common stock are also assessed;

•	In the event a related person transaction has not been previously approved or previously ratified, it is required to be submitted to the Corporate Governance and Nominating Committee. Based on the conclusions reached, the Corporate Governance and Nominating Committee is further required to consider whether ratification, amendment or termination of the related person transaction is in the best interests of the Company and our shareholders; and

•	No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the Corporate Governance and Nominating Committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Corporate Governance and Nominating Committee.

COMPENSATION POLICIES AND PRACTICES FOR EMPLOYEES

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on MPC.

DELIVERY OF A SINGLE SET OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE MARATHON PETROLEUM CORPORATION SHAREHOLDERS (HOUSEHOLDING)

We are delivering only one set of proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders sharing such address. Upon request, we will forward a separate copy of proxy materials to any shareholder at your address. If you wish to receive a separate copy of the proxy materials, you may call us at (419) 421-3711 or write to us at Marathon Petroleum Corporation, Shareholder Services Office, 539 South Main Street, Findlay, OH 45840. Shareholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single set by calling us at the above number or writing to us at the above address.

SOLICITATION STATEMENT

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee of $18,500 plus reimbursement for certain expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

J. Michael Wilder

Secretary

March 16, 2015

Marathon Petroleum Corporation

539 South Main Street, Findlay, Ohio

To Toledo / Detroit
Township Rd. 99
Trenton Ave.
224
EXIT 159
FINDLAY HIGH SCHOOL
75
Blanchard St.
Fostoria Ave.
12
224
Tiffin Ave.
Main St.
Main Cross St.
EXIT 157
12
COURT HOUSE
Osborne
W. Sandusky St.
E. Sandusky St.
568
Hardin St.
Lincoln St.
Marathon Petroleum Corporation
EXIT 156
N
Blanchard Ave.
Sixth St.
37
Lima Ave.
HOSPITAL
FINDLAY AIRPORT
75
68
Main St.
15
To Lima / Dayton
To US-23 /OH-15 Columbus

From Toledo / Detroit

- I-75 South toward Dayton
- Take exit 157 for OH-12 toward Findlay / Columbus Grove
- Turn left onto OH-12 E, West Main Cross St., 1.2 miles
- Turn right onto South Main St. at Hancock County courthouse
- Marathon Petroleum Corporation will be on the left, 0.2 miles
- Turn left onto Hardin Street. Watch for signs for shareholder parking.

From Lima / Dayton

- I-75 North toward Toledo
- Take exit 157 for OH-12 toward Columbus Grove / Findlay
- Turn right onto OH-12 E, West Main Cross St., 1.1 miles
- Turn right onto South Main St. at Hancock County courthouse
- Marathon Petroleum Corporation will be on the left, 0.2 miles
- Turn left onto Hardin Street. Watch for signs for shareholder parking.

From Marion / Columbus

- US-23 North
- Slight right to stay on US-23 N
- Continue onto OH-15 West
- Take the US-68 ramp toward Kenton / South Main St.
- Turn right onto South Main St.
- Continue to follow South Main St.
- Marathon Petroleum Corporation will be on the right
- Turn right onto Hardin Street. Watch for signs for shareholder parking.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 29, 2015.

MARATHON PETROLEUM CORPORATION	Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 2, 2015
Date: April 29, 2015 Time: 10:00 AM Eastern Time
Location: Marathon Petroleum Corporation
539 South Main Street
Findlay, OH 45840-3229
You are receiving this communication because you hold shares in the company named above.
MARATHON PETROLEUM CORP 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

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— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote shares held in registered form.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

Your Board of Directors recommends you vote FOR the following Class I Directors for a three-year term expiring in 2018:

1.	Election of Class I Directors
Nominees:
01) David A. Daberko 02) Donna A. James 03) James E. Rohr

Your Board of Directors recommends you vote FOR Items 2 and 3:

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2015.

3.	Advisory approval of the company’s 2015 named executive officer compensation.

Your Board of Directors recommends you vote AGAINST Item 4:

4.	Shareholder proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.

MARATHON PETROLEUM CORP 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, April 28, 2015, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 26, 2015, for shares held in the Marathon Petroleum Thrift Plan. Have your proxy card and voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, April 28, 2015, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 26, 2015, for shares held in the Marathon Petroleum Thrift Plan. Have your proxy card and voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83363-P58751-Z65123                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — —  — — — — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD AND VOTING INSTRUCTION FORM ARE VALID ONLY WHEN SIGNED AND DATED.

MARATHON PETROLEUM CORP		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you withhold authority to vote on the line below.
Your Board of Directors recommends you vote FOR the following Class I Directors for a three-year term expiring in 2018:
		☐	☐	☐

1.	Election of Class I Directors
Nominees:

01) David A. Daberko
02) Donna A. James
03) James E. Rohr

Your Board of Directors recommends you vote FOR Items 2 and 3:						For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2015.					☐	☐	☐

3.	Advisory approval of the company’s 2015 named executive officer compensation.					☐	☐	☐

Your Board of Directors recommends you vote AGAINST Items 4:

4.	Shareholder proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.					☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M83364-P58751-Z65123

Proxy Card and Voting Instruction Form

This Proxy Card and Voting Instruction Form are solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 29, 2015

For shares held by registered holders

  The undersigned hereby appoints Thomas J. Usher, Gary R. Heminger and Donald C. Templin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marathon Petroleum Corporation common stock registered to the undersigned which the undersigned is entitled to vote (the “Registered Shares”) and, in their discretion, to vote the Registered Shares upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 29, 2015, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote the Registered Shares unless you sign and return the proxy card.

For shares held in the Marathon Petroleum Thrift Plan

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Petroleum Thrift Plan. The undersigned, as a participant in the Marathon Petroleum Thrift Plan, hereby directs the Trustee to vote the number of shares of Marathon Petroleum Corporation common stock credited to the undersigned’s account under the Marathon Petroleum Thrift Plan (the “Credited Shares”) at the Annual Meeting of Shareholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the 2015 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote Credited Shares upon such other matters as may properly come before the Meeting. Your vote is confidential. The Credited Shares will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 26, 2015, the Credited Shares will not be voted. You cannot vote the Credited Shares in person at the Annual Meeting; the Trustee is the only one who can vote the Credited Shares.

PROXY CARD AND VOTING INSTRUCTION FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

MARATHON PETROLEUM CORP 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, April 26, 2015, for shares held in the United States Steel Corporation Savings Fund Plan for Salaried Employees. Have your voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, April 26, 2015, for shares held in the United States Steel Corporation Savings Fund Plan for Salaried Employees. Have your voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83361-P58751                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — —  — — — — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED

MARATHON PETROLEUM CORP		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you withhold authority to vote on the line below.
Your Board of Directors recommends you vote FOR the following Class I Directors for a three-year term expiring in 2018:
		☐	☐	☐

1.	Election of Class I Directors
Nominees:

01) David A. Daberko
02) Donna A. James
03) James E. Rohr

Your Board of Directors recommends you vote FOR Items 2 and 3:						For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2015.					☐	☐	☐

3.	Advisory approval of the company’s 2015 named executive officer compensation.					☐	☐	☐

Your Board of Directors recommends you vote AGAINST Item 4:

4.	Shareholder proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.					☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — —  — — — — — — — — — — —  — — — — — — —  — — — — — — —  — — — — — — — — — — —  — —

M83362-P58751

Voting Instruction Form

This Voting Instruction Form is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 29, 2015

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the United States Steel Corporation Savings Fund Plan for Salaried Employees (the “USS Plan”). The undersigned, as a participant in the USS Plan, hereby directs the Trustee to vote the number of shares of Marathon Petroleum Corporation common stock credited to the undersigned’s account under the USS Plan (the “Credited Shares”) at the Annual Meeting of Shareholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the 2015 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote Credited Shares upon such other matters as may properly come before the Meeting. Your vote is confidential. The Credited Shares will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 26, 2015, the Credited Shares will not be voted. You cannot vote the Credited Shares in person at the Annual Meeting; the Trustee is the only one who can vote the Credited Shares.

VOTING INSTRUCTION FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

All Correspondence to: Computershare Investor Services PLC The Pavilions, Bridgwater Road, Bristol, BS99 6ZY

MR A SAMPLE < DESIGNATION> SAMPLE STREET SAMPLE TOWN SAMPLE CITY SAMPLE COUNTY AA11 1AA

Form of Direction - Annual Meeting to be held on 29 April 2015

To be effective, all forms of direction must be lodged with Computershare Plan Managers at:

Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by 22 April 2015 at 12.00 noon.

Explanatory Notes:

1.

Please indicate, by placing ‘X’ in the appropriate space overleaf, how you wish your votes to be cast in respect of each of the Resolutions. If this form is duly signed and returned, but without specific direction as to how you wish your votes to be cast, the form will be rejected.

2.	Any alterations made in this form should be initialled.
3.	Full details of the resolutions are contained in the enclosed Proxy Statement.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services PLC accept no liability for any instruction that does not comply with these conditions.

All Named Holders
MR A SAMPLE < Designation> Additional Holder 1 Additional Holder 2
Additional Holder 3
Additional Holder 4

11635_70734_MAIL/000001/000001/SG151/i123

Form of Direction			+
Please use a black pen. Mark with an X inside the box as shown in this example.	☒	C0000000000

I, the undersigned being a participant in the Marathon Oil Share Plans, hereby instruct EES Trustees Ltd. (the Trustee of the Plans) to vote or cause to be voted any shares of common stock of Marathon Petroleum Corporation held by them on my behalf and entitled to vote at the Annual Meeting of Shareholders of Marathon Petroleum Corporation to be held on Wednesday, 29 April 2015 and at any adjournment or postponement thereof.

Your Board of Directors recommends you vote FOR the Class I Director Nominees referenced in Item 1 for a three-year term expiring in 2018.

Your Board of Directors recommends you vote FOR Items 2 and 3.

Your Board of Directors recommends you vote AGAINST Item 4.

Election of Directors		For	Against	Abstain
1.	(a) David A. Daberko	☐	☐	☐

	(b) Donna A. James	☐	☐	☐

	(c) James E. Rohr	☐	☐	☐

		☐	☐	☐

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2015.	☐	☐	☐

3.	Advisory approval of the company’s 2015 named executive officer compensation.	☐	☐	☐

4.	Shareholder proposal seeking the adoption of quantitative greenhouse gas emission reduction goals and associated reports.	☐	☐	☐

Signature	Date

DD / MM / YY

¢	H 913 04 M R O	+